Exhibit 10.1

Execution Version

FIRST AMENDMENT AND LIMITED WAIVER TO CREDIT AND GUARANTY AGREEMENT

THIS FIRST AMENDMENT AND LIMITED WAIVER TO CREDIT AND GUARANTY AGREEMENT (this “Agreement”) is entered into as of June 19, 2026, by and among AMERICA’S CAR MART, INC., an Arkansas corporation (“ACM”), COLONIAL AUTO FINANCE, INC., an Arkansas corporation (“Colonial”), TEXAS CAR-MART, INC., a Texas corporation (“TCM”, and together with ACM and Colonial, the “Borrowers” and each, a “Borrower”), AMERICA’S CAR-MART, INC., a Texas corporation (the “Parent”), certain subsidiaries of the Borrowers party hereto as Guarantors, the Lenders party hereto and SILVER POINT FINANCE, LLC, as administrative agent and collateral agent (in such capacities, the “Agent”).

RECITALS

A.                 The Agent, the Lenders, the Borrowers and the Guarantors have entered into that certain Credit and Guaranty Agreement, dated as of October 30, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”, and as further amended by this Agreement, the “Credit Agreement”).

B.                  The Lenders have extended credit to the Borrowers for the purposes permitted in the Existing Credit Agreement.

C.                 The Credit Parties have requested that the Lenders and the Agent waive the following expected or anticipated Events of Default (collectively, the “Specified Defaults”):

(a)                the failure and expected failure of the Borrowers to comply with the financial covenant contained in Section 6.15(a) of the Credit Agreement (relating to minimum Liquidity) solely for the period from May 29, 2026 through and including the Scheduled Termination Date (as defined below);

(b)                the failure and expected failure of the Borrowers to comply with the financial covenant contained in Section 6.15(b) of the Credit Agreement (relating to the minimum Collateral Coverage Ratio) solely for the last days of the calendar months ending on or prior to the Scheduled Termination Date;

(c)                the expected failure of the Borrowers to comply with the covenant contained in Section 5.1(c) of the Credit Agreement (relating to delivery of an unqualified report of independent certified public accountants) solely with respect to the audited financial statements for the Fiscal Year ending April 30, 2026;

(d)                the failure and expected failure of the Borrowers to comply with the Additional Reporting Period reporting covenants contained in Sections 5.1(k) (relating to delivery of weekly Borrowing Base reports);

(e)                the failure of the Borrowers prior to the date hereof to comply with the Additional Reporting Period reporting covenant contained in Section 5.1(l) (relating to delivery of weekly Liquidity Reports); and

(f)                 any Event of Default resulting from any failure of any Credit Party to notify the Agents or the Lenders of any of the foregoing.

D.                 The Lenders party hereto (constituting the Requisite Lenders) and the Agent have agreed to waive solely the Specified Defaults for the period of time set forth herein, but only to the extent in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below

E.                  The Borrowers, the Lenders party hereto and the Agent have further agreed to amend certain provisions of the Existing Credit Agreement, but only to the extent in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Credit Agreement. The following terms used herein, including in the schedules hereto, shall have the following meanings:

“Budget Testing Period” means each of the following, as applicable: (a) in each case beginning on June 19, 2026, (i) the substantially two-week period ending on July 3, 2026 and (ii) the substantially four-week period ending on July 17, 2026, and (b) thereafter, each four-week period ending on each following Friday.

“Equity Financing” means any sale or issuance of common stock or preferred stock of the Parent or any cash contribution to the common stock of the Parent (and in the case of any preferred stock, on terms and conditions reasonably satisfactory to the Requisite Lenders).

“Financial Advisor” means FTI Consulting, Inc.

“Independent Directors” means, individually and collectively, Adam Paul, Gil Nathan and the Specified Independent Director.

“Investment Banker” means Houlihan Lokey Capital, Inc.

“Material Action” means any of the following actions:

(i)                 incurring any Indebtedness for borrowed money or making any Investment, other than (i) ordinary course intercompany Investments among the Credit Parties and (ii) a Permitted Warehouse Facility;

(ii)               selling or otherwise disposing of any asset or assets of any Credit Party with a fair market value in excess of $500,000 in the aggregate subsequent to the Effective Date, other than (A) Inventory sold or otherwise disposed of in the Ordinary Course of Business and (B) sales of fee owned Real Estate Asset, so long as (1) the consideration received for such Real Estate shall be in an amount at least equal to the Fair Market Value thereof (determined in good faith by the Borrowers), (2) no less than 75% thereof shall be paid in Cash and (3) 100% of the Net Asset Sale Proceeds of such sales shall be applied as mandatory prepayments under Section 2.10(a) (without giving effect to any thresholds or reinvestment rights thereunder), other than the Net Asset Sale Proceeds specifically identified in the Initial 13-Week Forecast delivered to the Agent pursuant to Section 4.6 hereof;

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(iii)             making any Restricted Payment or any other dividend, distribution or other transfer of value on account of the equity interests of a Credit Party, other than (i) ordinary course intercompany Restricted Payments by any Subsidiaries to the Credit Parties (other than the Parent) that are permitted under the Credit Agreement and (ii) distributions by AFI permitted under Section 6.3(c)(i) of the Credit Agreement in an aggregate amount not to exceed $12,500 in any Fiscal Quarter;

(iv)              making any amendment or other change to the Organizational Documents of a Credit Party except as required by this Agreement and approved by the Requisite Lenders;

(v)                entering into or permitting to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrowers other than (A) any transaction between or among the Credit Parties, (B) the Existing Securitizations and Permitted Securitizations incurred as of the Effective Date and (C) a Permitted Warehouse Facility;

(vi)              taking any action that is not permitted under the Credit Agreement during the continuance of any Event of Default; or

(vii)            taking any action in furtherance of any of the foregoing.

“Milestone” means each milestone described in the Milestone Schedule attached hereto as Annex II.

“Milestone Deadline” means, with respect to each Milestone, the date set forth opposite such Milestone in the Milestone Schedule or such later date as the Agent may reasonably agree.

“Milestone Schedule” means the schedule of Milestones and corresponding Milestone Deadlines set forth in Annex II hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Credit Agreement.

“Potential Alternative Transaction” means, directly or indirectly, (a) a transaction that results in (i) a sale of all or substantially all of the Equity Interests of the Credit Parties or (ii) a sale of all or substantially all of the assets of the Credit Parties, in each case including by merger, business combination or consolidation, whether for cash or for non-cash consideration, (b) any strategic alternative or liability management exercise, or (c) any other transaction that the Special Committee, upon the advice of counsel, determines is appropriate or necessary for it to consider or pursue as a proper exercise of the Special Committee members’ fiduciary duties, notwithstanding the potential occurrence of the Specified Period Termination Date, as the Special Committee so considers and pursues such transaction.

“Restructuring Process” means (i) a refinancing in full in cash of the Obligations or a refinancing on such other terms as the Lenders, in their sole and absolute discretion, may agree in writing, (ii) a sale of all or any substantial part of the business of the Credit Parties, (iii) a restructuring of all or part of the debt obligations of the Credit Parties or (iv) any combination of the foregoing whether occurring in or out of any court proceeding and any variation thereof, in each case of clauses (i) through (iv) on terms acceptable to the Lenders in their reasonable discretion.

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“Scheduled Termination Date” means September 7, 2026; provided that, if applicable, the Scheduled Termination Date shall be automatically extended as follows:

(a)                in the case of an Equity Financing or a Permitted Warehouse Facility, solely to the extent (i) the Credit Parties have delivered to the Agent a binding bona fide commitment letter or other definitive agreement providing for a binding commitment from a credit-worthy counterparty with respect to such Equity Financing or Permitted Warehouse Facility that is not subject to internal approvals, completion of diligence or other conditions and (ii) the Special Committee Majority has reasonably determined that such Equity Financing or Permitted Warehouse Facility will result in the Payment in Full of the Obligations or a permanent waiver of the Specified Defaults pursuant to Section 2.3 hereof, the Scheduled Termination Date shall be extended to September 21, 2026;

(b)                in the case of a refinancing of the Term Facility, solely to the extent (i) the Credit Parties have delivered to the Agent a binding bona fide commitment letter or other definitive agreement providing for a binding commitment from a credit-worthy counterparty with respect to such refinancing that is not subject to internal approvals, completion of diligence or other conditions and (ii) the Special Committee Majority has reasonably determined that such refinancing will result in the Payment in Full of the Obligations, the Scheduled Termination Date shall be extended to September 21, 2026; and

(c)                in the case of a sale of all or substantially all of the equity interests or assets of the Credit Parties, solely to the extent (i) the Credit Parties have delivered to the Agent binding bona fide definitive purchase documentation (the “Definitive Transaction Documents”) from a credit-worthy counterparty (such credit-worthiness as reasonably determined by the Special Committee Majority) with respect to such sale, the consummation of which is subject solely to the satisfaction or (to the extent permitted by applicable Law) waiver of conditions to closing customary for such a sale, including the expiration or early termination of the Hart-Scott-Rodino waiting period (to the extent applicable), but which is not subject to internal approvals, completion of diligence or obtaining financing, and (ii) the Special Committee Majority has reasonably determined that such sale will result in the Payment in Full of the Obligations, the Scheduled Termination Date shall be extended to the earliest of (x) the termination of the Definitive Transaction Documents in accordance with their terms, (y) five (5) Business Days after the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions to the closing of such sale set forth in the Definitive Transaction Documents and (z) November 6, 2026.

“Special Committee” means a committee of the Board of Directors of each Credit Party composed of the Independent Directors and Jonathan Buba.

“Special Committee Actions” means, with respect to each Credit Party, that (i) duly adopted resolutions of the Parent and (ii) the Organizational Documents of each other Credit Party, as applicable, shall:

(a)                require the consent of the Special Committee Majority for the filing of any voluntary bankruptcy or other Insolvency Proceeding with respect to any Credit Party;

(b)                require that the Independent Directors (A) will receive copies of materials prepared or delivered in connection with any Potential Alternative Transaction or Restructuring Process (including materials prepared for management or the Board of Directors of any Credit Party), (B) will be a member of each committee (or any smaller board subset) to the extent such committee (or subset) has the power or authority to opine on or take the actions relating to or concerning a Potential Alternative Transaction or Restructuring Process, and (C) will be invited to and part of all executive sessions of the Board of Directors or any similar group performing an executive oversight or similar function; and

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(c)                prohibit the taking of any action which would require the consent of the Special Committee Majority without also receiving the Special Committee Majority’s prior written consent.

“Special Committee Majority” means a vote of at least three out of four members of the Special Committee.

“Specified Independent Director” means Michael Wartell.

“Specified Period” means the period from and including the Effective Date until the Specified Period Termination Date.

“Specified Period Termination Date” means the date that is the earliest to occur of (a) the Scheduled Termination Date, (b) the occurrence of any Event of Default other than the Specified Defaults, (c) the date on which any breach of any of the conditions or agreements provided in this Agreement shall occur (it being agreed that the breach of any such condition or agreement shall constitute an immediate Event of Default under the Credit Agreement without the requirement of any notice, demand, passage of time, presentment, protest or forbearance of any kind by any Credit Party (all of which each Credit Party waives)) and (d) the failure to satisfy any of the Milestones set forth in the Milestone Schedule.

“Unlevered Free Cash Flow” means, with respect to any Budget Testing Period, an amount equal to (i) the amount of aggregate cash receipts of the Credit Parties during such Budget Testing Period less (ii) the amount of aggregate disbursements (excluding payments on the Loans and professional fees incurred by the Lender Parties that are paid or reimbursed by the Credit Parties) during such Budget Testing Period.

2.                   Limited Waiver.

2.1               Subject to the satisfaction of the conditions precedent specified in Section 4 hereof, effective as of the Effective Date, the Lenders party hereto hereby (i) waive, on the terms and subject to the conditions hereof, the Specified Defaults during the Specified Period, (ii) agree not to exercise any rights or remedies with respect to any Additional Reporting Period or Cash Dominion Period that occurs during the Specified Period and (iii) agree not to deliver a Servicing Centralization Period Notice (as defined in the Backup Servicing Agreement) during the Specified Period. Notwithstanding such waiver, it is understood by the Credit Parties that the Agent and the Lenders retain the right to exercise, and have not waived, any rights or remedies with respect to any Default or Event of Default or any rights or remedies in respect thereof under the Credit Documents or otherwise, other than with respect to the Specified Defaults during the Specified Period. During the Specified Period (and thereafter), the Agent and the Lenders shall be permitted to exercise all of their rights and remedies under the Credit Documents, except as may be expressly limited or otherwise provided in this Agreement.

2.2               The waiver and agreements set forth in Section 2.1 shall automatically terminate and be of no further force or effect on the Specified Period Termination Date, whether or not notice thereof shall be delivered to the Borrowers. From and after the Specified Period Termination Date, the Agent and the Lenders shall be entitled to immediately exercise and enforce any and all rights and remedies available to the Agent and the Lenders as a consequence of the Specified Defaults or any Additional Reporting Period or Cash Dominion Period.

2.3               Notwithstanding the foregoing Section 2.2, if, as of the Scheduled Termination Date, the Specified Period Termination Date has not already occurred and (i) the Credit Parties have satisfied all of the Milestones set forth in the Milestone Schedule, (ii) the Borrowers are in compliance with (x) the financial covenant contained in Section 6.15(a) of the Credit Agreement (relating to minimum Liquidity) as of the Scheduled Termination Date and (y) the financial covenant contained in Section 6.15(b) of the Credit Agreement (relating to the minimum Collateral Coverage Ratio) as of the date of the Borrowing Base Certificate most recently delivered or required to be delivered on or prior to the Scheduled Termination Date, (iii) no other Event of Default has occurred and is continuing, and (iv) the Credit Parties are in compliance with all of the conditions and agreements provided in this Agreement, then the waiver set forth in this Section 2 shall not terminate and shall instead become a permanent waiver of the Specified Defaults as of the Scheduled Termination Date.

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3.                   Amendments to Existing Credit Agreement. Subject to the satisfaction of the conditions precedent specified in Section 4 hereof, effective as of the Effective Date, the Existing Credit Agreement (excluding the appendices, schedules, exhibits and signature pages thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: doubleunderlined text), in each case, as set forth in the marked copy of the Existing Credit Agreement attached as Annex I hereto.

4.                   Conditions Precedent. The effectiveness of this Agreement and the obligations hereunder of the Agent and the Lenders party hereto is subject to the satisfaction, or waiver by the Lenders party hereto, of the following conditions (the date of satisfaction or waiver of the following conditions, the “Effective Date”):

4.1               Counterparts. Receipt by the Agent of counterparts of this Agreement executed by each Borrower, each Guarantor and Lenders constituting the “Requisite Lenders” under the Credit Agreement.

4.2               First Amendment Payments Letter. Receipt by the Agent of (i) counterparts of the First Amendment Payments Letter executed by each Borrower and (ii) for the account of each Lender, the “First Amendment Closing Payment” (as defined in the First Amendment Payments Letter), which First Amendment Closing Payment shall be fully earned, due and payable on the Effective Date and shall be payable in kind.

4.3               Expenses. Payment, in cash, of all outstanding costs and expenses of the Agent and the Lenders, including all fees, disbursements and expenses of their respective legal and financial advisors, to the extent required to be reimbursed by the Borrowers pursuant to the terms of the Credit Agreement.

4.4               No Default. As of the Effective Date, no Default or Event of Default other than the Specified Defaults shall have occurred and be continuing.

4.5               Representations and Warranties. As of the Effective Date, the representations and warranties contained in this Agreement, the Credit Agreement and each other Credit Document shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects) on and as of the Effective Date as if made on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or all respects) on and as of such earlier date.

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4.6               Initial 13-Week Forecast. The Borrowers shall have delivered to the Lenders a 13-week cash flow forecast and budget, in form and substance reasonably satisfactory to the Requisite Lenders and the Credit Parties (the “Initial 13-Week Forecast”).

5.                   Representations and Warranties. The Credit Parties hereby represent and warrant to the Agent and the Lenders that after giving effect to this Agreement:

5.1               (a) The representations and warranties contained in the Credit Documents are true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects) on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true and correct in all material respects (or all respects) on and as of such earlier date, and (b) no Default or Event of Default has occurred and is continuing, other than the Specified Defaults;

5.2               The Credit Parties have the power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement and the Credit Agreement;

5.3               The Organizational Documents of the Credit Parties delivered to Agent on the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4               The execution and delivery by the Credit Parties of this Agreement and the performance by the Credit Parties of their obligations under this Agreement and the Credit Agreement have been duly authorized;

5.5               The execution and delivery by the Credit Parties of this Agreement and the performance by the Credit Parties of their obligations under this Agreement and the Credit Agreement do not and will not contravene (a) any law or regulation binding on or affecting the Credit Parties, (b) any contractual restriction with a Person binding on the Credit Parties, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on the Credit Parties, or (d) the Organizational Documents of the Credit Parties;

5.6               The execution and delivery by the Credit Parties of this Agreement and the performance by the Credit Parties of their obligations under this Agreement and the Credit Agreement do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on the Credit Parties; and

5.7               This Agreement has been duly executed and delivered by the Credit Parties and is the binding obligation of the Credit Parties, enforceable against each Credit Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

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6.                   Milestones and Other Covenants.

6.1               Milestones. The Borrowers shall achieve each Milestone on or before the applicable Milestone Deadline.

6.2               Update Calls. The Financial Advisor shall host weekly update calls with the Lenders at times to be mutually agreed.

6.3               Information Rights. As reasonably requested by the Agent from time to time, the Borrowers shall provide the Agent and the Lenders with all information related to the business performance of the Credit Parties as the Agent may reasonably request. The provisions of this Section 6.3 shall be in addition to any other information sharing requirements the Borrowers may have under the Credit Documents and this Agreement.

6.4               Expenses. The Borrowers shall pay on a current basis and in cash all reasonable costs and expenses of the Agent and the Lenders, including all fees, disbursements and expenses of their respective legal and financial advisors incurred in connection with this Agreement, the transactions contemplated by this Agreement, the other Credit Documents and the Obligations thereunder.

6.5               Material Actions. No Credit Party shall take any Material Action without the prior written consent of the Requisite Lenders.

6.6               Financial Covenants. From and after the Effective Date:

(a)                Minimum Liquidity. The Borrowers shall not permit Liquidity (after adding back the amount of professional fees incurred by the Lender Parties that are paid or reimbursed by the Credit Parties in the 30 days immediately preceding any date of determination) to be less than (i) $7,000,000 on the Friday of each week or (ii) $5,000,000 at any other time.

(b)                Minimum Collateral Coverage Ratio. The Borrowers shall not permit the Collateral Coverage Ratio to be less than (i) 1.25 to 1.00 as of June 30, 2026 or (ii) 1.20 to 1.00 as of the last day of any calendar month thereafter. Notwithstanding anything to the contrary in the Credit Agreement, for purposes of calculating the Collateral Coverage Ratio under this Section 6.6(b) during the Specified Period, (x) the Vehicle Contracts Advance Rate shall be deemed to be 100% and (y) the Net Book Value for the Vehicle Contracts shall be calculated using an estimated loan loss provision that is (A) the best estimate of the true loan loss provision with respect to the Vehicle Contracts, as determined in good faith and certified by the chief financial officer of the Parent, (B) determined in accordance with GAAP and (C) calculated consistent with industry standard methodologies and past practices.

6.7               Borrowing Base and Liquidity Reporting. The Borrowers shall deliver to the Agent (a) as soon as reasonably practicable but no later than the Wednesday of each week, as of and for the prior week, (i) a Liquidity Report, certified by a Financial Officer of the Parent as setting forth Liquidity as of each Business Day during such period, and (ii) an indication of whether the Credit Parties have satisfied all Milestones which were required to be satisfied as of the end of such prior week as well as the progress made in satisfying all other Milestones and including an explanation of any Milestone that was not timely satisfied or which the Borrowers expect will not be timely satisfied and the reasons therefor, (b) as soon as reasonably practicable but no later than ten (10) Business Days after the end of each such period, as of and for (x) the period beginning on the first day of each month and ending on the 15th day of such month and (y) the period beginning on the first day of each month and ending on the last day of such month, a duly executed and completed Borrowing Base Certificate attaching a duly completed detailed Borrowing Base report and the current Data Tape, and (c) as soon as reasonably practicable, such other information as the Agent may reasonably request from time to time.

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6.8               Cash-Flow Reporting; Budget Variances.

(a)                On the Wednesday of each week (commencing in the second full week after the Effective Date), the Borrowers shall deliver to the Agent a comparison of actual performance to projected performance for the current Budget Testing Period.

(b)                The Borrowers shall not permit the actual Unlevered Free Cash Flow for any Budget Testing Period (including the carry-forward of any positive Unlevered Free Cash Flow variances from any prior Budget Testing Periods, except as otherwise provided in any subsequent Approved Budget) to be less than the projected Unlevered Free Cash Flow in the Approved Budget for such Budget Testing Period by an amount greater than $2,000,000.

(c)                On the Wednesday of each fourth week (commencing in the fourth full week after the Effective Date), the Borrowers shall deliver to the Agent an updated 13-week cash flow forecast and budget, in form and substance reasonably satisfactory to the Requisite Lenders and the Credit Parties (each such updated forecast, together with the Initial 13-Week Forecast, an “Approved Budget”), that shall include (x) the immediately following four weeks after the 13-week-period contained in the most recently delivered Approved Budget (the “Prior 13-Week Forecast”) and the same (or updated) next 9-week forecast as in the Prior 13-Week Forecast, based on the Borrowers’ reasonable cash flow projections and consistent with past practice, and showing projected cash flow for the next 13 weeks. Each Approved Budget shall be certified as having been prepared in good faith.

6.9               Backup Servicer. The Credit Parties shall promptly cooperate with the Agent and the Backup Servicer in the performance of the Backup Servicer’s duties and actions under the Backup Servicing Agreement during the Servicing Centralization Period (as defined therein) in accordance with the terms thereof. The Agent and the Lenders acknowledge and agree that the Credit Parties have cooperated with the Agent and the Backup Servicer in connection with the foregoing prior to the date hereof.

6.10           Servicing Agreement. The Credit Parties shall use commercially reasonable efforts to deliver to the Agent a fully executed Servicing Agreement with the Successor Servicer.

6.11           Collateral Custodian. The Credit Parties shall use commercially reasonable efforts (i) to deliver to the Agent, on or prior to October 6, 2026, a fully executed custody agreement and a fully executed chattel paper control agreement for purposes of perfecting the Agent’s security interest in the Vehicle Contracts through possession with a custodian reasonably acceptable to the Requisite Lenders and the Credit Parties, each in form and substance reasonably satisfactory to the Requisite Lenders and the Credit Parties and consistent with customary market practices; and (ii) promptly following execution and delivery of the foregoing, to enter into arrangements reasonably acceptable to the Requisite Lenders with respect to the timing and process of delivery of the documents evidencing the loans, retail installment sales contracts or other consumer credit obligations constituting Vehicle Contracts to such custodian (taking into account the number of Vehicle Contracts and practical operational constraints) and related customary covenants and eligibility criteria related to perfection by possession. For the avoidance of doubt, the foregoing requirements shall not apply to any Non-Recourse Debt Vehicle Contracts.

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6.12           Commingled Accounts. The Credit Parties shall use commercially reasonable efforts to deliver to the Agent, on or prior to September 7, 2026, fully executed Commingled Account Control Agreements and Commingled Account Intercreditor Agreements, each in form and substance reasonably satisfactory to the Requisite Lenders and the Credit Parties and consistent with customary market practices for account control and intercreditor arrangements implemented by companies which sponsor and/or act as servicer for rated asset-backed securitization transactions with respect to all Commingled Accounts (other than certain Zero Balance Accounts to be agreed by the Agent).

6.13           Updated Perfection Certificate. The Credit Parties shall deliver to the Agent, on or prior to June 29, 2026, an updated Perfection Certificate, duly executed and delivered on behalf of each of the Credit Parties by a Senior Officer thereof in favor of the Agent, on behalf of and for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Agent and the Credit Parties.

7.                   Acknowledgment of Default; Limitations. To induce the Agent and the Lenders to execute this Agreement, each Credit Party hereby acknowledges, stipulates, represents, warrants and agrees as follows:

7.1               The aggregate outstanding principal amount of the Loans as of the close of business on June 18, 2026 was equal to $300,000,000.00. The foregoing amount does not include interest, fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Credit Documents.

7.2               Each Specified Default constitutes an Event of Default that (i) has occurred, remains uncured, has not been waived and is continuing as of the date of this Agreement and cannot be cured or (ii) is expected to occur and may not be able to be promptly cured. Except for the Specified Defaults, no other Defaults or Events of Default have occurred and are continuing as of the date hereof, or to the best of its knowledge are expected to occur. Except as expressly set forth in this Agreement, the agreements of the Agent and the Lenders hereunder in respect of the Specified Defaults during the Specified Period do not in any manner whatsoever limit any right of any of the Agent and the Lenders to insist upon strict compliance with this Agreement or any other Credit Document during the Specified Period.

7.3               Except as expressly set forth in this Agreement, nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or otherwise to limit in any respect, any rights, remedies, powers, privileges and defenses any of the Lenders or the Agent have or may have arising as the result of any Event of Default (including any Specified Default) that has occurred or that may occur under the Credit Agreement, the other Credit Documents or applicable law. The Agent’s and the Lenders’ actions in entering into this Agreement are without prejudice to the rights of any of the Agent and the Lenders to pursue any and all remedies under the Credit Documents pursuant to applicable law or in equity available to it in its sole discretion upon the termination (whether upon expiration thereof, upon acceleration or otherwise) of the Specified Period.

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7.4               The limited waiver set forth in Section 2 above and the amendments set forth in Section 3 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Credit Document, or (b) otherwise prejudice any right or remedy which the Agent or the Lenders may now have or may have in the future under or in connection with any Credit Document.

7.5               This Agreement shall be construed in connection with and as part of the Credit Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Credit Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

8.                   Release. Each Credit Party, on behalf of itself, its Subsidiaries and its Affiliates, and each of their successors, representatives, assignees and, whether or not claimed by right of, through or under any Credit Party, past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders and trustees (each, a “Releasing Party” and, collectively, the “Releasing Parties”), does hereby fully, finally, and forever remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Agent and the Lenders, and the Agent’s and each Lender’s respective successors, representatives, assignees and past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively, the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, defenses, rights of setoff, charges, demands, counterclaims, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, actual or constructive fraudulent transfer or fraudulent conveyance or voidable transaction law or similar claim, violation of local, state, federal or non-U.S. law, breach of any duty imposed by law or in equity, including securities laws, negligence or gross negligence, or any “lender liability” or equitable subordination or recharacterization claims or defenses, including all those arising under the Bankruptcy Code, and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, circumstance, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with, in respect of or relating to the Credit Agreement or any other Credit Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and, collectively, the “Claims”).

11

9.                   Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.               Ratification, etc. Except as expressly amended or otherwise modified hereby, the Existing Credit Agreement, each other Credit Document and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue unchanged in full force and effect. This Agreement shall constitute a Credit Document. Each of the Credit Parties hereby confirms and ratifies all of its obligations under the Credit Documents to which it is a party, and each of the Guarantors hereby confirms its obligations under Section 7 of the Credit Agreement. Each of the Credit Parties hereby ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted and pledged pursuant to the Credit Documents to the Agent, as collateral security for the Obligations, and acknowledges that all of such Liens and security interests granted, pledged or otherwise created as security for the Obligations continue to be and remain collateral security for the Obligations from and after the date hereof. All references in the Credit Documents to the “Credit Agreement” (or words of similar import) refer to the Credit Agreement as amended hereby without impairing any such obligations or Liens in any respect. This Agreement shall not constitute a course of dealing with the Agent or the Lenders at variance with the Existing Credit Agreement or the other Credit Documents such as to require further notice by such Person to require strict compliance with the terms of the Existing Credit Agreement and the other Credit Documents in the future.

11.               Amendments. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Borrowers and the Requisite Lenders (or the Agent acting at the direction of the Requisite Lenders) (with email from counsel on behalf of the Requisite Lenders or the Agent being sufficient).

12.               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its laws of conflicts). The parties hereto agree that provisions of Sections 10.14, 10.15 and 10.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Balance of Page Intentionally Left Blank]

12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BORROWERS

AMERICA’S CAR MART, INC.
COLONIAL AUTO FINANCE, INC.
TEXAS CAR-MART, INC.

By: /s/ Douglas Campbell
Name: Douglas Campbell
Title: President

PARENT

AMERICA’S CAR-MART, INC.

By: /s/ Jonathan Collins
Name: Jonathan Collins
Title: Chief Financial Officer

GUARANTOR SUBSIDIARIES

COLONIAL UNDERWRITING, INC.
AUTO FINANCE INVESTORS, INC.

By: /s/ Douglas Campbell
Name: Douglas Campbell
Title: President

[Signature Page to First Amendment and Limited Waiver to Credit and Guaranty Agreement]

AGENT

SILVER POINT FINANCE, LLC

By: /s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

[Signature Page to First Amendment and Limited Waiver to Credit and Guaranty Agreement]

LENDERS

SPCP GROUP, LLC

By: /s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

SILVER POINT SPECIALTY CREDIT FUND II MINI-MASTER FUND, L.P.
By: Silver Point Specialty Credit Fund II Management, LLC, its investment manager

By: /s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

SILVER POINT SPECIALTY CREDIT FUND III MASTER FUND, L.P.
By: Silver Point Specialty Credit Fund III Management, LLC, its investment manager

By: /s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

SILVER POINT SELECT OPPORTUNITIES FUND A, L.P.
By: Silver Point Capital, L.P., its investment manager

By: /s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

SILVER POINT LOAN FUNDING, LLC
By: Silver Point Loan Funding Management, LLC, its investment manager

By: /s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

[Signature Page to First Amendment and Limited Waiver to Credit and Guaranty Agreement]

SILVER POINT SPECIALTY CREDIT SILVER STAR FUND, L.P.
By: Silver Point Specialty Credit Silver Star Fund Management, LLC, its investment manager

By: /s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

SILVER POINT RR MANAGER, L.P.
By: Silver Point CLO Manager GP, L.P.

By: /s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

SPECIALTY CREDIT FACILITY II ON MM, LLC

By: /s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

[Signature Page to First Amendment and Limited Waiver to Credit and Guaranty Agreement]

BPC OPPORTUNITIES FUND V LP
By: Beach Point Capital Management LP, its investment manager

By: /s/ Allan Schweitzer
Name: Allan Schweitzer
Title: Portfolio Manager

BPC OPPORTUNITIES OFFSHORE FUND V LP
By: Beach Point Capital Management LP, its investment manager

By: /s/ Allan Schweitzer
Name: Allan Schweitzer
Title: Portfolio Manager

BEACH POINT ENHANCED SECURITIZED CREDIT MASTER FUND LP
By: Beach Point Capital Management LP, its investment manager

By: /s/ Allan Schweitzer
Name: Allan Schweitzer
Title: Portfolio Manager

BEACH POINT SANGAMON LP
By: Beach Point Capital Management LP, its investment manager

By: /s/ Allan Schweitzer
Name: Allan Schweitzer
Title: Portfolio Manager

BEACH POINT SECURITIZED CREDIT FUND LP
By: Beach Point Capital Management LP, its investment manager

By: /s/ Allan Schweitzer
Name: Allan Schweitzer
Title: Portfolio Manager

[Signature Page to First Amendment and Limited Waiver to Credit and Guaranty Agreement]

BEACH POINT TX SCF LP
By: Beach Point Capital Management LP, its investment manager

By: /s/ Allan Schweitzer
Name: Allan Schweitzer
Title: Portfolio Manager

[Signature Page to First Amendment and Limited Waiver to Credit and Guaranty Agreement]

ANNEX I

Amendments to Existing Credit Agreement

(Attached)

Annex I

~~Execution Version~~

Incorporating the First Amendment and Limited Waiver, dated as of June 19, 2026

CREDIT AND GUARANTY AGREEMENT

dated as of October 30, 2025

among

AMERICA’S CAR MART, INC.,

COLONIAL AUTO FINANCE, INC. and

TEXAS CAR-MART, INC.,

as Borrowers

AMERICA’S CAR-MART, INC.,

as Parent,

CERTAIN SUBSIDIARIES OF THE BORROWERS,

as Guarantor Subsidiaries,

VARIOUS LENDERS,

and

SILVER POINT FINANCE, LLC,

as Administrative Agent and Collateral Agent,

_____________________________________________________________

$300,000,000 Term Loan Facility

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE LOANS HEREUNDER WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE CODE, AND THIS LEGEND IS REQUIRED BY SECTION 1275(C) OF THE CODE. LENDERS MAY OBTAIN INFORMATION REGARDING THE BORROWERS’ DETERMINATIONS OF ITEMS UNDER SECTIONS 1271 THROUGH 1275 OF THE CODE, INCLUDING THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY, BY CONTACTING THE BORROWERS AT THEIR PRINCIPAL OFFICE.

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS AND INTERPRETATION	1

1.1	Definitions	1
1.2	Accounting Terms	48
1.3	Interpretation, Etc.	~~49~~48
1.4	Delivery Due Dates	49
1.5	Divisions	49
1.6	Benchmark Notification	49

SECTION 2. LOANS	~~50~~49

2.1	Loans.	~~50~~49
2.2	Pro Rata Shares; Availability of Funds.	~~51~~50
2.3	Use of Proceeds	51
2.4	Evidence of Debt; Register; Lenders’ Books and Records; Notes.	51
2.5	Interest on Loans.	52
2.6	Conversion/Continuation.	53
2.7	Default Interest	53
2.8	[Reserved]	54
2.9	Voluntary Prepayments.	54
2.10	Mandatory Prepayments.	54
2.11	Prepayment Premium	55
2.12	Application of Prepayments.	56
2.13	General Provisions Regarding Payments.	57
2.14	Ratable Sharing	58
2.15	Alternate Rate of Interest.	58
2.16	Increased Costs; Capital Adequacy.	60
2.17	Taxes; Withholding, Etc.	62
2.18	Obligation to Mitigate	~~66~~65
2.19	Fees and Other Payments	66
2.20	Removal or Replacement of a Lender	66
2.21	Protective Advances	67
2.22	Joint and Several Obligations	67

SECTION 3. CONDITIONS PRECEDENT	68

3.1	Conditions to Closing Date and Initial Term Loans	68

SECTION 4. REPRESENTATIONS AND WARRANTIES	71

4.1	Organization; Requisite Power and Authority; Qualification	71
4.2	Equity Interests and Ownership	~~72~~71
4.3	Due Authorization	72
4.4	No Conflict	72
4.5	Governmental Consents	72
4.6	Binding Obligation	72
4.7	Historical Financial Statements	~~73~~72
4.8	Projections	~~73~~72
4.9	No Material Adverse Effect	73
4.10	Adverse Proceedings, Etc.	73
4.11	Payment of Taxes	73

i

4.12	Properties.	73
4.13	Environmental Matters	~~74~~73
4.14	No Defaults	74
4.15	[Reserved]	74
4.16	Governmental Regulation	74
4.17	Federal Reserve Regulations; Exchange Act.	~~75~~74
4.18	Employee Matters	~~75~~74
4.19	Employee Benefit Plans	75
4.20	Solvency	~~76~~75
4.21	Compliance with Laws.	~~76~~75
4.22	Disclosure	~~77~~76
4.23	Use of Proceeds	77
4.24	Collateral Documents	77
4.25	[Reserved]	77
4.26	[Reserved].	~~78~~77
4.27	[Reserved].	~~78~~77
4.28	Intellectual Property; Licenses, Etc.	~~78~~77
4.29	Borrowing Base Assets	~~78~~77
4.30	Disregarded Subsidiary	78
4.31	Non-Recourse Debt Facilities Backup Servicing Agreements	78
4.32	Operation in Compliance with Consumer Protection Laws	78
4.33	[Reserved]	~~79~~78
4.34	Claims, Litigation and Audits.	~~79~~78
4.35	Starter Interrupt and GPS Devices.	~~79~~78

SECTION 5. AFFIRMATIVE COVENANTS	79

5.1	Financial Statements and Other Reports	79
5.2	Existence	83
5.3	Payment of Taxes and Claims	83
5.4	Maintenance of Properties	~~84~~83
5.5	Insurance	~~84~~83
5.6	Books and Records; Inspections; Field Examinations and Audits	84
5.7	Lenders Calls	85
5.8	Compliance with Laws	85
5.9	Environmental.	~~86~~85
5.10	Covenant to Guarantee Obligations and Provide Security	~~87~~86
5.11	Additional Material Real Estate Assets.	~~87~~86
5.12	Further Assurances	~~88~~87
5.13	Cash Management	88
5.14	Post-Closing Obligations	~~89~~88
5.15	Lien Waivers	~~89~~88
5.16	Borrowing Base Administration	89
5.17	Charge-Off Policy	~~90~~89
5.18	Service Contracts	~~90~~89
5.19	Non-Recourse Debt Facilities Backup Servicing Agreements	~~90~~89
5.20	Trust Certificates	90
5.21	Specified Independent Director; Special Committee	90

SECTION 6. NEGATIVE COVENANTS	91

6.1	Indebtedness	91
6.2	Liens	93

6.3	Restricted Payments	94
6.4	Investments	95
6.5	Dispositions of Assets.	~~97~~96
6.6	Fundamental Changes; Acquisitions	97
6.7	Disposal of Subsidiary Interests	~~98~~97
6.8	Sales and Lease-Backs	98
6.9	Transactions with Affiliates	98
6.10	Conduct of Business	98
6.11	No Further Negative Pledge	98
6.12	Amendments of Organizational Documents, Material Contracts, Junior Indebtedness	~~99~~98
6.13	Payments of Earn-Out Obligations and Other Junior Indebtedness	99
6.14	Accounting Method	99
6.15	Financial Covenants	99
6.16	Non-Recourse Debt Documents	~~100~~99
6.17	Credit Guidelines	100
6.18	Charge-Off Policy and Reporting Methodology	100
6.19	Vehicle Contract Forms	100
6.20	[Reserved].	100
6.21	Purchase and Sale of Vehicle Contracts	100
6.22	Permitted Activities of Disregarded Subsidiary	~~101~~100
6.23	Permitted Activities of Special Purpose Subsidiaries	~~101~~100
6.24	Permitted Activities of Parent	101
6.25	Adverse Selection	101

SECTION 7. GUARANTY	101

7.1	Guaranty of the Obligations	101
7.2	Contribution by Guarantors	~~102~~101
7.3	Payment by Guarantors	102
7.4	Liability of Guarantors Absolute	~~103~~102
7.5	Waivers by Guarantors	104
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	~~105~~104
7.7	Subordination of Other Obligations	105
7.8	Continuing Guaranty	105
7.9	Authority of the Guarantors or the Borrowers	~~106~~105
7.10	Financial Condition of the Borrowers	~~106~~105
7.11	Bankruptcy, Etc.	~~106~~105
7.12	Discharge of Guaranty Upon Sale of Guarantor	106

SECTION 8. EVENTS OF DEFAULT	~~107~~106

8.1	Events of Default	~~107~~106
8.2	Application of Proceeds	~~110~~109
8.3	Borrowers’ Right to Cure~~.~~	110

SECTION 9. AGENTS	~~111~~110

9.1	Appointment of Agents	~~111~~110
9.2	Powers and Duties	111
9.3	General Immunity.	~~112~~111
9.4	Agents Entitled to Act as Lender	113
9.5	Lenders’ Representations, Warranties and Acknowledgment	113
9.6	Right to Indemnity	~~114~~113

9.7	Successor Administrative Agent and Collateral Agent.	~~114~~113
9.8	Collateral Documents and Guaranty.	115
9.9	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	~~117~~116
9.10	Posting of Communications to Platform	117
9.11	Credit Bidding	118

SECTION 10. MISCELLANEOUS	~~121~~120

10.1	Notices.	~~121~~120
10.2	Expenses	~~122~~121
10.3	Indemnity; Limitation of Liability.	~~122~~121
10.4	Set-Off	123
10.5	Amendments and Waivers.	~~124~~123
10.6	Successors and Assigns; Participations.	125
10.7	Independence of Covenants	~~129~~128
10.8	Survival of Representations, Warranties and Agreements	~~129~~128
10.9	No Waiver; Remedies Cumulative	~~129~~128
10.10	Marshalling; Payments Set Aside	~~129~~128
10.11	Severability	~~129~~128
10.12	Obligations Several; Independent Nature of Lenders’ Rights	129
10.13	Headings	~~130~~129
10.14	APPLICABLE LAW	~~130~~129
10.15	CONSENT TO JURISDICTION	~~130~~129
10.16	WAIVER OF JURY TRIAL	~~130~~129
10.17	Confidentiality	~~131~~130
10.18	Effectiveness; Counterparts	~~132~~131
10.19	[Reserved].	~~132~~131
10.20	PATRIOT Act	~~132~~131
10.21	Electronic Execution of Assignments	~~132~~131
10.22	No Fiduciary Duty	~~132~~131
10.23	Third Party Beneficiaries	~~133~~132

APPENDICES:	A	Commitments

	B	Notice Addresses
	C	Tier 1 Event and Tier 2 Event Tables
	D	Grandfathered Vintages Levels
	E	Curve Tables Back-Up Model

SCHEDULES:	1.1(a)	Existing Earn-Out Obligations

	1.1(b)	Existing Excluded Subsidiaries
	1.1(c)	Existing Locations
	4.1	Jurisdictions of Organization
	4.2	Equity Interests and Ownership
	4.12	Real Estate Assets
	4.28	Intellectual Property
	5.14	Post-Closing Obligations
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.4	Certain Investments
	6.9	Certain Affiliate Transactions
EXHIBITS:	A-1	Funding Notice

	A-2	Conversion/Continuation Notice
	B	Note
	C-1	Compliance Certificate
	C-2	Borrowing Base Certificate
	C-3	Liquidity Report
	C-4	KPI Report
	D	Assignment Agreement
	E-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
	E-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
	E-3	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
	E-4	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of October 30, 2025, is entered into by and among AMERICA’S CAR MART, INC., an Arkansas corporation (“ACM”), COLONIAL AUTO FINANCE, INC., an Arkansas corporation (“Colonial”), TEXAS CAR-MART, INC., a Texas corporation (“TCM”; each of ACM, Colonial and TCM, a “Borrower” and, collectively, the “Borrowers”), AMERICA’S CAR-MART, INC., a Texas corporation (the “Parent”), certain subsidiaries of the Borrowers, the Lenders party hereto from time to time, and SILVER POINT FINANCE, LLC (“Silver Point”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Lenders have agreed to extend a senior secured term loan facility to the Borrowers, in the form of Initial Term Loans in an aggregate principal amount equal to $300,000,000 (the “Term Facility”), the proceeds of which will be used (i) on the Closing Date, to repay in full all outstanding Indebtedness under the Existing ABL Credit Agreement and to terminate the Existing ABL Credit Agreement (the “Existing ABL Refinancing”), (ii) to fund the Transaction Costs and (iii) for general working capital purposes;

WHEREAS, the Borrowers have agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets in accordance with the Credit Documents; and

WHEREAS, the Guarantors have agreed to guarantee the Obligations of the Borrowers hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets in accordance with the Credit Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Lockbox Provider” as defined in Section 5.20.

“Account” has the meaning specified in the UCC and shall include any and all rights of a Credit Party to payment for goods sold or leased or for services rendered that are not evidenced by an Instrument or Chattel Paper, whether or not they have been earned by performance.

“ACM” as defined in the preamble hereto.

“ACM Funding” means ACM Funding, LLC, a Delaware limited liability company.

1

“ACM Insurance” means ACM Insurance Company, an Arkansas corporation, or any successor thereto, in each case established under the captive insurance company laws of the State of Arkansas.

“ACM Warehouse” means ACM Warehouse Funding, LLC, a Delaware limited liability company.

“Acquired Contract” means a Vehicle Contract acquired by any Borrower that was originated by a Person other than a Borrower.

“Actual Cash Value” means, with respect to any Vehicle, (i) in the case of any Vehicle held in Inventory that is not a FMV Vehicle, the actual price paid by the applicable Dealer for the purchase of such Vehicle or (ii) in the case of any FMV Vehicle, the Specified Vehicle FMV of such Vehicle.

“Additional Reporting Period” means any period:

(a) commencing when any of the following occurs: (i) any Event of Default occurs, (ii) Liquidity is less than $35,000,000 at any time or (iii) the Collateral Coverage Ratio is less than 1.60 to 1.00 on the last day of any calendar month; and

(b) continuing until each of the following occurs: (i) no Event of Default is continuing, (ii) Liquidity is greater than or equal to $40,000,000 for the thirty (30) consecutive days most recently ended and (iii) the Collateral Coverage Ratio is greater than or equal to 1.65 to 1.00 on the last day of the three (3) consecutive calendar months most recently ended.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), against or affecting any Borrower or any of its Subsidiaries or any property of any Borrower or any of its Subsidiaries.

“Advising Lender” means any Lender making a claim for payment under Section 2.16(a) or (b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“AFI” means Auto Finance Investor Corporation, a Texas corporation.

“AFI Note” means that certain promissory note, dated as of May 1, 2025, by the Parent in favor of AFI in the original principal amount of $475,000.

“Agent” means each of (i) the Administrative Agent and (ii) the Collateral Agent, as the context may require.

2

“Agent Indemnitee” as defined in Section 10.3(a).

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of October 30, 2025.

“Anti-Corruption Laws” means all Laws applicable to any Borrower or its Subsidiaries, or their respective properties, relating to the prevention of corruption and bribery, including the FCPA, the U.K. Bribery Act of 2010, as amended, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means all Laws applicable to any Borrower or its Subsidiaries, or their respective properties, relating to the prevention of terrorism financing or money laundering, including (i) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (ii) the PATRIOT Act and the Laws comprising or implementing the Bank Secrecy Act or (iii) any law of the United States prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B).

“Applicable Make-Whole Amount” means, with respect to any applicable repayment or prepayment of the Loans, an amount equal to the amount of interest that would have been paid on the principal amount of the Loans being so repaid or prepaid for the period from and including the date of such repayment or prepayment to but excluding the date that is the second (2nd) anniversary of the Closing Date (discounted to present value at the rate of interest computed using a discount rate equal to the Treasury Rate plus 0.50% to the date of such repayment or prepayment) (in each case, calculated on the basis of the interest rate with respect to the Loans that is in effect on the date of such repayment or prepayment (and assuming that the Applicable Margin is 7.50% per annum in the case of Term Benchmark Loans and 6.50% per annum in the case of Base Rate Loans) and on the basis of actual days elapsed over a year of three hundred sixty-five (365) days).

“Applicable Margin” means (a) with respect to any Loans comprising Term Benchmark Loans, ~~7.50~~10.50% per annum, and (b) with respect to any Loans comprising Base Rate Loans, ~~6.50~~9.50% per annum.

“Approved Lender” means any limited partner of any of Silver Point’s affiliated investment funds that becomes a Lender within 180 days after the Closing Date.

“Approved Warehouse Bank” means any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $30,000,000,000.

“Approved Warehouse Intercreditor Agreement” means, with respect to any Permitted Warehouse Facility, a written agreement among the Administrative Agent and the Warehouse Facility Creditors under such Permitted Warehouse Facility, and acknowledged by the Borrowers and the applicable Special Purpose Subsidiaries party to such Permitted Warehouse Facility, in form and substance reasonably satisfactory to the Administrative Agent, the terms of which shall include the following provisions:

3

(i)                 delivery of written notice by the Warehouse Facility Creditors to the Administrative Agent of any “servicer termination event”, “event of default” or “termination event” (or words of like import) under such Permitted Warehouse Facility;

(ii)               a standstill period of not less than twenty (20) Business Days with respect to the exercise of remedies by the Warehouse Facility Creditors (the “Standstill Period”);

(iii)             during the Standstill Period, the agreement of the Warehouse Facility Creditors to participate in one or more conference calls with the Administrative Agent, at such time as the Warehouse Facility Creditors and the Administrative Agent shall reasonably agree, to discuss the proposed exercise of remedies by the Warehouse Facility Creditors;

(iv)              if the Warehouse Facility Creditors elect to instruct their backup servicer, the agreement of the Warehouse Facility Creditors to provide the Administrative Agent with periodic updates as to the status of collections and the progress made by such backup servicer, including conference calls with the backup servicer and the Warehouse Facility Creditors, as the Administrative Agent may reasonably request;

(v)                requirements that any sale or foreclosure action, whether conducted out of court or in an insolvency proceeding and whether conducted by the Warehouse Facility Creditors or their backup servicer on their behalf, will involve a bona fide competitive sale process subject to commercially reasonable notice periods, marketing, qualified bidder requirements and bid deposit requirements, and the Administrative Agent will be provided with prior written notice of such sale, a copy of the bidding procedures and reasonable access to the diligence made available to qualified bidders, and the Administrative Agent and the Lenders will have a reasonable opportunity to bid at such sale;

(vi)              a cure right and a purchase option, in each case, with respect to such Permitted Warehouse Facility in favor of the Lenders; and

(vii)            customary intercreditor provisions prohibiting the respective contesting of the Liens and claims of the parties and turnover provisions with respect to the respective collateral pools.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than any Borrower or any Guarantor Subsidiary), in one transaction or a series of related transactions, of all or any part of any Credit Party’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any Subsidiaries of any Credit Party; provided that Dispositions permitted under Sections 6.5(a) through 6.5(e) shall not constitute Asset Sales.

“Assignment Agreement” means an assignment and assumption agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent.

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“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief legal officer, president, executive vice president (or the equivalent thereof), chief financial officer, chief accounting officer or treasurer or other authorized officer of such Person or, with respect to any Person that is not a corporation, any individual holding any such position of the general partner, the sole member, managing member, manager or similar governing body of such Person; provided that an officer or a manager of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such Authorized Officer.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(e).

“Backup Servicer” means SST, as backup servicer under the Backup Servicing Agreement.

“Backup Servicing Agreement” means that certain Backup Servicing Agreement, dated as of the date hereof, among the Borrowers, the Backup Servicer and the Administrative Agent.

“Backup Servicing Fee” as defined in the Backup Servicing Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Formula Amount” as defined in the definition of “Borrowing Base”.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (b) 1.00% per annum; provided that, notwithstanding the foregoing, the Base Rate shall at no time be less than 2.00% per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.15 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.15(c)), then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, with respect to any Term Benchmark Loan, Term SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(b).

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“Benchmark Replacement” means, for any Available Tenor, the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as so determined would be less than the Floor, then the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

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(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Credit Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Credit Document in accordance with Section 2.15.

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“Beneficiary” means each Agent, the Backup Servicer, the Successor Servicer and each Lender, and “Beneficiaries” means, collectively, the Agents, the Backup Servicer, the Successor Servicer and the Lenders.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” and “Borrowers” as defined in the preamble hereto.

“Borrowing” means the making of a Loan.

“Borrowing Base” means, as of any date of determination, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with this Agreement) equal to:

(a)	the sum of the following (the “Base Formula Amount”):

(i)	the OpCo Receivables Formula Amount; plus

(ii)	the Inventory Formula Amount; plus

(iii)	the Non-Recourse Debt Residual Formula Amount; plus

(iv)	the Unrestricted Cash Formula Amount; minus

(b)	the amount of all Reserves.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit C-2 hereto (with such modifications agreed to by the Borrowers and the Administrative Agent from time to time) duly executed by a Financial Officer of the Parent and delivered to the Administrative Agent, appropriately completed and attaching the current Data Tape, by which such officer shall certify to the Administrative Agent and the Lenders the Borrowing Base and the calculation thereof as of the date set forth in such certificate.

“Borrowing Base Deficiency” as defined in Section 2.10(e).

“Borrowing Base Deficiency Notice” means a written notice by the Administrative Agent to the Borrowers that a Borrowing Base Deficiency has occurred and is continuing and the amount of the Borrowing Base Deficiency.

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“Borrowing Base Deficiency Payment Default” as defined in Section 8.3(a).

“Borrowing Date” means each date of a Borrowing, which shall be a Business Day.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that Person (subject to Section 1.2).

“Car-Mart Warehouse” means Car-Mart Warehouse 1, LLC, a Delaware limited liability company.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collection Curve Percentage” means, for any applicable number of the most recent consecutive Vintage Month Pool(s) for Vehicle Contracts which have completed the applicable Monthly Period, an amount, expressed as a percentage, equal to the quotient of (a) the sum of (i) the aggregate Cash Collections for the Vehicle Contracts comprising such Vintage Month Pool(s) from the Vehicle Funded Date for such Vehicle Contract through the end of the applicable Monthly Period plus (ii) without duplication, the Specified Vehicle FMV of the Vehicles of all Vehicle Contracts for such Vintage Month Pool(s) that have been charged off (or are required to be charged off) pursuant to the Credit Guidelines divided by (b) the aggregate Net Funded Amounts for such Vehicle Contracts comprising such Vintage Month Pool(s); provided that such calculation shall not include any Vehicle Contract for which the related Vehicle has been returned by the Consumer and such Vehicle Contract has been unwound in accordance with the terms of such Vehicle Contract rather than charged off; provided, further, that, in any event, the Cash Collection Curve Percentage shall be calculated in a manner consistent with the Curve Tables Back-Up Model.

“Cash Collections” means all amounts received by or on behalf of the Credit Parties and their Subsidiaries in cash that constitute Collections within the meaning of clauses (a) and (b) of the definition thereof.

“Cash Dominion Period” means any period:

(a)                commencing when any of the following occurs: (i) any Event of Default occurs, (ii) Liquidity is less than $35,000,000 for five (5) consecutive Business Days or (iii) the Collateral Coverage Ratio is less than 1.55 to 1.00 on the last day of any calendar month (or the last day of any calendar week during any Additional Reporting Period); and

(b)                continuing until each of the following occurs: (i) no Event of Default is continuing, (ii) average daily Liquidity is greater than or equal to $40,000,000 for the thirty (30) consecutive days most recently ended and (iii) the Collateral Coverage Ratio is greater than or equal to 1.55 to 1.00 on the last day of the three (3) consecutive calendar months most recently ended.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three (3) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three (3) months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

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“Casualty Event” as defined in the definition of “Net Insurance/Condemnation Proceeds”.

“Certificated Non-Recourse Debt Facility Equity Interests” as defined in Section 5.20.

“Certificate of Title” means the certificate of title or other evidence of ownership of any Vehicle issued by the appropriate Division of Motor Vehicles or its counterpart in the jurisdiction in which the Consumer resides.

“Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) shall have acquired beneficial ownership or control of 30% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of the Parent; (ii) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) shall have acquired the power (whether or not exercised and whether arising by ownership of Equity Interests, by contract or otherwise) to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent or control over the Equity Interests representing 30% or more on a fully diluted basis of the voting interests entitled to vote for members of the board of directors (or similar governing body) of the Parent; or (iii) the Parent shall cease to directly beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of any Borrower.

“Charge-Off Policy” as defined in Section 5.17.

“Chattel Paper” has the meaning specified in the UCC.

“Closing Date” means the date on which all of the conditions precedent in Section 3.1 are satisfied (or waived in accordance with Section 10.5), the Loans are made and the Related Transactions are consummated.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

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“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Agent Account” means the account of the Collateral Agent to which all monies constituting proceeds of Collateral and deposited in Dominion Accounts shall be transferred from time to time.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the Borrowing Base as of such date to (b) the outstanding principal amount of the Loans as of such date.

“Collateral Documents” means the Security Agreement, any Control Agreements, any Commingled Account Control Agreements and the Commingled Account Intercreditor Agreement, any Intellectual Property Security Agreements, any Mortgages, any Lien Waivers and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collection Account” means any Deposit Account or Securities Account of a Credit Party which is subject to a Control Agreement in favor of the Collateral Agent (for the benefit of the Secured Parties) or the Commingled Account Intercreditor Arrangement.

“Collections” means, with respect to all Vehicle Contracts owned by the Credit Parties and their Subsidiaries, (a) all scheduled payments, all prepayments, all early termination payments and all overdue payments (in each case whether in the form of cash, ACH payments, checks, notes, instruments, and other items of payment) received with respect to, or in connection with, such Vehicle Contracts, (b) all insurance proceeds received from third party insurance carriers with respect to the Financed Vehicles and (c) all liquidation proceeds and all other payments received with respect to, or in connection with such Vehicle Contracts and the Financed Vehicles, including judgment awards, settlements and late charges.

“Commingled Account” means any Deposit Account or Securities Account of any Credit Party into which Collections owned by any Credit Party are commingled with Collections beneficially owned by any Special Purpose Subsidiary (each such Special Purpose Subsidiary, a “Commingled Account Beneficial Owner”).

“Commingled Account Collateral Agent” means a collateral agent or trustee, reasonably acceptable to the Collateral Agent (and not affiliated with any Credit Party or any Commingled Account Beneficial Owner), that is granted a Lien on any Commingled Account on behalf of the Collateral Agent and the Commingled Account Beneficial Owners.

“Commingled Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, which provides for the Commingled Account Collateral Agent to have “control” (as defined in Section 9-104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of any Commingled Account.

“Commingled Account Intercreditor Arrangement” means, as of any date of determination with respect to any Commingled Account, that (a) such Commingled Account is pledged to the Commingled Account Collateral Agent and subject to a Commingled Account Control Agreement and (b) such Lien in the Commingled Account is subject to a Commingled Account Intercreditor Agreement. “Commingled Account Intercreditor Agreement” means an intercreditor agreement, in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Commingled Account Collateral Agent agrees to act as agent for perfection purposes for the benefit of the Collateral Agent and the secured parties with respect to the applicable Permitted Non-Recourse Debt Facility thereunder with respect to the Commingled Account.

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“Commitment” means any Initial Term Commitment.

“Communications” as defined in Section 5.1(s)(i).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consumer” means (i) each individual natural person who purchased a Financed Vehicle for personal, family or household purposes pursuant to a Vehicle Contract and (ii) each other Person who is obligated to the applicable Vehicle Contract Lender to perform any duty under or to make any payment pursuant to the terms of such Vehicle Contract, including co-signers, guarantors and sureties.

“Consumer Finance Laws” means all applicable Laws governing or relating to the extension of consumer credit, the creation of a security interest in personal property or a mortgage in real property in connection with the consumer credit, the collection of consumer debt and the protection of consumers’ interests in connection with consumer credit transactions (including with respect to the advertising, solicitation, underwriting, origination, assignment, administration, servicing and collection thereof), including any usury laws, privacy laws, discriminatory lending laws, predatory lending laws, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Equal Credit Opportunity Act and any regulations related thereto, the Fair Debt Collections Practices Act, RESPA, the Magnuson-Moss Warranty Act, the Servicemember’s Civil Relief Act, the Gramm-Leach-Bliley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Federal Trade Commission’s Rules and Regulations, the rules and regulations promulgated by the Consumer Financial Protection Bureau (including Regulations B, M, N, O P, V, X and Z) and Regulations B and Z of the Federal Reserve Board, as any of the foregoing may be amended from time to time.

“Contracts” means, with respect to any Borrower, all of such Borrower’s now owned and hereafter acquired loan agreements, Accounts, installment sale contracts, Instruments, notes, documents, Chattel Paper, and all other forms of obligations owing to such Borrower, including Vehicle Contracts, and any collateral for any of the foregoing, including all rights under any and all Vehicle Contract Security Documents and Vehicles or other merchandise returned to or repossessed by such Borrower.

“Contractual Obligation” means, as applied to any Person, any provision of any Securities issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

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“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, which provides for the Collateral Agent to have “control” (as defined in Section 9-104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of Deposit Accounts or Securities Accounts, as applicable.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a written Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Copyrights” as defined in the Security Agreement.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Document” means any of this Agreement, the Fee Letter, the Notes, if any, the Collateral Documents, the Backup Servicing Agreement, the First Amendment, the First Amendment Payments Letter and all other documents, fee letters ~~(including the Fee Letter)~~, certificates, instruments or agreements executed and delivered by or on behalf of any Credit Party for the benefit of any Agent or any Lender in connection with this Agreement on or after the date hereof.

“Credit Guidelines” means the Borrowers’ guidelines that state in detail the credit criteria used by the Borrowers in determining the creditworthiness of Consumers and the collection criteria used by the Borrowers in collection of amounts due from Consumers, as in effect on the Closing Date and as amended from time to time in accordance with Section 6.17.

“Credit Party” means each Borrower and each Guarantor.

“Cumulative Net Loss Curve Percentage” means, for any applicable number of the most recent consecutive Vintage Month Pool(s) for Vehicle Contracts which have completed the applicable Monthly Period, an amount, expressed as a percentage, equal to the quotient of (a) the result of (i) the aggregate Outstanding Principal Balance of the Vehicle Contracts for such Vintage Month Pool(s) that have been charged off (or are required to be charged off) pursuant to the Credit Guidelines minus (ii) the Specified Vehicle FMV of the Vehicles of such charged-off Vehicle Contracts divided by (b) the aggregate Net Funded Amounts of all Vehicle Contracts for such Vintage Month Pool(s); provided that such calculation shall not include any Vehicle Contract for which the related Vehicle has been returned by the Consumer and such Vehicle Contract has been unwound in accordance with the terms of such Vehicle Contract rather than charged off; provided, further, that, in any event, the Cumulative Net Loss Curve Percentage shall be calculated in a manner consistent with the Curve Tables Back-Up Model.

“Cure Amount” as defined in Section 8.3(a).

“Cure Expiration Date” as defined in Section 8.3(a).

“Cure Notice” as defined in Section 8.3(a).

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“Curve Tables Back-Up Model” means the model of historic Cash Collection Curve Percentages and Cumulative Net Loss Curve Percentages used to establish the Tier 1 Event and Tier 2 Event tables, as set forth in Appendix E.

“Data Tape” means, collectively, the set of electronic data files for the entire portfolio of the Vehicle Contracts and the Vehicles that constitute Inventory and Financed Vehicles.

“Dealer” means a dealer who sold a Financed Vehicle to a Consumer and who originated and assigned the Vehicle Contract relating to such Financed Vehicle to the applicable Borrower under an existing Dealer Agreement between such Dealer and such Borrower, and any successor to such Dealer.

“Dealer Agreement” means an agreement between any Borrower and a Dealer, in form and substance reasonably satisfactory to the Administrative Agent, that governs the sale or assignment of Contracts from such Dealer to such Borrower, including any provisions for assignment (whether with or without recourse, a repurchase obligation by such Dealer, or a guaranty by such Dealer) contained in such agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Interest” as defined in Section 2.7.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Discretionary Reserves” means reserves and adjustments in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall from time to time deem reasonably necessary or appropriate in order to reflect, among others, (a) a material impediment to the Collateral Agent’s ability to realize upon the Eligible Receivables and the Eligible Vehicle Inventory, (b) amounts that any Credit Party is required to pay to the Agent or any Lender under this Agreement or any other Credit Document and has failed to pay after giving effect to any relevant cure period provided for herein, the payment of which the Borrowers are not contesting in good faith, (c) amounts for which claims have been asserted against the Eligible Receivables or the Eligible Vehicle Inventory or (d) criteria, events, conditions, delays, contingencies or risks which materially and adversely affect any component of the Borrowing Base or would reasonably be expected to have a Material Adverse Effect on the assets, business, financial performance or financial condition of the Credit Parties, taken as a whole; provided that (i) on the Closing Date, no Discretionary Reserves have been established by the Administrative Agent, (ii) the Administrative Agent shall not establish any Discretionary Reserves absent a material and adverse change in circumstances, (iii) the Administrative Agent shall promptly remove any Reserve once the Borrowers can demonstrate that (x) the material and adverse change which gave rise to such Reserve has been remedied or (y) such Reserve is otherwise no longer necessary and (iv) the amount of any Reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for the establishment of such Reserve.

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“Disposition” or “Dispose” means the conveyance, assignment, sale, lease or sublease (as lessor or sublessor), license, exchange, transfer or other disposition (including any sale and leaseback transaction and any sale of Equity Interests held in another Person) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and, shall include any issuance by a Person of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in Cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Disregarded Subsidiary” means ACM Insurance.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Dominion Account” means any Deposit Account or Securities Account of a Credit Party which is subject to a Control Agreement in favor of the Collateral Agent (for the benefit of the Secured Parties).

“Dominion Account Deadline” means December 30, 2025 (or such later date as determined by the Administrative Agent in its sole discretion).

“Earn-Out Obligations” means any earn-out obligations, performance-based payment obligations or similar obligations of the Borrowers or any of their Subsidiaries to any one or more sellers of the applicable assets or Equity Interests arising out of or in connection with any acquisition.

“Eligible Assignee” means any Person (other than a natural person) that is (i) a Lender, (ii) an Affiliate of any Lender, (iii) a Related Fund, (iv) an Approved Lender or (v) any other Person approved by each of (A) the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) and (B) the Borrowers (such approval not to be unreasonably withheld, delayed or conditioned), unless in the case of this clause (B) (I) an Event of Default ~~under Section 8.1(a), 8.1(f) or 8.1(g)~~ has occurred and is continuing or (II) the applicable assignment is made in connection with the primary syndication of the Initial Term Loans during the 90-day period after the Closing Date; provided that (1) no Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee and (2) the consent of the Borrowers, to the extent required under clause (v)(B), shall be deemed to have been given if the Borrowers shall fail to object thereto by written notice to the Administrative Agent within ~~ten~~five (~~10~~5) Business Days after receiving notice thereof.

“Eligible Non-Recourse Debt Vehicle Contracts” means Non-Recourse Debt Vehicle Contracts owned by the Special Purpose Subsidiaries, the Non-Recourse Debt Residuals of which are subject to a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, that would be Eligible Vehicle Contracts (if owned by the Borrowers) but for the failure to satisfy the terms of clauses (a) and (t) of the definition thereof. For the avoidance of doubt, any Non-Recourse Debt Residuals owned by a Credit Party that are not related to Eligible Non-Recourse Debt Vehicle Contracts shall nevertheless be part of the Collateral.

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“Eligible Receivables” means, collectively, all Eligible Vehicle Contracts and all Eligible Non-Recourse Debt Vehicle Contracts.

“Eligible Vehicle Contract” means any Vehicle Contract of a Borrower that satisfies the following requirements:

(a)                such Vehicle Contract is subject to a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties;

(b)                such Vehicle Contract is serviced by ACM, another Borrower or any other servicer party to the Backup Servicing Agreement;

(c)                no scheduled payment due under such Vehicle Contract is past due for more than 30 days;

(d)                except as provided in clause (c) of this definition, neither the applicable Borrower nor the Consumer is in default under the terms of such Vehicle Contract;

(e)                the records of the Borrowers do not reflect any material facts which have not been remediated or cured which would constitute the basis under such Vehicle Contract for any right of rescission, offset, claim, counterclaim or defense with respect to such Vehicle Contract or the same being asserted or threatened with respect to such Vehicle Contract;

(f)                 the terms of such Vehicle Contract and all related documents and instruments comply in all material respects with all applicable requirements of law, including the Vehicle Contract Compliance Requirements, and such Vehicle Contract is a binding and valid obligation of the Consumer and is in full force and effect;

(g)                the Consumer is not an Affiliate of any Borrower (but may be an employee; provided that the aggregate amount of Net Book Value attributable to Vehicle Contracts for which an employee is the related Consumer shall not exceed 0.50% of the OpCo Receivables Formula Amount at any time);

(h)                such Vehicle Contract was originated in accordance with the Credit Guidelines;

(i)                 the related Consumer is not subject to any pending Insolvency Proceeding;

(j)                 such Vehicle Contract was originated in the United States and is denominated in U.S. dollars;

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(k)                the first scheduled payment pursuant to the terms of such Vehicle Contract is, or was, due within forty-five (45) days following the execution of such Vehicle Contract, and such Vehicle Contract provided, at origination, for level monthly, semi-monthly, weekly or bi-weekly payments that fully amortize the initial principal balance over the original term; provided that the amount of (i) the scheduled payments for the first ninety (90) days after origination, (ii) generally up to two scheduled payments and (iii) the last scheduled payment, in each case, may be different from the level payment;

(l)                 the original term to maturity of such Vehicle Contract is not more than 72

(m)              either (i) (x) such Vehicle Contract is secured by a first priority, validly perfected security interest in the related Financed Vehicle in favor of the applicable Borrower, as secured party, and (y) the applicable Borrower has evidence of the related Lien Certificate available for inspection by the Administrative Agent or (ii) (x) all necessary actions have been commenced that would result in a first priority, validly perfected security interest in the related Financed Vehicle in favor of the applicable Borrower, as secured party, and the applicable Borrower has a Title Package for such Financed Vehicle and (y) not more than 150 days have passed since the execution of such Vehicle Contract;

(n)                to the extent that the balance of such Vehicle Contract includes sums representing the financing of a service contract, such service contract shall be in compliance in all material respects with all applicable Consumer Finance Laws;

(o)                such Vehicle Contract is not a Modified Contract unless the Consumer thereon has made full contractual payments for at least seventy-five (75) consecutive days in the amounts called for by the terms of such Vehicle Contract after such Vehicle Contract has been rewritten, restructured, amended or otherwise modified or the term of such Vehicle Contract has been extended; provided that the amount of Modified Contracts shall be limited by the sub-limit set forth in the definition of “OpCo Receivables Formula Amount”;

(p)                such Vehicle Contract is either (i) originated in the Ordinary Course of Business by a Borrower, or (ii) an Acquired Contract; provided that the amount of Acquired Contracts shall be limited by the sub-limit set forth in the definition of “OpCo Receivables Formula Amount”;

(q)                such Vehicle Contract does not relate to the financing of mechanical or repair issues, unless such financing is capitalized at closing;

(r)                 such Vehicle Contract has not been charged off or required to be charged off pursuant to the Charge-Off Policy, and does not represent an uncollateralized deficiency balance;

(s)                 such Vehicle Contract is not a Side Note;

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(t)                 such Vehicle Contract is not a Non-Recourse Debt Vehicle Contract as of such date of determination (including any Vehicle Contract that has been repurchased by any Borrower pursuant to a Standard Securitization Undertaking relating to a breach of an eligibility representation); and

(u)                such Vehicle Contract (i) is genuine and in all respects what it purports to be, and is not evidenced by a judgment; (ii) arises out of a completed, bona fide installment sale of a Vehicle in the Ordinary Course of Business, and substantially in accordance with any contract or other document relating thereto; and (iii) is for a sum certain, maturing as stated in the contract or other document relating thereto.

For the avoidance of doubt, any Vehicle Contracts owned by a Borrower that are not Eligible Vehicle Contracts shall nevertheless be part of the Collateral.

“Eligible Vehicle Inventory” means any Inventory of a Borrower consisting of a Vehicle that satisfies the following requirements:

(a) such Vehicle is subject to a First Priority Lien in favor of the Collateral Agent, for the benefit of the Secured Parties;

(b) such Vehicle is purchased, repossessed or otherwise acquired for Inventory and is currently held for retail sale (and not for wholesale or for use by the Borrowers, their Affiliates or their respective employees);

(c) in the case of any used Vehicle, either (i) the applicable Borrower physically holds the applicable Certificate of Title or (ii) such Borrower has, in accordance with its standard policies and procedures, initiated the process by which the requirements of the foregoing clause (i) will be satisfied; provided that any used Vehicle shall be excluded under this clause (ii) if the Certificate of Title for such Vehicle is not received by such Borrower within 60 days from the date that such Vehicle was purchased or acquired;

(d) such Vehicle is owned by the applicable Borrower for a period of less than 180 days;

(e) such Vehicle was purchased for less than (i) $25,000 with respect to automobiles and (ii) $35,000 with respect to sport utility vehicles, vans and trucks;

(f) such Vehicle is located at a location set forth on Schedule 1.1(c) and is being used, stored and maintained by the applicable Borrower with reasonable care, in accordance with applicable standards of any insurance and in conformity in all material respects with all applicable Laws;

(g) such Vehicle was not acquired or accepted on consignment or approval, and the full purchase price for such Vehicle has been paid by the applicable Borrower;

(h) such Vehicle has not been damaged by hail or other natural disaster (as identified in the inventory records of the Borrowers);

(i) such Vehicle is not currently under repair or reconditioning and unavailable for purchase (whether onsite, at a third-party location or in transit);

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(j) such Vehicle has not been designated for sale at auction (whether onsite, at a third-party location or in transit);

(k) with respect to any repossessed Vehicle, such Vehicle is not in “pending repossession” status, all waiting periods under all applicable laws have expired and such Vehicle is currently permitted to be sold; and

(l) such Vehicle is not in “unidentified” status.

For the avoidance of doubt, any Vehicles owned by a Borrower that are not Eligible Vehicle Inventory shall nevertheless be part of the Collateral.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, any of the Borrowers or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any actual or alleged liability in connection with any Hazardous Materials or Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Borrower or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) for purposes relating to Section 412(b) of the Code only, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of any of the Credit Parties shall continue to be considered an ERISA Affiliate of such Credit Party within the meaning of this definition solely with respect to (a) the period such entity was an ERISA Affiliate of such Credit Party and (b) liabilities arising after such period only to the extent that such Credit Party could be liable under the Code or ERISA.

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“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any of the Credit Parties or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability to any of the Credit Parties or any of their respective ERISA Affiliates pursuant to Section 4063 or Section 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any of the Credit Parties or any of their respective ERISA Affiliates pursuant to Section 4062(e) or Section 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any of the Credit Parties or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Credit Parties or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or Section 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on any of the Credit Parties or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (x) the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code; or (xi) engaging in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA with respect to any Employee Benefit Plan by any of the Credit Parties.

“Erroneous Payment” as defined in Section 9.12.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Account” means (i) any account the balance of which consists exclusively of amounts withheld for Taxes, federal, state, local or foreign employment Taxes and other applicable Taxes (including sales tax) in such amounts as are required, as reasonably determined by any Credit Party, to be paid to the Internal Revenue Service or any other U.S., federal, state or local or foreign government agencies, (ii) any account that is used exclusively as a health savings account, a worker’s compensation account or any other employee benefits account, (iii) any account the balance of which consists exclusively of amounts which are required to be pledged or otherwise provided as security pursuant to any requirement of any Governmental Authority, (iv) any account that is used exclusively as a payroll account, (v) any account established solely for purposes of a Permitted Non-Recourse Debt Facility that is owned by a Special Purpose Subsidiary, (vi) any Commingled Account maintained in accordance with Section 5.13(d), so long as any cash amounts therein are transferred to either an account related to a Permitted Non-Recourse Debt Facility or a Dominion Account within two (2) Business Days after receipt thereof, (vii) any account that is used exclusively as (and is identified when established as an account established solely for the purposes of) an escrow account, a fiduciary account or a trust account, (viii) any Zero Balance Account and (ix) any Deposit Accounts maintained by the Credit Parties in the Ordinary Course of Business with an aggregate average daily balance not to exceed $1,000,000 in any calendar month.

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“Excluded Subsidiary” means (i) any Subsidiary that is prohibited by any applicable law, rule or regulation, or by any contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired or organized (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition or organization), in each case from guaranteeing the Obligations or granting Liens to secure the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect), or which would require governmental (including regulatory) approval, license or authorization to provide a guarantee or grant of a Lien unless such consent, approval, license or authorization has been received, or for which the provision of a guarantee or grant of a Lien would result in material adverse tax consequences to any Borrower or one of its Subsidiaries as reasonably determined in good faith by the Borrowers and the Administrative Agent, (ii) as reasonably determined in good faith by the Borrowers in consultation with the Administrative Agent, any Foreign Subsidiary to the extent the cost or other consequences of providing a guarantee of the Obligations by such Foreign Subsidiary would be excessive in light of the benefits to be obtained by the Lenders therefrom, (iii) the Disregarded Subsidiary, (iv) any Special Purpose Subsidiary and (v) any other Subsidiary in respect of which the Administrative Agent has agreed in its sole discretion to exclude from guaranteeing the Obligations or granting Liens to secure the Obligations. Notwithstanding the foregoing, no Subsidiary that is a Guarantor on the Closing Date shall be deemed an Excluded Subsidiary. Each Excluded Subsidiary as of the Closing Date is listed on Schedule 1.1(b).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a)                Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes;

(b)                Taxes attributable to such Recipient’s failure to comply with Section 2.17(f);

(c)                in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office; and

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(d)                any U.S. federal withholding Taxes imposed under FATCA.

“Existing ABL Credit Agreement” means that certain Third Amended and Restated Loan and Security Agreement, dated as of September 30, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date), among the Borrowers, the Parent, certain Subsidiaries of the Borrowers party thereto, the lenders party thereto and BMO Bank N.A., as agent.

“Existing ABL Refinancing” as defined in the recitals hereto.

“Existing Securitizations” means, individually or collectively, as the context may require, the auto loan asset backed notes issued pursuant to (i) that certain Indenture, dated as of July 6, 2023, between ACM Auto Trust 2023-2, as issuer, and Wilmington Trust, National Association, as indenture trustee, (ii) that certain Indenture, dated as of January 31, 2024, between ACM Auto Trust 2024-1, as issuer, and Wilmington Trust, National Association, as indenture trustee, (iii) that certain Indenture, dated as of October 9, 2024, between ACM Auto Trust 2024-2, as issuer, and Wilmington Trust, National Association, as indenture trustee, (iv) that certain Indenture, dated as of January 31, 2025, between ACM Auto Trust 2025-1, as issuer, and Deutsche Bank National Trust Company, as indenture trustee, (v) that certain Indenture, dated as of May 29, 2025, between ACM Auto Trust 2025-2, as issuer, and Deutsche Bank National Trust Company, as indenture trustee, and (vi) that certain Indenture, dated as of August 28, 2025, between ACM Auto Trust 2025-3, as issuer, and Deutsche Bank National Trust Company, as indenture trustee.

“Existing Warehouse Facility” means the credit facility established under that certain Loan and Security Agreement, dated as of July 12, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date), among Car-Mart Warehouse, as borrower, ACM, as sponsor, the lenders from time to time party thereto, the Managing Agents (as defined therein) from time to time party thereto and Atlas Securitized Products Administration, L.P., as administrative agent.

“Existing Warehouse Facility Termination Deadline” means November 13, 2025 (or such later date as determined by the Administrative Agent in its sole discretion).

“Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided that at any time prior to the making of the Loans, the Exposure of any Lender shall be equal to such Lender’s Commitment.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Borrower or any of its Subsidiaries or any of their respective predecessors.

“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer and a willing seller, not affiliated with such buyer and who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Borrowers consistent with past practice.

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“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into pursuant to the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, or any treaty or convention among Governmental Authorities and implementing the foregoing.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§78dd-1 et seq.), as amended.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Fee Letter, dated as of the date hereof, between the Administrative Agent and the Borrowers.

“Financed Vehicle” means a Vehicle securing a Consumer’s indebtedness under the related Vehicle Contract.

“Financial Officer” means, with respect to any Person, the chief executive officer, chief financial officer, chief accounting officer, treasurer, controller or other similar officer of such Person.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Parent that such financial statements fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Amendment” means that certain First Amendment and Limited Waiver to Credit and Guaranty Agreement, dated as of the First Amendment Effective Date, by and among the Borrowers, the Guarantors, the Lenders party thereto, the Administrative Agent and the Collateral Agent.

“First Amendment Effective Date” means June 19, 2026.

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“First Amendment Payments Letter” means that certain First Amendment Payments Letter, dated as of the First Amendment Effective Date, between the Administrative Agent and the Borrowers.

“First Amendment Period” means the “Specified Period” as defined in the First Amendment.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than Permitted Liens applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created pursuant to the relevant Collateral Document.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on April 30 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004. “Flood Zones” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Floor” means the rate per annum of interest equal to one percent (1.00%).

“FMV Vehicle” means any Vehicle that has been traded in by any Consumer or repossessed by any Borrower or any Affiliate thereof.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary of the Borrowers that is not a U.S. Subsidiary.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a written notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to any government, any court, any securities exchange or any self-regulatory organization, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

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“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Government Official” means any employee, agent, or instrumentality of any government, including departments or agencies of a government and businesses that are wholly or partially government-owned, and any employees of such businesses, as well as departments or agencies of public international organizations. This term includes, but is not limited to, all employees, agents, and instrumentalities of state-owned or state-controlled entities or businesses, including any hospitals, laboratories, universities, and other research institutions. The term “Government Official” also applies to individuals who are members of political parties or hold positions in political parties.

“Grandfathered Vintages Levels” means, with respect to the Cumulative Net Loss Curve Percentage for each Vintage Month Pool for which the Vintage Month occurred in any of the Fiscal Quarters set forth in Appendix D, the corresponding Tier 1 Event and Tier 2 Event levels in the table set forth in Appendix D.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means the Parent and each Guarantor Subsidiary.

“Guarantor Subsidiary” means each Subsidiary of the Borrowers, other than any Excluded Subsidiary.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (ii) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Historical Financial Statements” means, as of the Closing Date, (i) the consolidated audited financial statements of the Parent and its Subsidiaries for the Fiscal Years ended April 30, 2023, April 30, 2024 and April 30, 2025, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, (ii) the consolidated unaudited financial statements of the Parent and its Subsidiaries for the Fiscal Quarter ended July 31, 2025, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Quarter, and (iii) the consolidated unaudited financial statements of the Parent and its Subsidiaries for the calendar month ended August 30, 2025, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such calendar month, and, in the case of clauses (i), (ii) and (iii), certified by a Financial Officer of the Parent as fairly presenting, in all material respects, the financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Increased-Cost Lender” as defined in Section 2.20.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services when accounted for on such Person’s balance sheet, including any earn-out obligations, purchase price adjustments and profit-sharing arrangements arising from purchase and sale agreements (excluding trade and vendor payables and similar amounts due under supplier agreements, in each case, incurred in the Ordinary Course of Business and that are not overdue by more than ninety (90) days); (v) [reserved]; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty or endorsement (other than for collection or deposit in the Ordinary Course of Business) by such Person of the obligation of another; (ix) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; (x) all obligations of such Person in respect of securitizations or the sale or factoring of receivables; and (xi) any liability or agreement of such Person to purchase, repurchase or otherwise acquire any Indebtedness or Equity Interest from any other Person, including any “repo” or other similar arrangement. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor. The “amount” or “principal amount” of any guaranty or other contingent liability referred to in clause (viii) above shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or (x) if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or (y) if the amount of the guaranty or other contingent liability is less than the determinable amount of the primary obligation (e.g., because of limited recourse to the guarantor), the maximum amount of potential liability on account of such guaranty or other contingent obligation.

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“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims and intraparty claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), and reasonable and documented expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees, disbursements and other charges of counsel) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether by any third party or by any Borrower, any other Credit Party or any other Affiliate thereof, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by any such Indemnitee in enforcing this indemnity, whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in each case, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) any engagement or commitment letter (and any related fee letter) delivered by any Agent or any Lender to the Borrowers with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Initial Term Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan, and “Initial Term Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Initial Term Commitment is set forth on Appendix A. The aggregate amount of the Initial Term Commitments as of the Closing Date is $300,000,000.

“Initial Term Loans” means, collectively, the Loans made by the Lenders to the Borrowers pursuant to Section 2.1(a).

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code or any other Debtor Relief Law, (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property, or (c) an assignment or trust mortgage for the benefit of creditors.

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“Instrument” has the meaning specified in the UCC.

“Intellectual Property” as defined in the Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (ownership, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Security Agreement.

“Intercompany Note” means that certain promissory note, dated as of the date hereof, among the Credit Parties and their Subsidiaries.

“Interest Payment Date” means:

(a) during the First Amendment Period, (i) with respect to any Loan that is a Base Rate Loan, the last Business Day of each calendar month and (ii) with respect to any Loan that is a Term Benchmark Loan, the last Business Day of each Interest Period applicable to such Loan and, in the case of each Interest Period of longer than one (1) month, each date that is one (1) month, or an integral multiple thereof, after the commencement of such Interest Period; and

~~“Interest Payment Date” means~~(b) at all other times, (i) with respect to any Loan that is a Base Rate Loan, the last Business Day of January, April, July and October of each year, commencing in January 2026, and (ii) with respect to any Loan that is a Term Benchmark Loan, the last Business Day of each Interest Period applicable to such Loan.

“Interest Period” means, in connection with a Term Benchmark Loan, an interest period of one or three months (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as selected by the Borrowers in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Borrowing Date or applicable Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (d) of this definition, end on the last Business Day of a calendar month; (c) no tenor that has been removed from this definition pursuant to Section 2.15(e) shall be available for specification in such Conversion/Continuation Notice; and (d) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Inventory” means Vehicles held for sale by the Credit Parties that constitute “inventory” as defined in Article 9 of the UCC (and, in any event, excluding any Vehicles that have become Financed Vehicles).

“Inventory Advance Rate” means 80%; provided that the Inventory Advance Rate may be adjusted from time to time by the Administrative Agent in its Permitted Discretion based on changes to the net orderly liquidation values reflected in the third-party appraisals delivered after the Closing Date (using substantially the same methodology to determine the Inventory Advance Rate as of the Closing Date).

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“Inventory Financing” means any program providing for (x) the sale, contribution and/or transfer, directly or indirectly through intermediate Persons, to a Special Purpose Subsidiary, in one or more related transactions, of Inventory (or rights therein) for Fair Market Value in transactions intended to constitute (and opined by nationally-recognized outside legal counsel in connection therewith to constitute) true sales and/or true contributions to such Special Purpose Subsidiary (or an intermediate Special Purpose Subsidiary) and (y) the provision of financing primarily secured by the Inventory (or rights therein) so sold, contributed and/or transferred.

“Inventory Formula Amount” means, as of any date of determination, an amount equal to the Inventory Advance Rate multiplied by the Actual Cash Value of Eligible Vehicle Inventory owned by the Borrowers.

“Investment” means (i) any direct or indirect purchase or other acquisition by any Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than any Borrower or any Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Borrower or any of its Subsidiaries from any Person (other than any Borrower or any Guarantor Subsidiary), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance or capital contributions by any Borrower or any of its Subsidiaries to any other Person (other than any Borrower or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the Ordinary Course of Business; (iv) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; and (v) all investments consisting of any exchange traded or over the counter derivative transaction, entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii), (iii) and (iv) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Junior Indebtedness” means Indebtedness that is (i) subordinated in right of payment to the Obligations, (ii) secured by a Lien that is junior in priority to any Lien securing the Obligations, (iii) unsecured Indebtedness of a Credit Party for borrowed money or (iv) an Earn-Out Obligation.

“Laws” means, with respect to any Person, (i) the common law, civil law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (ii) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Indemnitee” as defined in Section 10.3(a).

“Level One Regulatory Event” means the formal commencement by written notice by any Governmental Authority of any legal action or similar adversarial proceeding against any Credit Party or any of their Affiliates challenging its authority to originate, hold, own, pledge, collect, service or enforce any Vehicle Contract, or otherwise alleging any material non-compliance by any Credit Party or any of their Affiliates with any applicable law related to originating, holding, owning, pledging, collecting, servicing or enforcing any Vehicle Contract, which inquiry, investigation, legal action or proceeding is not released or terminated in a manner reasonably acceptable to the Administrative Agent within sixty (60) calendar days after commencement thereof (or such longer period as the Administrative Agent may agree, in writing, for any specific event).

“Level Two Regulatory Event” means the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction (other than the imposition of a monetary fine), order or ruling against any Credit Party or any of their Affiliates related in any way to the originating, holding, owning, pledging, collecting, servicing or enforcing of any Vehicle Contract; provided that, in each case, upon the favorable resolution of any action or proceeding, such Level Two Regulatory Event shall cease to exist. For the avoidance of doubt, the issuance of a civil investigative demand by the Consumer Financial Protection Bureau shall not, on its own, constitute a Level Two Regulatory Event.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Lien Certificate” means, with respect to a Financed Vehicle, an original Certificate of Title, certificate of lien or other notification issued by the applicable Division of Motor Vehicles or its counterpart in the jurisdiction in which the Consumer resides to a secured party or such other evidence acceptable to the applicable Division of Motor Vehicles or its counterpart in such jurisdiction, in each case, which indicates that the lien of the applicable Vehicle Contract Lender on the Financed Vehicle is recorded on the original Certificate of Title; provided that if an original Certificate of Title has not been received by the applicable Vehicle Contract Lender, the “Lien Certificate” shall mean either (i) evidence that an application therefor has been submitted with the appropriate authority, (ii) in any jurisdiction in which the Certificate of Title is issued in electronic form, the applicable document (electronic or otherwise) evidencing the security interest in such Financed Vehicle that the applicable Vehicle Contract Lender (or, in the case of any Vehicle Contract Lender that is a Special Purpose Subsidiary, any applicable Non-Recourse Debt Facilities Servicer) keeps on file in accordance with the Credit Guidelines or (iii) in any jurisdiction in which the original Certificate of Title is required to be given to the Consumer, the applicable certificate or notification issued to a secured party in such jurisdiction, which may be in tangible form or in electronic form in a database accessible to the applicable Vehicle Contract Lender (or, in the case of any Vehicle Contract Lender that is a Special Purpose Subsidiary, any applicable Non-Recourse Debt Facilities Servicer).

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“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, by which (a) for any Collateral located on leased premises, the lessor acknowledges the Collateral Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Collateral Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person acknowledges the Collateral Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for the Collateral Agent, and agrees to deliver the Collateral to the Collateral Agent upon request; and (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Collateral Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Collateral Agent upon request.

“Liquidity” means, as of any date of determination, all Unrestricted Cash of the Credit Parties on such date.

“Liquidity Report” means a Liquidity Report substantially in the form of Exhibit C-3.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or financial condition of the Parent and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties taken as a whole to perform their material payment obligations under the Credit Documents; (iii) the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party; (iv) the Collateral Agent’s Liens (on behalf of the Secured Parties) on the Collateral or the priority of such Liens; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any other Secured Party under any Credit Document. “Material Contract” means any Contractual Obligation of any Credit Party or any Subsidiary of a Credit Party as to which the breach, nonperformance or termination (without contemporaneous replacement) thereof would reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means (i) the Permitted Non-Recourse Debt Facilities and (ii) other Indebtedness (other than the Loans) of any one or more of any Borrower or any of its Subsidiaries in an aggregate principal amount exceeding $10,000,000.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a Fair Market Value in excess of $1,000,000 as of the date of the acquisition thereof; provided that that the Fair Market Value of all fee-owned Real Estate Assets that are not Material Real Estate Assets shall not exceed $10,000,000 in the aggregate determined at the date of acquisition or, if existing as of the Closing Date, to be deemed the book value as of the Closing Date.

“Maturity Date” means the earlier of (i) October 30, 2030 and (ii) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Modified Contract” means, as of any date of determination, any Vehicle Contract (a) that has been rewritten, restructured, amended or otherwise modified from its original economic terms seven (7) or more times, or (b) where the term of such Vehicle Contract has been extended (pursuant to one or more modifications) more than one hundred eighty (180) days from the original maturity date, in each case, other than modifications solely (i) to change the day of the month when scheduled payments are required to be made, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to comply with applicable law or regulatory guidance.

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“Monthly Period” means, with respect to Vehicle Contracts in any Vintage Month Pool, the period of time beginning with the first day of the Vintage Month in which such Vehicle Contracts were funded and continuing through and including the last day of the most recently ended calendar month.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Property” as defined in Section 5.11(d).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to (i) any Cash payments and Cash Equivalents (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any costs, fees and expenses incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans or any Indebtedness secured by a Lien ranking pari passu or junior to the Liens securing the Obligations) that is secured by a Lien on the Equity Interests or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by any Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Book Value” means, with respect to any Vehicle Contract as of any date of determination, the net book value of such Vehicle Contract determined in accordance with GAAP as of such date and consistent with past practice (as such practice is updated as required by any change in GAAP after the date hereof), for the avoidance of doubt, inclusive of the loan loss provision and associated provisions under GAAP.

“Net Funded Amount” means, with respect to any Vehicle Contract, the initial funded amount of the applicable Consumer’s indebtedness thereunder.

“Net Insurance/Condemnation Proceeds” means an amount equal to (i) any Cash payments, Cash Equivalents and proceeds received by any Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder, (b) as a result of the taking of any assets of any Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking (any event of the type referenced in clauses (a) and (b) above being referred to as a “Casualty Event”) or (c) under any business interruption or similar insurance policy in respect of a covered loss thereunder, minus (ii) any costs incurred in connection with such Casualty Event, including (a) taxes payable in connection with such Casualty Event, including income or gains taxes payable as a result of any gain recognized in connection with such Casualty Event, (b) costs in connection with the adjustment or settlement of any claims of any Borrower or such Subsidiary in respect thereof, and (c) costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition.

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“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedging Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the Fair Market Value of the cost to such Person of replacing such Hedging Agreement or such other Indebtedness as of the date of determination (assuming the Hedging Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the Fair Market Value of the gain to such Person of replacing such Hedging Agreement or such other Indebtedness as of the date of determination (assuming such Hedging Agreement or such other Indebtedness were to be terminated as of that date).

“Non-Consenting Lender” as defined in Section 2.20.

“Non-Guarantor Subsidiary” means a Subsidiary of any Borrower that is not a Guarantor Subsidiary.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Parent or its Affiliates or their Securities.

“Non-Recourse Debt Documents” means, as applicable, the sale agreements, purchase agreements, servicing agreements, backup servicing agreements (including the Non-Recourse Debt Facilities Backup Servicing Agreements), trust agreements, administration agreements, indentures, note purchase agreements, loan agreements and security agreements (or such similar agreements) governing the Permitted Non-Recourse Debt Facilities.

“Non-Recourse Debt Facilities Backup Servicing Agreement” means each backup servicing agreement entered into in connection with the Permitted Non-Recourse Debt Facilities.

“Non-Recourse Debt Facilities Cash” means, as of any date of determination, the aggregate amount of Cash and Cash Equivalents held in bank accounts of the Special Purpose Subsidiaries that are subject to a first priority perfected security interest in favor of the applicable indenture trustee or collateral agent under the Non-Recourse Debt Documents, minus the aggregate amount of any reserves required thereunder or maintained in connection with any cure rights thereunder.

“Non-Recourse Debt Facilities Holdco” means, with respect to any applicable Permitted Non-Recourse Debt Facility, (i) ACM Funding or (ii) any one other direct wholly-owned Subsidiary of any Credit Party formed after the Closing Date that acts as a special purpose entity, in accordance with Section 6.23 and with one director who satisfies customary criteria for an independent director (or two such directors if required by any applicable rating agency), and (i) acts as an intermediary in connection with any Permitted Non-Recourse Debt Transfers and/or (ii) holds the Equity Interests of any Non-Recourse Debt Issuer. As of the Closing Date, ACM Funding is the only Non-Recourse Debt Facilities Holdco.

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“Non-Recourse Debt Facilities Issuer” means, with respect to any Permitted Non-Recourse Debt Facility, each Subsidiary to whom Vehicle Contracts are sold, conveyed, assigned or otherwise transferred in connection with such Receivables Financing and that is the issuer, borrower or other applicable primary obligor under such Permitted Non-Recourse Debt Facility. As of the Closing Date, ACM Auto Trust 2023-2, ACM Auto Trust 2024-1, ACM Auto Trust 2024-2, ACM Auto Trust 2025-1, ACM Auto Trust 2025-2 and ACM Auto Trust 2025-3 are the only Non-Recourse Debt Facilities Issuers.

“Non-Recourse Debt Facilities Servicer” means, with respect to any Permitted Non-Recourse Debt Facility, ACM or the other applicable Credit Party that acts as the servicer thereunder.

“Non-Recourse Debt Residual” means, with respect to any Receivables Financing, all Equity Interests of the Non-Recourse Debt Facilities Issuer or the Non-Recourse Debt Facilities Holdco, as applicable, of such Receivables Financing that are owned by any Credit Party and all dividends, payments and distributions, as applicable, with respect thereto. For the avoidance of doubt, Equity Interests of Special Purpose Subsidiaries may include rights to excess cash flows under a Permitted Non-Recourse Debt Facility that are uncertificated in nature (such as membership interests in a limited liability company or beneficial interests in a trust).

“Non-Recourse Debt Residual Concentration Limit” means, as of any date of determination, an amount equal to (a) the Base Formula Amount multiplied by (b) (i) from the Closing Date through and including April 30, 2027, 42.5%, (ii) from May 1, 2027 through and including April 30, 2028, 35% and (iii) thereafter, 30%.

“Non-Recourse Debt Residual Formula Amount” means, as of any date of determination, an amount equal to (a) the Vehicle Contracts Advance Rate multiplied by the Net Book Value of all Eligible Non-Recourse Debt Vehicle Contracts owned by the Special Purpose Subsidiaries, minus (b) all principal, interest, fees and other amounts payable under all Permitted Non-Recourse Debt as of such date of determination, plus (c) all Non-Recourse Debt Facilities Cash; provided that the following portions of the Non-Recourse Debt Residual Formula Amount, if any, shall be deemed ineligible and excluded from the Borrowing Base: (i) the aggregate amount of Net Book Value attributable to Modified Contracts that is in excess of 8.00% of the Non-Recourse Debt Residual Formula Amount, (ii) the aggregate amount of Net Book Value attributable to Acquired Contracts that is in excess of 10.00% of the Non-Recourse Debt Residual Formula Amount, and (iii) the aggregate amount of Net Book Value attributable to Vehicle Contracts with an original term greater than 60 months that is in excess of 15.00% of the Non-Recourse Debt Residual Formula Amount; provided, further, that any portion of the Non-Recourse Debt Residual Formula Amount in excess of the Non-Recourse Debt Residual Concentration Limit shall be deemed ineligible and excluded from the Borrowing Base.

“Non-Recourse Debt Vehicle Contracts” means Vehicle Contracts that are owned by Special Purpose Subsidiaries and subject to Permitted Non-Recourse Debt Facilities.

“Note” means a promissory note substantially in the form of Exhibit B.

“Obligations” means all liabilities and obligations (whether now existing or hereafter arising, absolute or contingent, joint, several or independent) of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Backup Servicer, the Successor Servicer, the Lenders or any of them, under any Credit Document, whether for principal, premium (including any Prepayment Premium), interest (including interest and premium which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest or premium in the related bankruptcy proceeding), fees, expenses (including any Protective Advances), indemnification or otherwise.

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“Obligee Guarantor” as defined in Section 7.7.

“Obligor” as defined in the Security Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OpCo Receivables Formula Amount” means, as of any date of determination, an amount equal to the Vehicle Contracts Advance Rate multiplied by the Net Book Value of Eligible Vehicle Contracts owned by the Borrowers; provided that the following portions of the OpCo Receivables Formula Amount, if any, shall be deemed ineligible and excluded from the Borrowing Base: (i) the aggregate amount of Net Book Value attributable to Modified Contracts that is in excess of 8.00% of the OpCo Receivables Formula Amount, (ii) the aggregate amount of Net Book Value attributable to Acquired Contracts that is in excess of 10.00% of the OpCo Receivables Formula Amount, and (iii) the aggregate amount of Net Book Value attributable to Vehicle Contracts with an original term greater than 60 months that is in excess of 15.00% of the OpCo Receivables Formula Amount.

“Ordinary Course of Business” means the ordinary course of business of the Parent and its Subsidiaries, undertaken in good faith and consistent with applicable Laws and past practices.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association and its by-laws, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement and (iv) with respect to any limited liability company, its articles or certificate of formation or organization and its operating agreement or limited liability company agreement. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Outstanding Principal Balance” means, as of any date of determination and for any Vehicle Contract, the outstanding principal balance of such Vehicle Contract.

“Paid in Full” or “Payment in Full” means:

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(a)                payment in full in cash of the principal of, premium (including any Prepayment Premium) and interest (including premium and interest accruing on or after the commencement of any bankruptcy proceeding, whether or not such interest would be allowed in such bankruptcy proceeding) constituting the Obligations;

(b)                payment in full in cash of all other amounts that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any contingent indemnification obligations for which no written claim or demand for payment has been made at such time) with respect to the Obligations; and

(c)                termination or expiration of all commitments of the holders of the Obligations to extend credit or make loans or other credit accommodations to any of the Credit Parties.

“Parent” as defined in the preamble hereto.

“Participant Register” as defined in Section 10.6(g)(i).

“Patents” as defined in the Security Agreement.

“PATRIOT Act” as defined in Section 3.1(n).

“Payment Item” means each check, draft or other item of payment (including Cash and Cash Equivalents) payable to any Credit Party, including those constituting Collections and all other proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

“Perfection Certificate” means a certificate in form reasonably satisfactory to the Administrative Agent and the Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Permitted Acquisition” means any acquisition, or commitment to acquire, directly or indirectly, by any Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or a majority of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(i)                 immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(ii)               all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Authorizations;

(iii)             (A) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of any Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by a Borrower or a Guarantor Subsidiary thereof, and after the consummation of such acquisition the acquired person shall become a Guarantor Subsidiary and the applicable Borrower or Guarantor Subsidiary shall take, or cause to be taken, each of the actions required pursuant to Sections 5.10 and 5.11, as applicable, within the time periods set forth therein and (B) in the case of the acquisition of assets, after the consummation of such acquisition all acquired assets shall become Collateral and the applicable Borrower or Guarantor Subsidiary shall take, or cause to be taken, each of the actions required pursuant to Sections 5.10 and 5.11, as applicable, within the time periods set forth therein;

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(iv)              after giving effect to such acquisition and any related transactions and use of proceeds on a pro forma basis, the Borrowers shall be in compliance with the financial covenants set forth in Section 6.15 calculated as of the applicable Pro Forma Determination Date for such acquisition, and the Administrative Agent shall have received a Borrowing Base Certificate calculated on a pro forma basis as of such applicable Pro Forma Determination Date not later than two (2) Business Days prior to the closing of such acquisition;

(v)                with respect to any acquisition where the consideration therefor exceeds $10,000,000 or where all or any portion of the consideration consists of Earn-Out Obligations, the Borrowers shall have delivered to the Administrative Agent copies of drafts and the final purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including all schedules, exhibits and annexes thereto;

(vi)              with respect to any acquisition where the consideration therefor exceeds $10,000,000, the Borrowers shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to such proposed acquisition (or such shorter period as may be agreed to by the Administrative Agent), in each case to the extent readily available, all monthly, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired (which may be unaudited) and forecasted balance sheets, profit and loss statements, and cash flow statements with respect to the Person, assets or division to be acquired;

(vii)            with respect to any acquisition where the consideration therefor exceeds $25,000,000, the Borrowers shall have delivered to the Administrative Agent, at least five (5) Business Days prior to such proposed acquisition (or such shorter period as may be agreed to by the Administrative Agent), a third-party diligence report for the proposed acquisition;

(viii)          in the case of the acquisition of Equity Interests of a Person, the board of directors (or similar governing body) or shareholders of such Person shall have consented to such acquisition; and

(ix)              any Person, assets or division as acquired in accordance herewith shall be in the same business or lines of business in which the Parent and its Subsidiaries are engaged as of the Closing Date or similar or related businesses and shall be located in the United States;

provided, further, that if any Acquired Contracts are acquired in connection with such Permitted Acquisition, (A) the Vehicle Contracts Advance Rate for such Acquired Contracts and (B) the treatment of such Acquired Contracts in the calculation of the Cash Collection Curve Percentage and the Cumulative Net Loss Curve Percentage may be adjusted by the Administrative Agent in its Permitted Discretion (at its election, in consultation with a third-party field examiner).

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“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender for comparable asset-based lending transactions) of reasonable business judgment.

“Permitted Earn-Out Obligations” means, collectively, any Permitted Subordinated Earn-Out Obligations and any Permitted Unsubordinated Earn-Out Obligations.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2 (subject to the subordination and/or intercreditor provisions as contemplated thereby, to the extent applicable).

“Permitted Non-Recourse Debt” means Indebtedness incurred under the Permitted Non-Recourse Debt Facilities that is not recourse to any Credit Party or any of its Subsidiaries (except for Standard Securitization Undertakings), other than the Special Purpose Subsidiaries.

“Permitted Non-Recourse Debt Facilities” means, collectively, the Existing Securitizations, any Permitted Securitizations and any Permitted Warehouse Facilities.

“Permitted Non-Recourse Debt Transfers” means the sale, conveyance, assignment, disposition or other transfer, for not less than Fair Market Value and for Cash consideration (or, to the extent such Fair Market Value of the Vehicle Contracts subject to such Permitted Non-Recourse Debt Transfer is greater than the net Cash proceeds available to the applicable Special Purpose Subsidiary party to the applicable Permitted Non-Recourse Debt Facility after the funding thereof, by a capital contribution that increases the value of the equity in such Special Purpose Subsidiary), of Vehicle Contracts by a Credit Party to one or more Special Purpose Subsidiaries pursuant to one or more Permitted Non-Recourse Debt Facilities (each, a “Transfer”); provided that:

(a)         immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)        such Vehicle Contracts subject to such Transfer (i) were originated or acquired in the Ordinary Course of Business, (ii) are selected in accordance with the eligibility criteria of such Permitted Non-Recourse Debt Facility and (iii) were transferred pursuant to a customary assignment agreement that is delivered to the Administrative Agent substantially concurrently with the closing of such Transfer;

(c)         (i) not later than the second (2nd) Business Day prior to the closing date for such Permitted Non-Recourse Debt Facility, the Administrative Agent shall have received a Borrowing Base Certificate calculated on a pro forma basis as of the applicable Pro Forma Determination Date for such Transfer, and the Borrowers shall be in pro forma compliance with the financial covenants set forth in Section 6.15 and (ii) not later than the second (2nd) Business Day prior to any other Transfer for such Permitted Non-Recourse Debt Facility that would cause the aggregate Fair Market Value of Vehicle Contracts transferred to Special Purpose Subsidiaries pursuant to one or more Permitted Non-Recourse Debt Facilities since the date of the most recent Borrowing Base Certificate delivered to the Administrative Agent to exceed $5,000,000, the Administrative Agent shall have received a Borrowing Base Certificate calculated on a pro forma basis as of the applicable Pro Forma Determination Date for such Transfer not later than two (2) Business Days prior to such Transfer, and the Borrowers shall be in pro forma compliance with the financial covenants set forth in Section 6.15 as of such applicable Pro Forma Determination Date;

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(d)        such Transfer of such Vehicle Contracts does not result in any recourse to any Credit Party (contingent or otherwise) other than Standard Securitization Undertakings; and

(e)         in no event will any Transfer be made for purposes of any substitutions (except pursuant to clause (g) of the definition of “Permitted Securitization” or as otherwise expressly permitted hereunder) or exercise of cure rights under any Permitted Non-Recourse Debt Facility, excluding, for the avoidance of doubt, any Transfers during the revolving period under any Permitted Warehouse Facility that do not constitute substitutions or cures.

“Permitted Refinancing Debt” means any Indebtedness issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, other Indebtedness (other than intercompany Indebtedness); provided that:

(a)                the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of the Indebtedness being exchanged, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, expenses, premiums and other obligations incurred in connection therewith);

(b)                the terms and conditions of such Permitted Refinancing Debt, including those relating to amortization, maturity, collateral and subordination (but excluding interest rates, which shall be on prevailing market terms), when taken as a whole are not materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being exchanged, renewed, refunded, refinanced, replaced, defeased or discharged;

(c)                such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being exchanged, renewed, refunded, refinanced, replaced, defeased or discharged;

(d)                (i) the direct and contingent obligors with respect to such Permitted Refinancing Debt are not changed and (ii) such Permitted Refinancing Debt is not secured by any assets other than the assets securing the Indebtedness being exchanged, renewed, refunded, refinanced, replaced, defeased or discharged; and

(e)                if the Indebtedness being exchanged, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Debt is subordinated in right of payment to the Obligations on terms (taken as a whole) not materially less favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being exchanged, renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Securitization” means a Receivables Financing or an Inventory Financing, in each case relating to a Permitted Non-Recourse Debt Transfer, in the form of an issuance of asset backed securities; provided that:

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(a)                such financing does not result in any recourse to any Credit Party (contingent or otherwise) other than Standard Securitization Undertakings;

(b)                after giving effect to such financing and any related incurrence of Indebtedness on a pro forma basis, the Weighted Average Spread for such financing shall not exceed 4.75% per annum without the consent of the Administrative Agent;

(c)                the Borrowers shall have determined in good faith that the terms of such financing (taken as a whole and including economic terms, covenants, events of default and remedies) are consistent with market terms for asset-backed securities transactions negotiated and documented at or reasonably prior to the time of such financing, taking into account the identity of the related sponsor and the composition of the related securitized assets;

(d)                the events of default and related remedies available to the secured parties under the Non-Recourse Debt Documents governing such financing, taken as a whole, shall not be materially less favorable to the interests of the Lenders than the events of default and related remedies included in the Existing Securitizations;

(e)                the Borrowers shall have made available to the Administrative Agent, substantially concurrently with the closing of such financing, copies of the final Non-Recourse Debt Documents evidencing such financing;

(f)                 such financing shall be structured with a Non-Recourse Debt Facilities Holdco that holds the Equity Interests of the applicable Non-Recourse Debt Issuer, and the Non-Recourse Debt Residual of such financing shall be pledged to the Collateral Agent at all times;

(g)                such financing shall not be revolving in nature or contemplate any sales, contributions or other transfers of Non-Recourse Debt Vehicle Contracts to the applicable Special Purpose Subsidiary after the initial closing thereof (excluding, for the avoidance of doubt, (i) during customary pre-funding periods (not to exceed 120 days following the initial closing thereof) and (ii) substitutions permitted under such financing for Non-Recourse Debt Vehicle Contracts that have been unwound or subject to an early repayment that are made during the 90-day period following the initial closing thereof, in an aggregate amount not to exceed 10% of the initial Fair Market Value of the Non-Recourse Debt Vehicle Contracts under such financing as of the closing date thereof); and

(h)                in the case of any Inventory Financing, and notwithstanding anything in the Credit Documents to the contrary, the Administrative Agent shall have consented in writing to such Inventory Financing in its sole discretion.

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“Permitted Subordinated Earn-Out Obligations” means any unsecured Earn-Out Obligations arising out of or in connection with any Permitted Acquisition made after the Closing Date, so long as such Earn-Out Obligations are unsecured and expressly subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent.

“Permitted Unsubordinated Earn-Out Obligations” means, collectively:

(a)                any unsecured Earn-Out Obligations existing as of the Closing Date that are listed on Schedule 1.1(a); and

(b)                any unsecured Earn-Out Obligations arising out of or in connection with any Permitted Acquisition made after the Closing Date in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

“Permitted Warehouse Facility” means a Receivables Financing relating to a Permitted Non-Recourse Debt Transfer in the form of a warehouse facility, purchase facility, repurchase facility, loan agreement, credit agreement or note issuance facility with one or more Approved Warehouse Banks (together with any agent or trustee acting on their behalf, collectively, the “Warehouse Facility Creditors”); provided that:

(a)                such Receivables Financing does not result in any recourse to any Credit Party (contingent or otherwise) other than Standard Securitization Undertakings;

(b)                the interest rate (excluding, for the avoidance of doubt, any potential “default rate”) applicable to such Receivables Financing and any commitment fee rate, usage fee rate or similar rate (however categorized) payable to the Warehouse Facility Creditors after the closing date shall not exceed the relevant SOFR benchmark rate plus 4.00% per annum without the consent of the Administrative Agent;

(c)                the Borrowers shall have determined in good faith that the terms of such Receivables Financing (taken as a whole and including economic terms, covenants, events of default and remedies) are consistent with market terms for similar financing transactions negotiated and documented at or reasonably prior to the time of such Receivables Financing, taking into account the identity of the related sponsor and the composition of the related securitized assets;

(d)                the Administrative Agent shall have received written notice of (i) the terms of such Receivables Financing, as set forth in an indicative term sheet describing such terms, and (ii) any change to any of the terms in a previously approved indicative term sheet that materially and adversely affects the interest of the Lenders;

(e)                [reserved];

(f)                 the Borrowers shall have made available to the Administrative Agent, substantially concurrently with the closing of such Receivables Financing, copies of the final Non-Recourse Debt Documents evidencing such Receivables Financing;

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(g)                the Non-Recourse Debt Residual of such Receivables Financing shall be pledged to the Collateral Agent at all times;

(h)                the Administrative Agent and the Warehouse Facility Creditors shall have entered into an Approved Warehouse Intercreditor Agreement with respect to such Receivables Financing;

(i)                 there shall not be more than three (3) Permitted Warehouse Facilities outstanding at any time; and

(j)                 the aggregate principal amount of all Permitted Warehouse Facilities shall not exceed $300,000,000 at any time outstanding.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 9.10.

“Prepayment Premium” as defined in Section 2.11.

“Prime Rate” means the “U.S. Prime Lending Rate” as published in The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means the Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office, account or accounts or such office, account or accounts of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate to each Borrower and each Lender.

“Pro Forma Determination Date” means, with respect to any transaction hereunder that is subject to pro forma compliance with the financial covenants set forth in Section 6.15 or delivery of a pro forma Borrowing Base Certificate, the date that is five (5) Business Days prior to the occurrence of such transaction or, solely for purposes of calculating the Cash Collection Curve Percentage and the Cumulative Net Loss Curve Percentage, the date tested in the most recent Compliance Certificate delivered hereunder.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Exposure of that Lender by (b) the aggregate Exposure of all Lenders.

“Projections” as defined in Section 4.8.

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“Protective Advance” as defined in Section 2.21.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Receivables Financing” means any program providing for (x) the sale, contribution and/or transfer, directly or indirectly through intermediate Persons, to a Special Purpose Subsidiary, in one or more related transactions, of Non-Recourse Debt Vehicle Contracts for Fair Market Value in transactions intended to constitute (and opined by nationally-recognized outside legal counsel in connection therewith to constitute) true sales and/or true contributions to such Special Purpose Subsidiary (or an intermediate Special Purpose Subsidiary) and (y) the provision of financing primarily secured by the Non-Recourse Debt Vehicle Contracts so sold, contributed and/or transferred.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, or (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” as defined in Section 2.4(b).

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Event” means any Level One Regulatory Event or Level Two Regulatory Event.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Transactions” means, collectively, (a) the execution and delivery by the Credit Parties of the Credit Documents to which they are a party and the borrowings hereunder and the use of proceeds thereof, (b) the consummation of the Existing ABL Refinancing and (c) the payment of fees, premiums, charges, costs and expenses in connection with the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

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“Relevant Governmental Body” means the CME Term SOFR Administrator, the Federal Reserve Board and/or the NYFRB, a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Replacement Lender” as defined in Section 2.20.

“Required Prepayment Date” as defined in Section 2.12(c).

“Requisite Lenders” means, at any time, one or more Lenders having or holding Exposure and representing more than 50% of the aggregate Exposure of all Lenders at such time. “Reserves” means, as of any date of determination, an amount equal to (a) the Wind-Down Reserve plus (b) any Discretionary Reserves.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of stock to the holders of that class (other than Disqualified Equity Interests); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” means any country, region or territory that is the subject or target of comprehensive territorial Sanctions (including Cuba, Iran, North Korea, and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea regions of Ukraine).

“Sanctioned Person” means any Person that is (i) identified on a Sanctions List; (ii) domiciled, organized or resident in a Sanctioned Country; (iii) 50% owned or controlled by any Person described in the foregoing clause (i) or (ii); or (iv) otherwise the subject or target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (a) the U.S. government, including OFAC and the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union and each of its member states; (d) the United Kingdom, including the Office of Financial Sanctions Implementation of His Majesty’s Treasury; and (e) any other relevant sanctions authority with jurisdiction over any party to this Agreement.

“Sanctions List” means any Sanctions-related list of blocked or designated Persons maintained by any Sanctions Authority, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Indemnitees and any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

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“Securities Account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, among the Borrowers, the Guarantors and the Collateral Agent.

“Senior Officer” means the chairman of the board, president, chief executive officer or chief financial officer of any Credit Party.

“Servicing Agreement” means a servicing agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Successor Servicer and the Administrative Agent.

“Servicing Centralization Expenses” as defined in the Backup Servicing Agreement.

“Servicing Fee” as defined in the Servicing Agreement.

“Servicing Transition Expenses” as defined in the Backup Servicing Agreement.

“Side Notes” as defined in Section 6.4(h).

“Solvency Certificate” means a Solvency Certificate of a Financial Officer of the Parent substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debts (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable Debtor Relief Laws and laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No.5).

“Special Purpose Subsidiary” means each Non-Recourse Debt Facilities Issuer, each Non-Recourse Debt Facilities Holdco, Car-Mart Warehouse and ACM Warehouse.

“Specified Vehicle FMV” means, with respect to any FMV Vehicle, the Fair Market Value of such Vehicle as determined consistent with past practice.

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“SST” means Systems & Services Technologies, Inc., a Delaware corporation.

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing and administration obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price, repurchase receivables or other assets, or grant purchase price credits for the breach of representations or warranties (unrelated to the future collectability of the assets sold or the future creditworthiness of the associated account debtors) and (c) representations, warranties, covenants, remedies and indemnities (together with any related performance guarantees) of a type that are customary in securitizations.

“Subordinated Indebtedness” means any unsecured Indebtedness incurred by any Borrower or any Subsidiary that (i) is expressly subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent, (ii) has a final maturity date no earlier than the date that is ninety-one (91) days after the Maturity Date, (iii) does not require any scheduled principal payments and (iv) requires all amounts payable thereunder (including principal, interest, fees, premiums and other amounts (other than any amounts due upon maturity)) to be paid in kind and not in cash.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Successor Servicer” means SST, as servicer under the Servicing Agreement, or any other Person appointed by the Administrative Agent to act as servicer under the Servicing Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding, including backup withholding (together with interest, penalties and other additions thereto), of any nature imposed by any Governmental Authority.

“Term Benchmark Loan” means a Loan bearing interest at a rate determined by reference to the Benchmark.

“Term SOFR” means, with respect to any Term Benchmark Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Term SOFR Determination Day” as defined in the definition of “Term SOFR Reference Rate”.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR; provided that if the Term SOFR Reference Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement. If by 5:00 pm (New York City time) on the fifth (5th) U.S. Government Securities Business Day immediately following any Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

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“Terminated Lender” as defined in Section 2.20.

“Tier 1 Event” means, as of any date of determination for the Vintage Month Pools corresponding to the applicable Monthly Periods, the Cash Collection Curve Percentage shall be less than, or the Cumulative Net Loss Curve Percentage shall be greater than, for any six (6) Vintage Month Pools with an aggregate Outstanding Principal Balance that comprise at least 10% of the aggregate Outstanding Principal Balance of all Vehicle Contracts, the percentage corresponding to the applicable Monthly Periods set forth in the applicable Tier 1 Event table set forth in Appendix C (or, as applicable, the Grandfathered Vintages Levels); provided that, for the avoidance of doubt, the Cash Collection Curve Percentage will not be tested for any Vintage Month Pool for which the Vintage Month occurred in or prior to December 2022.

“Tier 2 Event” means, as of any date of determination for the Vintage Month Pools corresponding to the applicable Monthly Periods, the Cash Collection Curve Percentage shall be less than, or the Cumulative Net Loss Curve Percentage shall be greater than, for any six (6) Vintage Month Pools with an aggregate Outstanding Principal Balance that comprise at least 10% of the aggregate Outstanding Principal Balance of all Vehicle Contracts, the percentage corresponding to the applicable Monthly Periods set forth in the applicable Tier 2 Event table set forth in Appendix C (or, as applicable, the Grandfathered Vintages Levels); provided that, for the avoidance of doubt, the Cash Collection Curve Percentage will not be tested for any Vintage Month Pool for which the Vintage Month occurred in or prior to December 2022.

“Title Package” means, with respect to each Vehicle, (i) evidence that documentation has been submitted to the applicable Division of Motor Vehicles or its counterpart in the applicable jurisdiction to obtain a Lien Certificate noting the First Priority lien of the applicable Borrower or Special Purpose Subsidiary or (ii) if the relevant Dealer temporarily cannot furnish a Lien Certificate, a written guaranty of such Dealer; each of such documents having been signed where required by such Dealer in the appropriate spaces, and with all blanks properly filled in and otherwise correctly prepared.

“Title Policy” as defined in Section 5.11(d)(iii).

“Trademarks” as defined in the Security Agreement.

“Transaction Costs” means the fees, costs and expenses payable by the Credit Parties or any of their Subsidiaries in connection with the Related Transactions.

“Treasury Rate” means, with respect to the Applicable Make-Whole Amount, a rate per annum (computed on the basis of actual days elapsed over a year of three hundred sixty-five (365) days) equal to the then current yield to maturity on U.S. Treasury securities having a constant maturity and having a duration most nearly equal to (but not greater than) the period from and including the date of such repayment or prepayment to but excluding the date that is the second (2nd) anniversary of the Closing Date.

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“Trust Certificate Custodial Agreement” has the meaning specified in Schedule 5.14.

“Type of Loan” means, with respect to any Loan, a Base Rate Loan or a Term Benchmark Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means the aggregate amount of Cash and Cash Equivalents owned by the Credit Parties and held in bank accounts of the Credit Parties that are subject to Control Agreements or a Commingled Account Intercreditor Arrangement, to the extent that such Cash and Cash Equivalents do not appear (and are not required to appear) as “restricted” on a consolidated balance sheet of the Parent and its Subsidiaries (except in the case of Commingled Accounts and other Liens in favor of the Collateral Agent or the other Secured Parties) (and excluding, for the avoidance of doubt, (i) any Cash or Cash Equivalents held in any Commingled Account that is not subject to a Commingled Account Intercreditor Arrangement, (ii) any Cash or Cash Equivalents constituting the property of, or otherwise held on behalf of, the Special Purpose Subsidiaries and (iii) any Cash or Cash Equivalents that have been pledged or deposited as cash collateral for any letters of credit); provided that any such cash held in bank accounts with respect to which the Borrowers intend to procure Control Agreements shall constitute Unrestricted Cash until the Dominion Account Deadline.

“Unrestricted Cash Formula Amount” means, as of any date of determination, the aggregate amount of Unrestricted Cash; provided that the amount of any Permitted Unsubordinated Earn-Out Obligations that will become due prior to the Maturity Date shall be deemed to reduce the Unrestricted Cash Formula Amount at any time that such Earn-Out Obligations become earned, due and payable.

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary of the Borrowers organized under the laws of the United States, any State thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(f).

“Vehicle” means any new or used, two-axled automobile, sport utility vehicle, van or light-duty truck, together with all accessions, parts and equipment sold or financed in connection therewith.

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“Vehicle Contract” means a loan, retail installment sales contract or other consumer credit obligation which arises from or relates to an installment sale of a Vehicle to a Consumer that is entered into or purchased by any Vehicle Contract Lender, including all Instruments, notes, documents, Chattel Paper, Accounts, general intangibles and other payment obligations, financial assets and related rights with respect thereto.

“Vehicle Contract Compliance Requirements” means all applicable Laws (including Consumer Finance Laws) established from time to time by any local, state or federal agency with respect to the form and substance of consumer finance contracts.

“Vehicle Contract Lender” means any Borrower or Special Purpose Subsidiary that is the obligee under any Vehicle Contract.

“Vehicle Contract Security Documents” means all security agreements, chattel mortgages, deeds of trust, mortgages, or other security instruments, guaranties, sureties, and agreements of every type and nature (including Certificates of Title) securing the obligations of Consumers under Vehicle Contracts.

“Vehicle Contracts Advance Rate” means 100%; provided that the Vehicle Contracts Advance Rate shall be reduced to (i) 95% during the existence of a Tier 1 Event and (ii) 90% during the existence of a Tier 2 Event; provided, further, that the Vehicle Contracts Advance Rate with respect to any Permitted Warehouse Facility may be reduced by the Administrative Agent in its Permitted Discretion if the negative covenants, events of default and related remedies available to the secured parties under the Non-Recourse Debt Documents governing such Permitted Warehouse Facility, taken as a whole, are materially less favorable to the Credit Parties or the Special Purpose Subsidiaries or to the interests of the Lenders than the negative covenants, events of default and related remedies included in the Existing Securitizations.

“Vehicle Funded Date” means, with respect to each Vehicle Contract, the date that such Vehicle Contract was entered into and the applicable Consumer’s indebtedness thereunder was funded.

“Vintage Month” means, with respect to each Vehicle Contract, the calendar month during which the Vehicle Funded Date for such Vehicle Contract occurred.

“Vintage Month Pool” means each group of Vehicle Contracts (including Non-Recourse Debt Vehicle Contracts) with Vehicle Funded Dates in the same Vintage Month.

“Waivable Mandatory Prepayment” as defined in Section 2.12(c).

“Warehouse Facility Creditors” as defined in the definition of “Permitted Warehouse Facility”.

“Warrant Holders” means, collectively, the Lenders or their Affiliates that hold Warrants, together with their respective successors and permitted assigns.

“Warrants” means the Common Stock Purchase Warrants issued by the Parent to the Warrant Holders on the Closing Date.

“Weighted Average Spread” means, with respect to any Permitted Securitization, the weighted average spread (expressed as a percentage and excluding, for the avoidance of doubt, the component of the interest rate based on the relevant index or benchmark), calculated based on the outstanding principal amount of such Permitted Securitization at the initial closing thereof.

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“Wind-Down Reserve” means, as of any date of determination, an amount reflecting the costs and expenses involved in the orderly process of closing down the business of the Parent and its Subsidiaries, as determined by the Borrowers in good faith based on the formula established in the Borrowing Base Certificate delivered on the Closing Date; provided that if the Wind-Down Reserve as so determined would be less than $200,000,000, the Wind-Down Reserve shall be deemed to be $200,000,000 for the purposes of this Agreement.

“Withholding Agent” means each Credit Party and the Administrative Agent.

“Zero Balance Account” means any Deposit Account the balance of which is swept into a Collection Account each day that the applicable account bank is open and able to sweep such funds.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrowers to the Lenders pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Credit Document, then if either the Borrowers or the Requisite Lenders shall request an amendment to such provisions of this Agreement, then the Borrowers and the Administrative Agent agree to negotiate an amendment to such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Parent’s financial condition shall be the same after such change in GAAP as if such change had not been made; provided that no change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Parent shall be given effect for purposes of measuring compliance with financial covenants, unless the Borrowers and the Administrative Agent agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Until the Borrowers and the Administrative Agent have agreed to any amendment referred to in the prior sentence, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements prior to the applicable change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Each provision, definition and calculation under this Agreement shall, in each case, be determined without giving effect to ASC 842 (Leases), except that financial statements delivered pursuant to Section 5.1 may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases)) as in effect at the time of such delivery.

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1.3 Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms “lease” and “license” shall include sub-lease and sub-license, as applicable. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (e) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”, (f) references to days, months, quarters and years refer to calendar days, months, quarters and years, respectively, and (g) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time.

1.4 Delivery Due Dates. Notwithstanding anything to the contrary herein or in any other Credit Document, if the date on which any report (financial or otherwise), notice, information or other item is required to be delivered falls on a day that is not a Business Day, any such due date shall be extended to the next Business Day.

1.5 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.6 Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.15(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity) or for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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SECTION 2. LOANS

2.1 Loans.

(a)                 Term Loans; Commitments. Subject to the terms and conditions hereof, each Lender with an Initial Term Commitment severally agrees to make, on the Closing Date, a loan to the Borrowers in an amount equal to such Lender’s Initial Term Commitment. The Borrowers may make only one borrowing under the Initial Term Commitment, which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Initial Term Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Commitment on such date.

(b)                Borrowing Mechanics for Loans.

(i)     The Borrowers shall deliver to the Administrative Agent a fully executed Funding Notice no later than (x) 1:00 p.m. (New York City time) three Business Days prior to the proposed Borrowing Date for any Term Benchmark Loans or (y) 1:00 p.m. (New York City time) three Business Days prior to the proposed Borrowing Date for any Base Rate Loans (or, in each case, such shorter period as may be acceptable to the Administrative Agent), which Funding Notice shall specify (A) the aggregate principal amount of the Loans, (B) the Borrowing Date, (C) the Type of Loan and (D) the wiring instructions to which funds should be sent. Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)   Each Lender shall make its Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the proposed Borrowing Date, by wire transfer of same day funds in Dollars, at the principal office designated by the Administrative Agent. Upon receipt of all requested funds and satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on the proposed Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be wired in same day funds to the account of the applicable Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrowers.

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(c)                 Repayment. The Loans, together with all other amounts owed hereunder with respect thereto, shall be paid in full no later than the Maturity Date.

2.2 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Borrowing Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on the Borrowing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Borrowing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on the Borrowing Date, and the Administrative Agent shall record such amount in the Register. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Borrowing Date until the date such amount is paid to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the demand of the Administrative Agent, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent, together with interest thereon, for each day from the Borrowing Date until the date such amount is paid to the Administrative Agent at the rate payable hereunder for Base Rate Loans for the Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3 Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be applied by the Borrowers (i) to consummate the Existing ABL Refinancing, (ii) to fund the Transaction Costs and (iii) for general working capital purposes. No part of the proceeds from the Loans made hereunder will be used by any Borrower, directly or knowingly indirectly, or made available to any Affiliate or any other Person (A) to fund, finance or facilitate any activities or dealings with any Sanctioned Person in violation of Sanctions or in any Sanctioned Country, (B) in any manner that would result in, constitute or give rise to a violation of Sanctions by any Person party to this Agreement, including any Lender, or (C) in violation of applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

2.4 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)                Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided that (i) the failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ Obligations in respect of any applicable Loans and (ii) in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

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(b)                Register. The Administrative Agent (or its agent or sub-agent appointed by it), acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrowers, shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Loans (including both principal and stated interest) of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrowers or any Lender (as to inspection by any Lender, solely with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrowers and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrowers’ Obligations in respect of any Loan. The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrowers hereby agree that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations or any successor provision thereof.

(c)                Notes. If so requested by any Lender to the Borrowers at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

2.5 Interest on Loans.

(a)                Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or (ii) if a Term Benchmark Loan, at Term SOFR plus the Applicable Margin.

(b)                The basis for determining the rate of interest with respect to any Loans, and the Interest Period with respect to any Term Benchmark Loan, shall be selected by the Borrowers and notified to the Administrative Agent and the Lenders pursuant to the Funding Notice or applicable Conversion/Continuation Notice, as the case may be.

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(c)                In connection with Term Benchmark Loans there shall be no more than three (3) Interest Periods outstanding at any time. In the event the Borrowers fail to specify the Type of Loan in the applicable Funding Notice, such Loan will be made as a Term Benchmark Loan with an Interest Period of one (1) month. In the event the Borrowers fail to specify the Type of Loan in the applicable Conversion/Continuation Notice, or fail to timely deliver such Conversion/Continuation Notice, such Loan will continue as a Term Benchmark Loan with an Interest Period of one (1) month for the subsequent Interest Period. In the event the Borrowers fail to specify an Interest Period for any Term Benchmark Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrowers shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 11:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Term Benchmark Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof to the Borrowers and each Lender.

(d)                Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of

Term Benchmark Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan, the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Term Benchmark Loan, the date of conversion of such Term Benchmark Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term Benchmark Loan, the date of conversion of such Base Rate Loan to such Term Benchmark Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)                Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) at maturity of the Loans, including final maturity of the Loans; provided that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead by payable on the applicable Interest Payment Date.

(f)                 Interest on the Loans shall be payable in cash; provided that, on each Interest Payment Date that occurs during the First Amendment Period, the Borrowers may elect, in their sole discretion by delivering notice to the Administrative Agent prior to the applicable Interest Payment Date (such election, a “PIK Election”), to pay up to 3.00% per annum of the Applicable Margin then due (the “Maximum PIK Amount”) in kind by adding such amounts so elected to be paid in kind to the aggregate outstanding principal amount of the Loans then outstanding; provided, further, that absent delivery of notice to the Administrative Agent that the Borrowers have declined to make a PIK Election with respect to any applicable Interest Payment Date (which notice shall be delivered to the Administrative Agent not later than 11:00 a.m., three (3) Business Days before each applicable Interest Payment Date (or, in each case, such later time as to which the Administrative Agent may reasonably agree)), the Borrowers shall be deemed to have delivered notice to make a PIK Election requesting to pay the Maximum PIK Amount in kind with respect to such Interest Payment Date. Interest on the Loans that is paid in kind shall automatically constitute a part of the outstanding amount of such Loans for all purposes hereof (including the accrual of interest thereon at the rates applicable to such Loans generally). For the avoidance of doubt, from and after the “Specified Period Termination Date” (as defined in the First Amendment), all accrued and unpaid interest on the Loans shall be paid in cash.

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2.6 Conversion/Continuation.

(a)                Subject to Section 2.15, the Borrowers shall have the option:

(i)     to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that a Term Benchmark Loan may only be converted on the expiration of the Interest Period applicable to such Term Benchmark Loan; or

(ii)   upon the expiration of any Interest Period applicable to any Term Benchmark Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Term Benchmark Loan.

(b)                The Borrowers shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Term Benchmark Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Term Benchmark Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

2.7 Default Interest. Automatically upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or at the election of the Requisite Lenders upon the occurrence and during the continuance of any other Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder shall thereafter, after as well as before judgment, bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.50% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.50% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided that in the case of Term Benchmark Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Term Benchmark Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.50% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans (such increase being the “Default Interest”). Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

2.8	[Reserved].

2.9	Voluntary Prepayments.

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(a)	At any time and from time to time:

(i)     with respect to Base Rate Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and

(ii)   with respect to Term Benchmark Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(b)	All such prepayments shall be made:

(i)     upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; and

(ii)   upon not less than three Business Days’ prior written notice in the case of Term Benchmark Loans;

in each case, given to the Administrative Agent by 1:00 p.m. (New York City time) on the date required. Upon the giving of any such written notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment pursuant to this Section 2.9 shall be applied as specified in Section 2.12(a) and be subject to Section 2.11.

2.10 Mandatory Prepayments.

(a)                Asset Sales. Not later than three (3) Business Days following the date of receipt by any Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such Net Asset Sale Proceeds in excess of $500,000 each fiscal year; provided that the Borrowers shall have the option, directly or through one or more of their Subsidiaries, to reinvest such Net Asset Sale Proceeds within one hundred eighty (180) days (or, if committed to be reinvested within such one hundred eighty (180)-day period, within three hundred sixty-five (365) days) after receipt thereof in assets used or useful in the business of the Borrowers and their Subsidiaries that become Collateral. In the event that such Net Asset Sale Proceeds are not reinvested by the Borrowers prior to the earlier of (i) the last day of the foregoing reinvestment period and (ii) the date of the occurrence of an Event of Default, the Borrowers shall prepay the Loans in an amount equal to 100% of such Net Asset Sale Proceeds.

(b)                Insurance/Condemnation Proceeds. Not later than three (3) Business Days following the date of receipt by any Borrower or any of its Subsidiaries, or any Agent as lender’s loss payable, of any Net Insurance/Condemnation Proceeds, the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such Net Insurance/Condemnation Proceeds; provided that the Borrowers shall have the option, directly or through one or more of their Subsidiaries, to reinvest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days (or, if committed to be reinvested within such one hundred eighty (180)-day period, within three hundred sixty-five (365) days) after receipt thereof in assets used or useful in the business of the Borrowers and their Subsidiaries that become Collateral. In the event that such Net Insurance/Condemnation Proceeds are not reinvested by the Borrowers prior to the earlier of (i) the last day of the foregoing reinvestment period and (ii) the date of the occurrence of an Event of Default, the Borrowers shall prepay the Loans in an amount equal to 100% of such Net Insurance/Condemnation Proceeds.

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(c)                Issuance of Debt. On the date of receipt by any Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of any Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other costs and expenses associated therewith, including legal fees and expenses.

(d)                [Reserved].

(e)                Borrowing Base Deficiency. Not later than the third (3rd) Business Day following (i) each delivery of a Borrowing Base Certificate pursuant to Section 5.1(k) and/or (ii) the delivery of a Borrowing Base Deficiency Notice by the Administrative Agent to the Borrowers, as applicable, the Borrowers shall prepay the Loans in an aggregate amount, if any, equal to the aggregate balance of outstanding Loans taken as a whole that exceeds the Borrowing Base (such excess, a “Borrowing Base Deficiency”).

(f)                 Prepayment Notice and Certificate. The Borrowers shall deliver written notice to the Administrative Agent of all such prepayments required pursuant to this Section 2.10 no later than 1:00 p.m. (New York City time) one Business Day prior to the date such prepayment is required to be made. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

(g)                Application. Any such prepayments pursuant to this Section 2.10 shall be applied as specified in Section 2.12(b) and be subject to Section 2.11.

2.11 Prepayment Premium. In the event that all or any portion of the Loans is repaid or prepaid for any reason (including as a result of any mandatory prepayments, voluntary prepayments and payments made following acceleration of the Loans or after an Event of Default) on or prior to the fourth (4th) anniversary of the Closing Date, such repayment or prepayment will be made together with a premium equal to (A) 5.00% of the amount repaid or prepaid and accompanied by the Applicable Make-Whole Amount as of the date of such repayment or prepayment, if such repayment or prepayment occurs on or prior to the second (2nd) anniversary of the Closing Date, (B) 5.00% of the amount repaid or prepaid, if such repayment or prepayment occurs after the second (2nd) anniversary of the Closing Date but on or prior to the third (3rd) anniversary of the Closing Date, and (C) 3.00% of the amount repaid or prepaid, if such repayment or prepayment occurs after the third (3rd) anniversary of the Closing Date but on or prior to the fourth (4th) anniversary of the Closing Date (the foregoing premiums described in the foregoing clauses (A) through (C) (including the Applicable Make-Whole Amount), the “Prepayment Premium”); provided that the Prepayment Premium shall at no time apply to mandatory prepayments by the Borrowers pursuant to Section 2.10(b) or 2.10(e); provided, further, that, in the case of mandatory prepayments made by the Borrowers pursuant to Section 2.10(a), the Prepayment Premium shall (x) only apply to mandatory prepayments in excess of $2,000,000 in the aggregate during the term of this Agreement and (y) be calculated as 3.00% of the amount of such prepayment, if such prepayment occurs on or prior to the fourth anniversary of the Closing Date (and shall not, for the avoidance of doubt, include the Applicable Make-Whole Amount); provided, further, that interest paid in kind pursuant to a PIK Election and the First Amendment Closing Payment under (and as defined in) the First Amendment Payments Letter shall be excluded from any calculation of the Prepayment Premium and shall not be considered in determining whether any Prepayment Premium is payable. If the Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans plus the Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a voluntary prepayment of the Loans will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender, and each Borrower agrees that it is reasonable under the circumstances currently existing. EACH BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each Borrower expressly agrees (to the fullest extent it may lawfully do so) that (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this Section 2.11.

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2.12 Application of Prepayments.

(a)                Application of Voluntary Prepayments. Any prepayment of any Loan pursuant to Section 2.9(a) shall be applied on a pro rata basis to the principal of the Loans.

(b)                Application of Mandatory Prepayments. Any amount required to be paid pursuant to Sections 2.10(a) through 2.10(e) shall be applied on a pro rata basis to the principal of the Loans.

(c)                Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Loans are outstanding, in the event the Borrowers are required to make any mandatory prepayment of the Loans (other than a prepayment required under Section 2.10(c) or 2.10(e)) (a “Waivable Mandatory Prepayment”), prior to 4:00 p.m. (New York City time) not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrowers are required to make such Waivable Mandatory Prepayment, the Borrowers shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving notice to the Borrowers and the Administrative Agent of its election to do so prior to 4:00 p.m. (New York City time) on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrowers and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrowers shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall (i) be applied in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders, and (ii) with respect to any remaining balance, be returned to the Borrowers (in which event the Borrowers may use the proceeds for any purpose not prohibited by the Credit Documents).

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(d)                Application of Prepayments of Loans to Base Rate Loans and Term Benchmark Loans. Considering each Type of Loan being prepaid separately, any prepayment thereof shall be applied to each applicable Type of Loan at the direction of the Borrowers or, in the absence of any such direction, shall be applied first to the Base Rate Loans to the full extent thereof before application to the Term Benchmark Loans.

2.13 General Provisions Regarding Payments.

(a)                All payments by the Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of the Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrowers on the next succeeding Business Day (unless otherwise agreed by the Administrative Agent).

(b)                All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)                The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender, at such address as such Lender shall indicate to the Administrative Agent, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

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(d)                [Reserved].

(e)                Each Borrower hereby authorizes the Administrative Agent to charge such Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(f)                 The Administrative Agent may, in its sole discretion, deem any payment by or on behalf of the Borrowers hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment (unless otherwise agreed by the Administrative Agent). Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt notice to the Borrowers and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or an Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(g)                If any Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by the Agents in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 8.2.

2.14 Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or other applicable Debtor Relief Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender in writing of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrowers or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement, (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it or (c) acceptance of the Waivable Mandatory Prepayment.

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2.15	Alternate Rate of Interest.

(a)                Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.15:

(i)                 if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, prior to the commencement of any Interest Period for a Term Benchmark Loan, adequate and reasonable means do not exist for ascertaining Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period; or

(ii)               the Administrative Agent is advised by the Requisite Lenders that, prior to the commencement of any Interest Period for a Term Benchmark Loan, Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans (or its Loan) included in such Loan for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders in accordance with Section 10.1 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any Conversion/Continuation Notice that requests the conversion of any Loans to or continuation of any Loans as, a Term Benchmark Loan shall be ineffective. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.15(a), then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist and (y) the Borrowers deliver a new Conversion/Continuation Notice in accordance with the terms of Section 2.6, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan. Upon delivery of such notice by the Administrative Agent to the Borrowers under this Section 2.15(a), any obligation of the Lenders to make Term Benchmark Loans and any right of the Borrowers to continue Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans shall be suspended (to the extent of the affected Term Benchmark Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Requisite Lenders) revokes such notice.

(b)                Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders.

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(c)                Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)                The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.15.

(e)                Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)                 Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any Conversion/Continuation Notice of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any request for a Term Benchmark Loan into a request for a conversion to a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.15, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.

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2.16 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Advising Lender shall reasonably determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof, (i) subjects such Advising Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Advising Lender or any company controlling such Advising Lender; or (iii) imposes any other condition (other than with respect to a Tax matter or Taxes) on or affecting such Advising Lender (or its applicable lending office) or any company controlling such Advising Lender or such Advising Lender’s obligations hereunder; and the result of any of the foregoing is to increase the cost to such Advising Lender or the Administrative Agent, as applicable, of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Advising Lender (or its applicable lending office) or the Administrative Agent, as applicable, with respect thereto; then, in any such case, and provided that such Advising Lender has taken all reasonable steps (without economic or regulatory disruption to such Advising Lender) to avoid or reduce the amounts to be claimed by such Advising Lender under this Section 2.16(a), the Borrowers shall pay to such Advising Lender or the Administrative Agent, as applicable, promptly after receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Advising Lender or the Administrative Agent, as applicable, in its sole discretion shall determine) as may be necessary to compensate such Advising Lender or the Administrative Agent, as applicable, for any such increased cost or reduction in amounts received or receivable hereunder. Such Advising Lender or the Administrative Agent, as applicable, shall deliver to the Borrower (with a copy to the Administrative Agent) a statement, setting forth in reasonable detail (x) the details of the event, occurrence or circumstance giving rise to such claim hereunder and the steps taken, if any, to avoid or reduce the amount claimed and (y) the basis for calculating the additional amounts owed to such Advising Lender or the Administrative Agent, as applicable, under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Advising Lender shall have reasonably determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by such Advising Lender (or its applicable lending office) or any company controlling such Advising Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Advising Lender or any company controlling such Advising Lender as a consequence of, or with reference to, such Advising Lender’s Loans or Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Advising Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Advising Lender or such controlling company with regard to capital adequacy), then from time to time, and provided that such Advising Lender has taken all reasonable steps (without economic or regulatory disruption to such Advising Lender) to avoid or reduce the amounts to be claimed by such Advising Lender under this Section 2.16(b), promptly after receipt by the Borrowers from such Advising Lender of the statement referred to in the next sentence, the Borrowers shall pay to such Advising Lender such additional amount or amounts as will compensate such Advising Lender or such controlling company for such reduction. Such Advising Lender shall deliver to the Borrowers (with a copy to the Administrative Agent) a statement, setting forth in reasonable detail (x) the details of the event, occurrence or circumstance giving rise to such claim hereunder and the steps taken, if any, to avoid or reduce the amount claimed and (y) the basis for calculating the additional amounts owed to such Advising Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

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(c) For the avoidance of doubt, Sections 2.16(a) and (b) shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented. Notwithstanding anything in Sections 2.16(a) and (b) to the contrary, the Borrowers shall not be required to pay any Advising Lender any amount pursuant to Section 2.16(a) or (b) for any increased costs incurred or reductions suffered more than nine (9) months before the date that such Advising Lender notifies the Borrowers of the event, occurrence or circumstance giving rise to the additional cost, reduction, payment, foregone interest or other return and of such Advising Lender’s intention to claim a payment from the Borrowers under Section 2.16(a) or (b) hereof.

2.17 Taxes; Withholding, Etc.

(a) Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(b) Payments Free and Clear of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Credit Party (or other applicable Withholding Agent), then the applicable Credit Party (or other applicable Withholding Agent) shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(c) Payments of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, promptly after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)	Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

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(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent of its legal inability to do so.

(iv) If the Administrative Agent is a U.S. Person, then it shall, on or prior to the Closing Date (or, in the case of a successor Administrative Agent, on or before the date on which it becomes Administrative Agent, co-agent or sub-agent hereunder), provide the Borrowers with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is exempt from U.S. federal backup withholding. If the Administrative Agent is not a U.S. Person, then it shall, on or prior to the Closing Date (or, in the case of a successor Administrative Agent, on or before the date on which it becomes the Administrative Agent, co-agent or sub-agent hereunder), provide the Borrowers with, (A) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8 claiming an exemption from U.S. withholding tax), and (B) with respect to payments made to the Administrative Agent on behalf of any Lender, a properly completed and executed copy of IRS Form W-8IMY (or any successor form) certifying that the Administrative Agent is either (1) a “qualified intermediary” which has assumed primary withholding responsibility under Chapters 3 and 4 of the Code, or (2) a U.S. branch providing such form as evidence of its agreement with the Borrowers to be treated as a “U.S. person” for U.S. federal withholding Tax purposes (as contemplated by Section 1.1441-1(b)(2)(iv)(A) of the United States Treasury Regulations) and that the payments it receives for the account of such Lenders are not effectively connected with the conduct of its trade or business in the United States. If any form or certification the Administrative Agent previously delivered expires or becomes obsolete or inaccurate in any respect, it will promptly update such form or certification.

(g)        Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(h)        Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

(i)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Credit Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(i).

2.18 Obligation to Mitigate. If any Lender requests compensation under Section 2.16, or requires the Credit Parties to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrowers), to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless the Borrowers agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrowers pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

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2.19	Fees and Other Payments.

(a)             Fee ~~Letter~~and Payments Letters. The Borrowers agree, jointly and severally, to pay the Agents and the Lenders such other fees and payments in the amounts and at the times separately agreed upon in the Fee Letter and the First Amendment Payments Letter.

(b)            Servicing Fees. The Borrowers agree, jointly and severally, to pay the Backup Servicer and the Successor Servicer, as applicable, the Backup Servicing Fee, the Servicing Fee, the Servicing Transition Expenses, the Servicing Centralization Expenses and indemnity obligations, as applicable, as agreed in the Backup Servicing Agreement and the Servicing Agreement.

2.20 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that (a) (i) any Lender (each, an “Increased-Cost Lender”) shall give notice to the Borrowers that such Lender is entitled to receive payments under Section 2.16 or 2.17, and in each case such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrowers’ request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of the Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender that is not (or not affiliated with) the Administrative Agent (each, a “Terminated Lender”), the Borrowers may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6 and the Borrowers shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Non-Consenting Lender; provided that (1) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payment required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; (2) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (3) on the date of such assignment, the Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.16 or 2.17; and (4) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Each Lender agrees that if the Borrowers exercise their option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Terminated Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

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2.21 Protective Advances. If (x) any Credit Party fails to pay any amounts with respect to the preservation or protection of the Collateral (including insurance premiums, taxes and judgments) or fails to pay any other amount which such Credit Party is obligated to pay under this Agreement, any other Credit Document or otherwise, (y) any Special Purpose Subsidiary fails to make any payment required under any Permitted Non-Recourse Debt Facility or (z) the Administrative Agent determines in its Permitted Discretion that payments are necessary or desirable to preserve or protect the Collateral or to enhance the collectability or repayment of the Obligations, then the Administrative Agent or the Lenders may make such payments on behalf of the Borrowers (any such amount so paid by the Administrative Agent or any Lender, a “Protective Advance”). Notwithstanding the foregoing, in no event shall the Administrative Agent or any Lender have any duty or obligation to make any Protective Advance. All Protective Advances paid shall (i) constitute expenses reimbursable under Section 10.2, (ii) be immediately due and payable, (iii) bear cash interest until paid at the then highest interest rate applicable to any of the Obligations, and (iv) constitute Obligations and be secured by the Collateral. The Requisite Lenders may at any time revoke the Administrative Agent’s authority to make Protective Advances hereunder by written notice to the Administrative Agent. The making of any Protective Advances shall not be, or be deemed to be, an agreement to make Protective Advances in similar or different circumstances in the future, and shall not operate, or be deemed to operate, as a waiver by the Administrative Agent or any Lender of any Event of Default.

2.22 Joint and Several Obligations. All Loans made to the Borrowers shall be deemed jointly funded to, and received by, the Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable for the payment and performance of, all Obligations. Each Borrower acknowledges and agrees that the joint and several liability of the Borrowers is provided as an inducement to the Lenders to provide loans and other financial accommodations to the Borrowers, and that each such loan or other financial accommodation shall be deemed to have been done or extended by the Lenders in consideration of, and in reliance upon, the joint and several liability of the Borrowers. The joint and several liability of each Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a Lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Each Borrower hereby waives, to the extent permitted by applicable Law, (a) all notices to which such Borrower may be entitled as a co-obligor with respect to the Obligations, including, notice of (i) acceptance of this Agreement, (ii) the making of loans or other financial accommodations under this Agreement, or the creation or existence of the Obligations, and (iii) presentment, demand, protest, notice of protest and notice of non-payment; and (b) all defenses based on (i) any modification (or series of modifications) of this Agreement or the other Credit Documents that may create a substituted contract, or that may fundamentally alter the risks imposed on such Borrower hereunder, (ii) the release of any other Borrowers (or any other Credit Party) from its duties under this Agreement or the other Credit Documents, or the extension of the time of performance of any other Borrower’s duties hereunder or thereunder, (iii) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Borrower’s or Guarantor’s liabilities with respect to all or any portion of the Obligations, or (iv) any other act (or any failure to act) that fundamentally alters the risks imposed on such Borrower by virtue of its joint and several liability hereunder. It is the intent of each Borrower by this paragraph to waive, to the extent permitted by applicable Law, any and all suretyship defenses available to such Borrower with respect to the Obligations, whether or not specifically enumerated above. Notwithstanding any provisions of this Agreement to the contrary, it is the intent of the parties hereto that the joint and several nature of the liabilities of the Borrowers, and the Liens granted by the Borrowers to secure the Obligations, not constitute a fraudulent conveyance under Section 548 of the Bankruptcy Code, as amended, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any state, nation or other governmental unit, as in effect from time to time. Accordingly, the Administrative Agent and the Borrowers agree that if the obligations and liabilities of any Borrower hereunder, or any Liens granted by such Borrower securing the Obligations, would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under applicable Laws, the obligations and liabilities of such Borrower hereunder, as well as the Liens securing such obligations and liabilities, shall be valid and enforceable only to the maximum extent that would not cause such obligations, liabilities or Liens to constitute a fraudulent conveyance or fraudulent transfer under applicable Laws. Each Borrower hereby agrees that, until Payment in Full of the Obligations and the termination of this Agreement, such Borrower will not exercise any subrogation, contribution or other right or remedy against any other Borrower or any security for any of the Obligations arising by reason of such Borrower’s performance or satisfaction of its joint and several liability hereunder. In addition, each Borrower agrees that (A) such Borrower’s right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the Payment in Full of the Obligations; and (B) such Borrower agrees not to demand, sue for or otherwise attempt to collect any such payment until the Payment in Full of the Obligations and the termination of this Agreement.

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SECTION 3. CONDITIONS PRECEDENT

3.1 Conditions to Closing Date and Initial Term Loans. The effectiveness of this Agreement and the obligation of each Lender to make an Initial Term Loan on the Closing Date are subject to satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)                 Credit Documents. The Administrative Agent shall have received copies of (i) this Agreement, (ii) the Security Agreement, (iii) the Notes, if any, (iv) the Fee Letter, (v) the Backup Servicing Agreement and (vi) each other Credit Document, in each case executed and delivered by each party thereto.

(b)                Organizational Documents; Incumbency; Resolutions; Good Standing Certificates. The Administrative Agent shall have received, in respect of each Credit Party, (i) true and complete copies of each Organizational Document of such Credit Party, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party, or the managing member, manager or general partner of such Credit Party, in each case, authorized on behalf of such Credit Party to execute and deliver the Credit Documents and, in the case of the Borrowers, authorized to execute and deliver Funding Notices under this Agreement; (iii) resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary (or another Authorized Officer of such Credit Party) as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and each jurisdiction of foreign qualification.

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(c)                 Organizational and Capital Structure. The organizational structure and capital structure of the Parent and its Subsidiaries as of the Closing Date shall be as set forth on Schedule 4.2.

(d)                Warrants. The Administrative Agent shall have received executed copies of the Warrants, which shall be reasonably satisfactory to the Administrative Agent, and the Warrants shall have been issued thereunder.

(e)                 Existing ABL Refinancing; No Indebtedness. (i) The Existing ABL Refinancing

shall have been or, substantially concurrently with the Closing Date, shall be consummated and (ii) on the Closing Date, after giving effect to the foregoing, the Borrowers and their Subsidiaries shall have outstanding no existing Indebtedness (other than Indebtedness expressly permitted to be outstanding under this Agreement).

(f)                 Lien and Judgment Searches. The Administrative Agent shall have received:

(i) the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy and Tax matters), in form and substance reasonably satisfactory to the Administrative Agent, made against the Credit Parties under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the UCC should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens); and

(ii) searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Administrative Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral.

(g)                Personal Property Collateral. Each Credit Party shall have delivered to the Administrative Agent:

(i) UCC-1 financing statements in respect of security interests granted by each Credit Party for filing in all applicable jurisdictions;

(ii) a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby; and

(iii) fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets of the Credit Parties.

(h)                Financial Statements; Projections. The Administrative Agent and the Lenders shall have received from the Borrowers (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the Closing Date, reflecting the consummation of the Related Transactions, which pro forma financial statements shall be in form and substance satisfactory to the Administrative Agent, and (iii) the Projections.

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(i)                  Evidence of Insurance. The Collateral Agent shall have received certificates from the Credit Parties’ insurance brokers or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect.

(j)                  Opinions of Counsel to Credit Parties. The Agents, the Lenders and the Backup Servicer and their respective counsel shall have received executed copies of the favorable written opinions, each dated the Closing Date, of (i) Mayer Brown LLP, as primary counsel for the Credit Parties, and (ii) Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C, as Arkansas counsel for the Credit Parties, in each case as to such matters as the Administrative Agent may reasonably request and in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).

(k)                Fees. All closing payments, costs, fees, expenses (including reasonable, documented, out-of-pocket legal fees, expenses and disbursements of (i) Milbank LLP, as primary counsel to the Agents and the Lenders, and (ii) Hudson Cook, LLP, as special regulatory counsel to the Agents and the Lenders) and other compensation payable to the Agents and the Lenders shall have been paid (or shall concurrently be paid) to the extent then due (less any amounts already deposited pursuant to the expense reimbursement agreement); provided that, in the case of costs and expenses, an invoice of such costs and expenses shall have been presented not less than one Business Day prior to the Closing Date.

(l)                  Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from a Financial Officer of the Parent, demonstrating that, after giving effect to the consummation of the Related Transactions, the Credit Parties are and will be, on a consolidated basis, Solvent.

(m)              Closing Date Certificate. The Borrowers shall have delivered to the Administrative Agent an executed Closing Date Certificate, together with all attachments thereto.

(n)                “Know-Your-Customer”. To the extent requested at least ten (10) Business Days prior to the Closing Date, the Lenders and the Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, a properly completed and duly executed IRS Form W-9 (or other applicable tax form) for the Borrowers and all other documentation and other information required by bank regulatory authorities under applicable Anti-Money Laundering Laws, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “PATRIOT Act”) (including “know-your-customer” rules).

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(o)                Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice as required pursuant to Section 2.1(b) no later than three (3) Business Days prior to the Closing Date (or such shorter period as may be acceptable to the Administrative Agent), together with a flow of funds memorandum attached thereto with respect to the Related Transactions; provided that all certifications made under such Funding Notice shall be made (or deemed made) as of the Closing Date.

(p)                Borrowing Base. The Administrative Agent shall have received a fully executed and delivered Borrowing Base Certificate, demonstrating that, as of the Closing Date after giving effect to the Related Transactions, the Borrowing Base shall exceed the aggregate outstanding principal amount of the Loans and the Borrowers shall be in pro forma compliance with the financial covenants set forth in Section 6.15.

(q)                Representations and Warranties. Each of the representations and warranties set forth in each of the Credit Documents shall be true and correct in all material respects on and as of the Closing Date (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)).

(r)                 Events of Default; Regulatory Events. (i) No event shall have occurred and be continuing or would result from the consummation of the Related Transactions that would constitute an Event of Default, and (ii) no Regulatory Event shall have occurred and be continuing.

(s)                 Material Adverse Effect. Since April 30, 2025, there shall not have occurred any event that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(t)                  Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.

(u)                No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority, that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the consummation of any of the transactions contemplated by the Credit Documents, or that would reasonably be expected to have a Material Adverse Effect.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement, each Credit Party represents and warrants to the Agents and the Lenders, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with, and after giving to, the consummation of the Related Transactions):

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4.1        Organization; Requisite Power and Authority; Qualification. Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Borrowers, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.2        Equity Interests and Ownership. The Equity Interests of each of the Borrowers and their Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there are no existing option, warrant, call, right, commitment or other agreements to which any Borrower or any of its Subsidiaries is a party requiring, and there are no membership interests or other Equity Interests of any Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by any Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of any Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of the Parent and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date. Except as set forth on Schedule 4.2, as of the Closing Date, neither the Parent nor any of its Subsidiaries has any equity investments in any other Subsidiary, Joint Venture or other Person.

4.3        Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4        No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to any Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of any Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on any Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Borrower or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, for the benefit of the Secured Parties); (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Lenders, and except, in each case of the foregoing clauses (b), (d) and (e), as would not reasonably be expected to have a Material Adverse Effect.

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4.5        Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6        Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7        Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Parent nor any of its Subsidiaries has any contingent liability or liability for any long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of the Parent and its Subsidiaries taken as a whole.

4.8        Projections. On and as of the Closing Date, the projections of the Parent and its Subsidiaries for the Fiscal Year ending on April 30, 2026 through and including the Fiscal Year ending on April 30, 2031 (the “Projections”) are based on good faith estimates and assumptions made by the management of the Parent at the time such Projections were prepared; provided that (i) the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from the Projections and that the differences may be material, and (ii) as of the Closing Date, management of the Borrower believed that the Projections were reasonable and attainable.

4.9        No Material Adverse Effect. Since April 30, 2025, no event, circumstance or change has occurred that has caused or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10    Adverse Proceedings, Etc. There are no Adverse Proceedings that would reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.11    Payment of Taxes. Except as otherwise permitted under Section 5.3, all material Tax returns of the Parent and its Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes shown on such tax returns to be due and payable, and all other material Taxes imposed upon the Parent and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except any such Taxes which are being diligently contested by the Parent or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, shall have been made or provided therefor on the Parent’s or such Subsidiary’s books in conformity with GAAP.

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4.12    Properties.

(a) Title. Each of the Parent and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements and, other than with respect to assets comprising the Borrowing Base, except in each case as would not reasonably be expected to result in a Material Adverse Effect. All such properties and assets are free and clear of Liens other than Permitted Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the applicable Credit Party does not have knowledge of any payment or other material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.13 Environmental Matters. Neither the Parent nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. To each of the Parent’s and its Subsidiaries’ knowledge, there are, and have been, no conditions, occurrences, or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against the Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of the Parent or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Parent’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Parent or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

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4.14 No Defaults. Neither the Parent nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

4.15	[Reserved].

4.16 Governmental Regulation. Neither the Parent nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Parent nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17	Federal Reserve Regulations; Exchange Act.

(a) None of the Parent or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No portion of the proceeds of any Loan shall be used in any manner, whether directly or indirectly, that causes or would reasonably be expected to cause, such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.18 Employee Matters. Neither the Parent nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the knowledge of the Parent, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Parent or any of its Subsidiaries or, to the knowledge of the Parent, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Parent or any of its Subsidiaries, and (c) to the knowledge of the Parent, no union representation question existing with respect to the employees of the Parent or any of its Subsidiaries and, to the knowledge of the Parent, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.19 Employee Benefit Plans. Each Borrower and each of its ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified (or may rely on a favorable opinion letter issued by the Internal Revenue Service for a preapproved qualified plan) and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Borrower or any of its ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Borrower or any of its ERISA Affiliates. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and no Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, no Borrower nor any of its ERISA Affiliates has any material liability for a withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA) based on information available pursuant to Section 4221(e) of ERISA. Each Borrower and each of its ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

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4.20 Solvency. The Credit Parties are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

4.21 Compliance with Laws.

(a)         Generally. Each of the Parent and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Parent or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)        Anti-Money Laundering Laws. None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of any of the Credit Parties or any of their respective Subsidiaries or, to the knowledge of any Credit Party, any of the Affiliates, employees or agents of any of the Credit Parties or any of their respective Subsidiaries (i) has taken or will take any action that would constitute or give rise to a violation of Anti-Money Laundering Laws; or (ii) is or has been, in the past five (5) years, the subject or target of any Adverse Proceeding with regard to any actual, alleged or suspected violation of Anti-Money Laundering Laws. Subject to Section 5.14, each Credit Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Money Laundering Laws.

(c)         Anti-Corruption Laws. None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of the Credit Parties or any of their respective Subsidiaries or, to the knowledge of any Credit Party, any of the Affiliates, employees or agents of any of the Credit Parties or any of their respective Subsidiaries (A) has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official or commercial counterparty to influence official action or secure an improper advantage or in any other manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws; or (B) is or has been, in the past five (5) years, the subject or target of any Adverse Proceeding with regard to any actual, alleged or suspected violation of Anti-Corruption Laws. Each Credit Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Corruption Laws. None of the Credit Parties or any of their respective Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption Law. The Borrowers will not use, directly or indirectly, any part of the proceeds of the Loans (A) in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official or commercial counterparty to influence official action or secure an improper advantage in violation of applicable Anti-Corruption Laws; or (B) in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws.

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(d)        Sanctions. None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of any of the Credit Parties or any of their respective Subsidiaries or, to the knowledge of any Credit Party, any of the Affiliates, employees or agents of any of the Credit Parties or any of their respective Subsidiaries (i) is a Sanctioned Person or (ii) has, since April 24, 2019, (x) engaged in any dealings with, involving or for the benefit of, any Sanctioned Person in violation of Sanctions or in any Sanctioned Country or (y) violated applicable Sanctions. None of the Credit Parties or any of their respective Subsidiaries is or has been, in the past five (5) years, the subject or target of any Adverse Proceeding by a Sanctions Authority with regard to any actual, alleged or suspected violation of applicable Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents acting on behalf of the Credit Parties, with applicable Sanctions. The Borrowers will not use, directly or knowingly indirectly, any part of any proceeds of the Loans, or make such proceeds available to any Person, (A) to fund, finance or facilitate any activities or dealings of, with or involving any Sanctioned Person in violation of Sanctions, or in any Sanctioned Country; or (B) in any manner that would result in, constitute or give rise to a violation of Sanctions by any party to this Agreement, including any Lender.

4.22        Disclosure. As of the date hereof, no representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of the Parent or any of its Subsidiaries by their respective authorized representatives for use in connection with the transactions contemplated hereby (other than with respect to any projections, other forward-looking information and information of a general economic or industry-specific nature) concerning the Credit Parties and their Subsidiaries, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made (after giving effect to all supplements and updates thereto from time to time prior to the Closing Date).

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4.23        Use of Proceeds. The proceeds of the Loans shall be used for the purposes set forth in Section 2.3.

4.24        Collateral Documents. The provisions of each of the Collateral Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party in and to the Collateral purported to be pledged, charged, mortgaged or assigned by it thereunder and described therein, and upon (i) the making of the Loans, (ii) the filing of appropriately completed UCC financing statements and continuations or renewals thereof in the jurisdictions specified therein, (iii) with respect to United States Copyright registrations, the recordation of an appropriately completed short-form Intellectual Property Security Agreement in the United States Copyright Office, and (iv) with respect to Deposit Accounts, when the Collateral Agent has “control” within the meaning of Section 9-104 of the applicable UCC, such security interest and Lien shall constitute a fully perfected and First Priority security interest in and Lien upon such right, title and interest of such Credit Party, in and to such Collateral, to the extent that such security interest and Lien can be perfected by such actions.

4.25        [Reserved].

4.26        [Reserved].

4.27        [Reserved].

4.28        Intellectual Property; Licenses, Etc. Except as set forth on Schedule 4.28, each of the Parent and its Subsidiaries owns or licenses or otherwise has the right to use all Patents, Patent applications, Trademarks, Trademark applications, service marks, trade names, Copyrights, Copyright applications and other Intellectual Property rights that are necessary in all material respects for the operation of its business, and all such Intellectual Property owned by a Credit Party is subsisting and, to the knowledge of such party, valid and enforceable, has not been abandoned, and is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting such party’s rights thereto, except, in each case, for such failure to possess such rights, infringements, conflicts, nonsubsistence, invalidity, unenforceability, abandonment or outstanding orders, judgments or decrees, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of any of the Parent or its Subsidiaries, the operation of the business of the Parent and its Subsidiaries does not infringe any Patent, Trademark, service mark, trade name, Copyright, or other Intellectual Property owned by any other Person in any material respect, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Credit Party, threatened in writing, except for such infringements and conflicts, claims and litigation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.29        Borrowing Base Assets. Without limiting the statements contained in any Borrowing Base Certificate, the statements in each Borrowing Base Certificate are, or will be when such Borrowing Base Certificate is delivered, true and correct in all material respects. The current Data Tape delivered on the Closing Date and as of the date of delivery of each Borrowing Base Certificate is true and correct in all material respects (including any field in such Data Tape that indicates that a Vehicle Contract is an Eligible Vehicle Contract or that a Vehicle constituting Inventory is Eligible Vehicle Inventory) and collectively identifies the entire portfolio of the Vehicle Contracts and the Vehicles that constitute Inventory and Financed Vehicles, without duplication. The Administrative Agent may rely, in determining which Vehicle Contracts are Eligible Receivables and which Vehicles are Eligible Vehicle Inventory, on all statements and representations set forth in the most recent Data Tape delivered or otherwise made available by the Borrowers to the Administrative Agent.

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4.30        Disregarded Subsidiary. The Disregarded Subsidiary conducts no material business, other than its business as a captive insurance subsidiary in accordance in all material respects with the rules and regulations of the Arkansas Insurance Department. The Disregarded Subsidiary has no material assets, except as necessary to appropriately capitalize or otherwise enhance insurance coverage in a manner the Borrowers believe is economically advantageous or as otherwise required pursuant to the rules and regulations of the Arkansas Insurance Department. The Disregarded Subsidiary has not incurred any Indebtedness and has not created or suffered to exist any Liens on any of its properties or assets.

4.31        Non-Recourse Debt Facilities Backup Servicing Agreements. At all times after the Closing Date, the applicable Non-Recourse Debt Facilities Servicers are in compliance in all material respects with their obligations under each Non-Recourse Debt Facilities Backup Servicing Agreement, and each Non-Recourse Debt Facilities Backup Servicing Agreement remains in full force and effect in accordance with its terms (as such terms may be amended pursuant to Section 6.16 below).

4.32        Operation in Compliance with Consumer Protection Laws. Each of the Credit Parties and each of their respective Subsidiaries operates in compliance in all material respects with all applicable federal and state consumer protection laws, rules, regulations, ordinances and orders, including, by way of example and not by way of limitation, the federal Truth in Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Debt Collection Practices Act, the USA PATRIOT Act, state usury laws, state retail installment sales acts, state consumer credit disclosure statutes, state consumer credit licensing statutes and state laws and regulations governing the collection of debts.

4.33        [Reserved].

4.34        Claims, Litigation and Audits. There are no administrative or court actions, suits or proceedings with respect to the Vehicle Contracts now pending, or, to any Borrower’s knowledge, threatened that, if adversely decided, would reasonably be expected to have a Material Adverse Effect. There have been no audits, investigations, inspections or any other reviews or inquiries of any governmental authority or internal auditing group concerning the Borrowers’ origination or purchase of Vehicle Contracts that revealed problems or issues with regard to the Vehicle Contracts or the Borrowers’ procedures that would reasonably be expected to have a Material Adverse Effect.

4.35        Starter Interrupt and GPS Devices. Except as would not reasonably be expected to have a Material Adverse Effect, any Financed Vehicle securing a Vehicle Contract that has been equipped with (i) a starter interrupt device or (ii) a global positioning unit added by any Borrower for the purpose of locating the Financed Vehicle following a default by the Consumer has been installed and deployed in compliance in all material respects with applicable federal, state and local law.

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SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until Payment in Full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. The Borrowers will deliver to the Agents and the Lenders:

(a)         Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each calendar month, commencing with the calendar month ending September 30, 2025, the consolidated unaudited balance sheets of the Parent and its Subsidiaries as at the end of such calendar month and the related consolidated unaudited statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such calendar month and for the period from the beginning of the current Fiscal Year to the end of such calendar month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification.

(b)        Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending October 31, 2025, the consolidated unaudited balance sheets of the Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated unaudited statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year.

(c)         Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year ending April 30, 2026, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year; and (ii) with respect to the consolidated financial statements of the Parent and its Subsidiaries, a report thereon by independent certified public accountants of recognized national standing selected by the Parent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit (except in each case for any such qualification solely with respect to or resulting from an upcoming maturity of any Indebtedness of any Credit Parties or their Subsidiaries, the activities, operations, financial results, assets or liabilities of any Subsidiary that is not a Credit Party, or any potential inability to satisfy any financial maintenance covenant on a future date or in a future period (or, other than in the case of any financial maintenance covenant included herein, any actual inability to satisfy any financial maintenance covenant on a future date or in a future period)), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements).

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(d)        Compliance Certificate and KPI Reports. Together with each delivery of monthly Borrowing Base Certificates pursuant to Section 5.1(k), (i) a duly executed and completed Compliance Certificate and (ii) a monthly market “key performance indicators” report covering the metrics set forth in Exhibit C-4 (with such modifications as reasonably requested by the Administrative Agent).

(e)         Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the most recent Borrowing Base Certificate delivered pursuant to Section 5.1(k) will differ in any material respect from the Borrowing Base Certificate that would have been delivered pursuant to such subsection had no such change in accounting principles and policies been made, then, within five (5) Business Days after such change, a reconciliation of such Borrowing Base Certificate accounting for such change.

(f)         Notice of Default. Promptly upon any officer of any Credit Party or any of its Subsidiaries obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default under any Credit Document; (ii) that any Person has given any notice to any Credit Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b) or 8.1(q); or (iii) of the occurrence of any event or change that has caused or would reasonably be expected to result in a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action the Borrowers and their Subsidiaries have taken, are taking and propose to take with respect thereto.

(g)        Notice of Litigation. Promptly upon any officer of any Credit Party or any of its Subsidiaries obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrowers to the Lenders or any development in any Adverse Proceeding, in each case, that would reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or (ii) any Credit Party or any of its Subsidiaries entering into any settlement in respect of any actual or threatened (in writing) action, suit, investigation, litigation, proceeding or other regulatory or legal development involving an amount in excess of $5,000,000 (individually or in the aggregate), notice thereof together with such other information as may be reasonably available to the Credit Parties (including delivery of copies of notices received by the Credit Parties and their Subsidiaries) to enable the Lenders and their counsel to evaluate such matters.

(h)        Pension Plans; ERISA.

(i)          Copies of any actuarial reports relating to the Pension Plans that are prepared in order to comply with then statutory or auditing requirements; and

(ii) (x) Promptly (but in any event within ten (10) days) upon becoming aware of the occurrence of or forthcoming occurrence of (A) any ERISA Event, (B) the adoption of any new Pension Plan by any Credit Party or any of its ERISA Affiliates, (C) the adoption of an amendment to any Pension Plan that provides pension benefits if such amendment results in a material increase in benefits or unfunded liabilities, (D) the existence of any fact or circumstance that would reasonably be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (E) the commencement of contributions by any Credit Party or any of its ERISA Affiliates to a Multiemployer Plan that provides defined benefit plan benefits, a notice specifying the nature thereof, what action any Credit Party or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (y) with reasonable promptness (but in any event within five (5) business days after filing), copies of (A) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by any Credit Party or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Pension Plan as the Administrative Agent shall reasonably request.

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(i) Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the end of each Fiscal Year, a consolidated plan and financial forecast for the five (5) Fiscal Years immediately following such Fiscal Year (a “Financial Plan”), including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Parent and its Subsidiaries for each such Fiscal Year and each Fiscal Quarter of such Fiscal Year, and an explanation of the assumptions on which such forecasts are based, in substantially the same form and detail as provided to the Lenders prior to the Closing Date.

(j) Bank Account Statements. On or before the fifteenth (15th) day of each month, as and for the prior month, copies of all monthly account statements with respect to the Collection Accounts.

(k) Borrowing Base Reports. (i) On or before the fifteenth (15th) day of each month, as and for the prior month (or, during any Additional Reporting Period, on or before the Wednesday of each week, as and for the prior week), a duly executed and completed Borrowing Base Certificate attaching a duly completed detailed Borrowing Base report and the current Data Tape, (ii) within three (3) Business Days after request of the Administrative Agent in its Permitted Discretion, duly executed and completed updated pro forma Borrowing Base Certificates at such other times when the Administrative Agent reasonably suspects in good faith that a Borrowing Base Deficiency may have occurred and is continuing, and (iii) at such intervals as the Administrative Agent may require in its Permitted Discretion, copies of such further schedules, documents and other information regarding the Borrowing Base then available to the Credit Parties as the Administrative Agent may reasonably require in its Permitted Discretion, including trial balances and test verifications.

(l) Liquidity Reports. On or before the fifth (5th) Business Day of each month, as and for the prior month (or, during any Additional Reporting Period, on or before the Wednesday of each week, as and for the prior week), a Liquidity Report, certified by a Financial Officer of the Parent as setting forth Liquidity as of each Business Day during such period.

(m) Material Indebtedness. (i) Promptly upon the delivery or receipt thereof and in any event not later than five (5) Business Days after such delivery or receipt, copies of any notice of default or event of default under any Material Indebtedness and any servicer reports delivered in connection with any Permitted Non-Recourse Debt Facilities and (ii) promptly upon the execution thereof, copies of any amendment, restatement, supplement or other modification to any Material Indebtedness.

(n) Information Regarding Collateral. Prompt notice of, but in any event within 30 days prior to, any change in (i) any Credit Party’s corporate name or type of entity, (ii) any Credit Party’s jurisdiction of organization or (iii) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number.

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(o) [Reserved].

(p) Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. Prompt notice in the event that any Credit Party or any of its Subsidiaries becomes the subject or target of any Adverse Proceeding with regard to any violation of applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. Promptly following any request therefor, the Borrowers shall provide any information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with Anti-Money Laundering Laws, including the PATRIOT Act (including “know-your-customer” rules).

(q) Notice of Regulatory Events. Promptly upon any officer of any Credit Party or any of its Subsidiaries obtaining knowledge of the occurrence of any Regulatory Event, notice thereof together with such other information as may be reasonably available to the Credit Parties, to the extent permitted by applicable law and not otherwise restricted by the applicable Government Authority (including delivery of copies of written notices received by the Credit Parties and their Subsidiaries), to enable the Lenders and their counsel to evaluate such matters.

(r) Other Information. Such other information and data with respect to the Parent or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or any Lender; provided that none of the Credit Parties or their Subsidiaries shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Credit Parties or their Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to any Agent or any Lender (or any of their respective representatives) is prohibited by any applicable requirement of law or restricted by any Government Authority, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Credit Parties or their Subsidiaries owe confidentiality obligations to any third party; provided that, with respect to this clause (iv), the Credit Parties and their Subsidiaries shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations.

(s) Electronic Delivery.

(i)     Notwithstanding anything in any Credit Document to the contrary, each Credit Party hereby agrees that it will use its commercially reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for an extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under any Credit Document or (D) is required to be delivered to satisfy any condition set forth in Section 3.1 (all such non-excluded communications being referred to herein collectively as the “Communications”), by transmitting the Communications in accordance with Section 10.1(c).

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(ii)   The Administrative Agent agrees that the receipt of the Communications in accordance with Section 10.1(c) shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Section 5.1(s) unless otherwise requested by the Administrative Agent pursuant to Section 10.1(c).

(iii) Nothing in this Section 5.1(s) shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document. Delivery of the documents, notices and other information required pursuant to this Section 5.1 may be satisfied by making such information publicly available on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) and, other than in the case of the financial statements pursuant to Sections 5.1(b) and 5.1(c), by providing written notice to the Administrative Agent that such information has been made publicly available on EDGAR.

Notwithstanding the foregoing or anything to the contrary herein, the applicable time periods for delivery of the financial statements required pursuant to Sections 5.1(b) and (c) shall be automatically extended by no more than fifteen (15) days if the Parent files a notification of late filing in accordance with Rule 12b-25 of the Securities Exchange Act.

5.2        Existence. Except as otherwise permitted under Section 6.6, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and governmental authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted.

5.3        Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

5.4        Maintenance of Properties.

(a) Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties used or useful in the business of the Borrowers and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except in each case as would not reasonably be expected to have a Material Adverse Effect.

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(b) Notwithstanding anything in this Agreement to the contrary, the Borrowers will cause all Patents, Trademarks, Copyrights and other Intellectual Property of the Borrowers and their Subsidiaries existing as of the Closing Date or generated or acquired after the Closing Date to be owned by the Credit Parties and shall not Dispose of any Intellectual Property that is material to the business of the Borrowers and their Subsidiaries to any Non-Guarantor Subsidiary; provided that a Credit Party may grant a non-exclusive license of Intellectual Property to a Non-Guarantor Subsidiary to permit such Non-Guarantor Subsidiary to use such Intellectual Property in the Ordinary Course of Business.

5.5 Insurance. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrowers and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Credit Party will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, (b) replacement value casualty insurance on the Collateral under such policies of insurance, (c) cyber risk and data privacy insurance and (d) directors and officers insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses and in similar locations. Subject to Section 5.14, each such policy of insurance shall (i) name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a lender’s loss payable endorsement, that names the Collateral Agent, for the benefit of the Secured Parties, as lender’s loss payable thereunder and (iii) provide for at least thirty (30) days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of cancellation due to non-payment).

5.6 Books and Records; Inspections; Field Examinations and Audits.

(a) Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its Subsidiaries, to inspect its and their financial and accounting records and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested, and by this provision the Credit Parties authorize such accountants to discuss with the Administrative Agent and such representatives the affairs, finances and accounts of the Parent and its Subsidiaries; provided that access to the Credit Parties’ accountants shall be limited to customary diligence calls in connection with delivery of the annual audited financial statements; provided, further, that, absent the occurrence and continuance of an Event of Default, (i) the Credit Parties shall be required to reimburse the Administrative Agent for its reasonable and documented charges, out-of-pocket costs and expenses for not more than one such visit and inspection in any Fiscal Year and (ii) the Administrative Agent shall only conduct one such visit and inspection in any Fiscal Year (with additional visits and inspections permitted upon the occurrence and during the continuation of an Event of Default). The Credit Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Credit Parties’ assets for internal use by the Administrative Agent and the Lenders.

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(b) In addition to the rights granted in Section 5.6(a), the Administrative Agent may conduct field examinations and audits with respect to the Vehicle Contracts (i) one time within 90 days after the Closing Date, (ii) thereafter, not more than two times during any twelve-month period, other than during any Additional Reporting Period, and (iii) at additional times in its Permitted Discretion during any Additional Reporting Period, and the Credit Parties shall reimburse the Administrative Agent for all reasonable and documented charges, out-of-pocket costs and expenses therefor.

(c) In addition to the rights granted in Section 5.6(a), the Administrative Agent may conduct appraisals with respect to the Vehicles (i) not more than one time per Fiscal Quarter, in the form of desktop appraisals to refresh the net orderly liquidation values analysis, (ii) not more than one time during any twelve-month period, in the form of a full appraisal, other than during any Additional Reporting Period, and (iii) at additional times in its Permitted Discretion during any Additional Reporting Period, and the Credit Parties shall reimburse the Administrative Agent for all reasonable and documented charges, out-of-pocket costs and expenses therefor.

(d) In addition to the rights granted in Section 5.6(a), the Administrative Agent may request an annual regulatory bringdown report from Hudson Cook, LLP, as special regulatory counsel to the Agents and the Lenders, and the Credit Parties shall reimburse the Administrative Agent for all reasonable and documented charges, out-of-pocket costs and expenses therefor.

5.7 Lenders Calls. The Borrowers will, upon the request of the Administrative Agent or the Requisite Lenders, participate in quarterly conference calls of the Administrative Agent and the Lenders in connection with the delivery of the financial statements of the Parent and its Subsidiaries pursuant to Sections 5.1(b) and (c) at such time as may be agreed to by the Borrowers and the Administrative Agent.

5.8 Compliance with Laws.

(a) Each Credit Party will comply, and will cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all applicable ERISA laws and all Environmental Laws), in each case, except where noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Credit Party will comply, and will cause its Subsidiaries and their respective directors, officers and employees to comply, with (i) all applicable Anti-Corruption Laws and Sanctions in all respects and (ii) all applicable Anti-Money Laundering Laws in all material respects. Each Credit Party will continue to maintain, and will procure that each of its Subsidiaries continues to maintain, policies and procedures reasonably designed to promote and achieve compliance by such Credit Party and its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

5.9 Environmental.

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(a)             Environmental Disclosure. The Borrowers will deliver to the Administrative Agent and the Lenders, except in each case as would not reasonably be expected to have a Material Adverse Effect:

(i)     promptly following receipt thereof, copies of all environmental audits, investigations, analyses and reports, whether prepared by personnel of any Credit Party or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)   promptly upon the occurrence thereof, notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by any Credit Party or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by any Credit Party or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any Credit Party or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)  prompt notice describing in reasonable detail any proposed action to be taken by any Credit Party or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject any Credit Party or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)            Hazardous Materials Activities. Each Credit Party will promptly take, and will cause each of its Subsidiaries promptly to take, any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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5.10            Covenant to Guarantee Obligations and Provide Security. In the event that any Person becomes a Subsidiary (other than an Excluded Subsidiary) of any Borrower, or a Subsidiary that is an Excluded Subsidiary ceases to be an Excluded Subsidiary, the Borrowers will, within sixty (60) days (or such later date as agreed by the Administrative Agent in its sole discretion) after such Person becomes a Subsidiary or ceases to be an Excluded Subsidiary, (a) cause such Subsidiary to become a Guarantor hereunder and an Obligor under the Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, legal opinions and certificates reasonably requested by the Administrative Agent.

5.11            Additional Material Real Estate Assets.

(a)         In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, then such Credit Party will promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including the items specified in Section 5.11(d), that the Administrative Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.

(b)        [Reserved].

(c)         The Borrowers shall, at the request of the Administrative Agent, deliver, from time to time, to the Collateral Agent and the Lenders such appraisals as are required by law or regulation of Real Estate Assets with respect to which the Collateral Agent has been granted a Lien.

(d)        In the case of any Material Real Estate Asset, the applicable Credit Party shall provide the Collateral Agent with Mortgages with respect to such Real Estate Asset (each, a “Mortgaged Property”), within ninety (90) days after the acquisition of such Real Estate Asset (or the date a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset), together with:

(i)     evidence that any such Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent, for the benefit of the Secured Parties, and that all filing and recording taxes and fees that are due and payable have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

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(ii)   an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in each jurisdiction in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such jurisdiction and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(iii) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Administrative Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the Fair Market Value of each Mortgaged Property, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Administrative Agent and evidence satisfactory to the Administrative Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;

(iv)  (A) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Mortgaged Property is located in a Flood Zone, the Borrowers’ acknowledgment of receipt of notification from the Collateral Agent (x) as to the existence of such Mortgaged Property and (y) as to whether the community in which such Mortgaged Property is located is participating in the Flood Program; and (C) if such Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrowers have obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and

(v)    such surveys, abstracts, appraisals and other documents as the Administrative Agent may reasonably request.

5.12 Further Assurances. Each Credit Party will, at its expense, promptly execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, and/or amendments thereto and other documents), that may be required under any applicable requirements of law and which the Collateral Agent may reasonably request to ensure the creation, perfection and priority of the Liens (or the continuance thereof) created or intended to be created under the Collateral Documents, all at the expense of the relevant Credit Parties.

5.13 Cash Management.

(a)             Subject to Section 5.14, the Credit Parties will maintain at all times all Cash and Cash Equivalents in Dominion Accounts, other than Cash and Cash Equivalents held in Excluded Accounts; provided that the Credit Parties shall have sixty (60) days (or thirty (30) days in the case of any Deposit Account maintained at an account bank that has previously entered into a Control Agreement), or such later date as agreed by the Administrative Agent in its sole discretion, after the opening or acquisition of any Deposit Account to enter into Control Agreements and comply with the foregoing (without duplication of the grace period in Section 5.10 for any Deposit Account maintained by any Person that becomes a Subsidiary or ceases to be an Excluded Subsidiary). A Credit Party will be the sole account holder of each Dominion Account and will not grant any Person (other than the Collateral Agent) a Lien on any Dominion Account or any property deposited therein (other than Permitted Liens that arise as a matter of law).

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(b)            Each Control Agreement with respect to each Dominion Account will provide that, upon notice from the Collateral Agent, the bank or financial intermediary party thereto will comply solely with instructions from the Collateral Agent directing disposition of all monies deposited in such Dominion Account. The Collateral Agent will not provide such notice to any bank or financial intermediary except during any Cash Dominion Period or if any Event of Default has occurred and is continuing. After such Cash Dominion Period or Event of Default shall no longer be continuing, the Collateral Agent will promptly (but in no event more than two (2) Business Days after receipt of request by the Borrowers) rescind, or direct the recission of, such notice provided to any such bank or financial intermediary. During any Cash Dominion Period or if any Event of Default has occurred and is continuing, the Collateral Agent may (at the direction of the Requisite Lenders) apply all monies in the Collateral Agent Account to the Obligations.

(c)             All Payment Items received by any Credit Party in respect of the Vehicle Contracts and the Vehicles owned by the Credit Parties, together with the proceeds of any other Collateral, will be held by such Credit Party as trustee of an express trust for the Collateral Agent’s benefit, and such Credit Party will promptly, and in any event within two (2) Business Days after receipt (or three (3) Business Days after receipt in any Excluded Account that constitutes a Zero Balance Account), deposit the same in kind in a Dominion Account.

(d)            The Borrowers shall not commingle the Collections or any other Payment Items with the proceeds of any assets not included in the Collateral, including any assets owned by the Special Purpose Subsidiaries, other than the temporary commingling of Collections in any Commingled Account pending identification, which in any event shall be no longer than two (2) Business Days after receipt (or three (3) Business Days after receipt in any Excluded Account that constitutes a Zero Balance Account). The Credit Parties shall not grant any Person a Lien on any Commingled Account or any property therein (other than any Commingled Account Control Agreement and other Permitted Liens that arise as a matter of law). The Credit Parties shall not maintain any Commingled Accounts other than (i) Commingled Accounts existing on the date hereof (and, with the consent of the Administrative Agent, any Commingled Accounts that replace any such existing Commingled Accounts), (ii) Commingled Accounts that are subject to the Commingled Account Intercreditor Arrangement and (iii) Zero Balance Accounts.

5.14 Post-Closing Obligations. The Credit Parties will satisfy the requirements set forth on Schedule 5.14 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent in its sole discretion.

5.15 Lien Waivers. The Credit Parties will use commercially reasonable efforts to obtain Lien Waivers with respect to (i) the headquarters location of each Credit Party, (ii) each location where material books and records of any Credit Party are stored or maintained and (iii) each other location where any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) is stored or maintained, in each case, if such location is not owned by a Credit Party (including any premises of a bailee, warehouseman, or similar party).

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5.16 Borrowing Base Administration.

(a) Records and Schedules of Vehicle Contracts. The Borrowers will keep reasonably accurate and complete records of their respective Vehicle Contracts and Vehicles, including all payments and collections on Vehicle Contracts and all costs and daily withdrawals and additions of Vehicles, and will submit to the Administrative Agent sales, collection, inventory, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request.

(b) Account Verification. The Administrative Agent shall have the right, in the name of any Borrower, to verify the validity, amount or any other relevant matter relating to any Vehicle Contracts of any Consumer included in the Borrowing Base upon the occurrence and during the continuation of any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g). The Borrowers shall use commercially reasonable efforts to assist the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(c) Inventory Counts. The Credit Parties or their Subsidiaries shall conduct (or shall cause to be conducted) a physical inventory at least once per fiscal quarter (and on a more frequent basis if requested by the Administrative Agent upon the occurrence and during the continuation of any Event of Default) and periodic cycle counts consistent with historical practices, and the Borrowers shall provide to the Administrative Agent a report based on each such inventory and count promptly upon completion thereof. The Administrative Agent (or its authorized representatives) may participate in and observe each physical count.

5.17           Charge-Off Policy. The Borrowers shall establish and implement, in a manner reasonably satisfactory to the Administrative Agent, a policy for charging off the Outstanding Principal Balance of delinquent Vehicle Contracts (the “Charge-Off Policy”). For the avoidance of doubt, the Charge-Off Policy in place as of the Closing Date is acceptable to the Administrative Agent, and the Administrative Agent acknowledges that such Charge-Off Policy shall continue to be acceptable absent a material change thereto. For the avoidance of doubt, any change in the Charge-Off Policy that is required by applicable law or regulatory guidance or a change in GAAP after the Closing Date shall be deemed to continue to be acceptable to the Administrative Agent.

5.18           Service Contracts. To the extent that the Borrowers offer so-called “service contracts”, the Borrowers shall ensure that the cost of such service contracts are disclosed to Consumers and such service contracts are in material compliance with all applicable Consumer Finance Laws.

5.19           Non-Recourse Debt Facilities Backup Servicing Agreements. The Non-Recourse Debt Facilities Servicers shall comply in all material respects with their obligations under the Non-Recourse Debt Facilities Backup Servicing Agreements. To the extent the applicable Non-Recourse Debt Facilities Servicer or Special Purpose Subsidiary intends to terminate or not renew any Non-Recourse Debt Facilities Backup Servicing Agreement, or to enter into a substitute or replacement agreement with another backup servicer, such Non-Recourse Debt Facilities Servicer shall give prompt written notice to the Administrative Agent, which shall include the terms and conditions of such substitution or replacement agreement and the successor backup servicer. The appliable Non-Recourse Debt Facilities Servicer shall promptly deliver to the Administrative Agent and the Lenders (i) copies of any amendment, modification, or waiver to the Non-Recourse Debt Facilities Backup Servicing Agreements and (ii) any notice of any default under any Non-Recourse Debt Facilities Backup Servicing Agreement which is not timely cured thereunder or any notice of any termination or non-renewal delivered thereunder.

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5.20           Trust Certificates. Within thirty (30) days after the Closing Date (or within five (5) Business Days after receipt of any Certificated Non-Recourse Debt Facility Equity Interests by any Non-Recourse Debt Facilities Holdco after the Closing Date), the Credit Parties shall cause each Non-Recourse Debt Facilities Holdco to deposit and maintain all certificated Equity Interests of the Non-Recourse Debt Facilities Issuers (the “Certificated Non-Recourse Debt Facility Equity Interests”) in a lockbox at a third-party custodian that is reasonably acceptable to the Administrative Agent that has entered into a Trust Certificate Custodial Agreement (an “Acceptable Lockbox Provider”; it being understood and agreed that Bank of Oklahoma and BOK Financial are acceptable to the Administrative Agent). If any Acceptable Lockbox Provider is no longer able or willing to hold such Certificated Non-Recourse Debt Facility Equity Interests, the Credit Parties shall cause such Certificated Non-Recourse Debt Facility Equity Interests to be moved to another lockbox provided by another Acceptable Lockbox Provider within five (5) Business Days after the date on which such Certificated Non-Recourse Debt Facility Equity Interests are required to be removed from the existing lockbox. In furtherance of the foregoing, upon the establishment of a Non-Recourse Debt Facilities Issuer after the Closing Date with respect to a new Permitted Non-Recourse Debt Facility, the Credit Parties shall cause the Equity Interests of such Non-Recourse Debt Facilities Issuer to be certificated and the applicable Certificated Non-Recourse Debt Facility Equity Interests to be delivered to an Acceptable Lockbox Provider in accordance with this Section 5.20. Notwithstanding the foregoing or anything to the contrary herein, a Non-Recourse Debt Facilities Holdco shall be permitted to remove a Certificated Non-Recourse Debt Facility Equity Interest from the lockbox in connection with the dissolution or termination of the related Non-Recourse Debt Facilities Issuer.

5.21           Specified Independent Director; Special Committee. From and after the Special Committee Milestone Date:

(a)                (i) Each Credit Party shall maintain at all times at least one Specified Independent Director on its Board of Directors and on the Special Committee, and the Specified Independent Director may not be removed without the prior written consent of the Administrative Agent; provided that no breach of this Section 5.21(a) shall occur if the Specified Independent Director resigns, dies or is incapacitated and unable to serve as the Specified Independent Director, so long as such Credit Party replaces the Specified Independent Director with another Specified Independent Director (selected by such Credit Party from a list of proposed independent directors that are reasonably acceptable to the Administrative Agent, as may be delivered by the Administrative Agent to the Borrowers from time to time) not later than thirty (30) days thereafter, and (ii) no Credit Party shall make any amendment or change to its Organizational Documents which would directly or indirectly amend or alter any provision applicable to the voting or other rights of the Specified Independent Director or the Special Committee (including any changes to the number or identity of the members of its Board of Directors on the Special Committee).

(b)               Each Credit Party shall cause at all times, and subject at all times to compliance with the Laws of the applicable jurisdiction, its Organizational Documents (or other contractual governance arrangements to the extent agreed by the Administrative Agent) to be reasonably acceptable to the Administrative Agent, which Organizational Documents (or other contractual governance arrangements, as applicable) shall (i) provide for the appointment and maintenance of the Specified Independent Director and the Special Committee at all times in order to comply with this Section 5.21, (ii) provide for the Special Committee Actions, (iii) contain the provisions provided for in such Organizational Documents as they exist on the Special Committee Milestone Date after giving effect to the amendments to such Organizational Documents to provide for the Special Committee Actions, and (iv) provide that any modification to such Organizational Documents that is inconsistent or not in compliance with this Section 5.21 is ultra vires and void ab initio.

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(c)                The Borrowers shall maintain one or more policies of directors and officers liability insurance with reputable insurance companies providing commercially reasonable coverage for claims arising from acts by the directors, managers and officers of the Credit Parties and their Subsidiaries in such capacity, which shall cover the Specified Independent Director.

(d)               Capitalized terms used in this Section 5.21 and not otherwise defined herein shall have the respective meanings set forth for such terms in the First Amendment.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until Payment in Full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)                the Obligations;

(b)                Indebtedness of (i) any Credit Party owing to any other Credit Party and (ii) any Non-Guarantor Subsidiary owing to any other Non-Guarantor Subsidiary; provided that (A) all such Indebtedness shall be evidenced by the Intercompany Note and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the Security Agreement, (B) all such Indebtedness owing by any Credit Party shall be unsecured, (C) all such Indebtedness shall be subordinated in right of payment to the Payment in Full of the Obligations pursuant to the terms of the Intercompany Note, and (D) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro rata reduction of the amount of any Indebtedness owed by such Subsidiary to any Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c)                Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal or similar obligations incurred in the Ordinary Course of Business;

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(d)                Indebtedness in respect of netting services and overdraft protections in connection with customary Deposit Accounts maintained by the Borrowers and their Subsidiaries as part of their ordinary cash management program;

(e)                guaranties in the Ordinary Course of Business of the obligations of suppliers, customers, franchisees and licensees of the Borrowers and their Subsidiaries;

(f)                 guaranties by any Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by any Guarantor Subsidiary of Indebtedness of a Borrower or another Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(g)                Indebtedness existing on the Closing Date and described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except Permitted Refinancing Debt with respect thereto; provided that such Permitted Refinancing Debt shall not be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(h)                Indebtedness incurred by any Borrower or any of its Subsidiaries with respect to Capital Leases and purchase money obligations in an aggregate amount not to exceed $2,000,000 at any time outstanding; provided that any such Indebtedness (i) is issued and any Liens securing such Indebtedness are created within 180 days after the acquisition, construction, lease or improvement of the asset financed and (ii) shall be secured only by the asset acquired, constructed, leased or improved in connection with the incurrence of such Indebtedness;

(i)                 Indebtedness incurred by any Borrower or any of its Subsidiaries in the Ordinary Course of Business owed to any Person providing property, casualty, liability or other insurance to any Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(j)                 Permitted Non-Recourse Debt;

(k)                Indebtedness owing under Hedging Agreements in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(l)                 Subordinated Indebtedness of any Borrower or any Subsidiary;

(m)              prior to the Existing Warehouse Facility Termination Deadline, the Existing Warehouse Facility; provided that no principal amount shall be drawn or remain outstanding thereunder;

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(n)                Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by any Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, and any Permitted Refinancing Debt with respect thereto; provided that (A) Indebtedness permitted under this Section 6.1(n) that does not consist of Capital Leases or purchase money obligations shall not exceed an aggregate amount of $5,000,000 at any time outstanding, (B) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (C) such Indebtedness is not guaranteed in any respect by any Credit Party or any

Subsidiary (other than by any such Person that so becomes a Subsidiary);

(o)                endorsements for collection or deposit in the Ordinary Course of Business;

(p)                contingent obligations arising with respect to customary indemnification obligations;

(q)                unsecured Indebtedness under the AFI Note in an aggregate principal amount not to exceed $475,000 at any time outstanding;

(r)                 intercompany Indebtedness owing to ACM Insurance in an aggregate principal amount not to exceed $7,500,000 at any time outstanding without the consent of the Administrative Agent;

(s)                 obligations incurred in the ordinary course of business with respect to letters of credit in an aggregate outstanding face amount not to exceed at any time outstanding $7,500,000 plus such greater amounts as may be needed to comply with obligations under applicable law (not to exceed an additional $7,500,000 in the aggregate without the consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed);

(t)                 Permitted Earn-Out Obligations; and

(u)                unsecured Indebtedness incurred by any Borrower or any Guarantor in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

Notwithstanding the foregoing, in no event shall any Special Purpose Subsidiary create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than Permitted Non-Recourse Debt.

6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Credit Parties or any of their Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC or under any similar recording or notice statute, or under any applicable intellectual property laws, rules or procedures, except:

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(a)                Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;

(b)                Liens for Taxes (i) that are not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c)                rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depositary institutions, solely to the extent incurred in connection with the maintenance of Deposit Accounts or Securities Accounts in the Ordinary Course of Business;

(d)                statutory Liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case incurred in the Ordinary Course of Business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(e)                Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(f)                 easements, rights-of-way, covenants, conditions, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the value or use of the property to which such Lien is attached or with the Ordinary Course of Business;

(g)                (i) Liens on Non-Recourse Debt Vehicle Contracts and related assets, or created in respect of bank accounts into which only the collections in respect of Non-Recourse Debt Vehicle Contracts have been deposited, securing any Permitted Non-Recourse Debt and (ii) back-up Liens evidenced by the filing of precautionary UCC financing statements pursuant to Section 9-109(a) of the UCC relating solely to such Non-Recourse Debt Vehicle Contracts and related assets in the event that the applicable Permitted Non-Recourse Debt Facility is deemed not to be a true sale;

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(h)                Liens securing Indebtedness permitted pursuant to Section 6.1(h); provided that any such Lien shall encumber only the asset acquired, constructed, leased or improved with the proceeds of such Indebtedness;

(i)                 any interest or title of a lessor or sublessor under any lease of real estate to a Credit Party as lessee or sublessee as permitted hereunder, and any Liens encumbering or affecting the interest of title of such lessor or sublessor;

(j)                 purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business;

(k)                Liens existing on the Closing Date and described in Schedule 6.2 (and Liens securing Permitted Refinancing Debt secured by such Liens to the extent such refinancing is permitted under this Agreement);

(l)                 judgment and attachment Liens that do not have priority over the Liens securing the Obligations arising solely as a result of the existence of judgments, attachments, orders or awards that do not constitute an Event of Default under Section 8.1(h);

(m)              Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 6.1(i);

(n)                Liens pursuant to the terms and provisions of any lease or other instrument creating or evidencing a leasehold interest in real property by any Credit Party in the Ordinary Course of Business;

(o)                Liens on cash securing reimbursement obligations with respect to letters of credit permitted by Section 6.1(s), such cash not to exceed 105% of the stated face amount of such letters of credit secured thereby;

(p)                any Lien on any Commingled Account pursuant to any Commingled Account Intercreditor Arrangement; and (q)                other liens securing Indebtedness (other than Indebtedness for borrowed money) not exceeding $5,000,000 at any time outstanding.

6.3 Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment, except that:

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(a)                any Subsidiary of any Credit Party may declare and pay dividends or make other distributions ratably to its equity holders;

(b)                the Borrowers may make Restricted Payments to the Parent to the extent necessary to permit the Parent to pay reasonable and customary general administrative costs and expenses;

(c)                (i) AFI may make distributions in an aggregate amount not to exceed $50,000 in any Fiscal Year and (ii) the Parent or any Subsidiary thereof may make any payment required or, in the case of early repayment, permitted pursuant to the terms of the AFI Note;

(d)                the Special Purpose Subsidiaries may make dividends, payments and distributions to any Credit Party in accordance with any Permitted Non-Recourse Debt Facilities;

(e)                with respect to any taxable period during which any Credit Party or any of its Subsidiaries is a member (or is disregarded as separate from a member) of a group filing a consolidated, combined, aggregate, affiliated, unitary or other similar income tax return with any direct or indirect parent of such Credit Party, such Credit Party or such Subsidiary may make any Tax distributions to such parent, in amounts required for such parent to pay federal, state and local income Taxes (and franchise or other similar Taxes imposed in lieu of income Taxes) imposed on such parent to the extent such Taxes are directly attributable to the income of the Credit Parties and their Subsidiaries; provided that the amount of such payments with respect to any taxable period does not exceed the amount that the Credit Parties and their Subsidiaries would have been required to pay on a separate company basis or as a stand-alone consolidated tax group with respect to such taxable period;

(f)                 so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Parent or any Subsidiary may make Restricted Payments to, directly or indirectly, purchase the Equity Interests of the Parent from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of the Parent, any Borrower or any Subsidiary upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee; provided that the aggregate amount of payments under this Section 6.3(f) shall not exceed $5,000,000 in any fiscal year (provided that any unused amount under the foregoing cap in any fiscal year may be carried forward one time and used to make such payments in the next succeeding fiscal year); and

(g)                so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Parent may make additional Restricted Payments; provided that, after giving pro forma effect thereto, (i) the Borrowers shall be in compliance with the minimum liquidity covenant set forth in Section 6.15(a) as of the applicable Pro Forma Determination Date for such Restricted Payment and (ii) the Collateral Coverage Ratio shall not be less than 3.00 to 1.00 as of the last day of the most recently ended calendar month, and the Administrative Agent shall have received a Borrowing Base Certificate calculated on a pro forma basis as of such applicable Pro Forma Determination Date not later than two (2) Business Days prior to such Restricted Payment.

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6.4 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including in any Joint Venture, except:

(a)                Investments existing on the Closing Date and described in Schedule 6.4 but not including any extensions or increases thereof or additions thereto;

(b)                Investments in Cash and Cash Equivalents;

(c)                equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Borrower or any wholly-owned Guarantor Subsidiary;

(d)                intercompany loans to the extent permitted under Section 6.1(b);

(e)                Investments by any Credit Party in any other Credit Party;

(f)                 Permitted Acquisitions;

(g)                (i) Investments constituting Permitted Non-Recourse Debt Transfers and (ii) other cash Investments for reasonable and customary transaction fees, expenses and reserve account fundings to or for the benefit of any Special Purpose Subsidiaries and the related Permitted Non-Recourse Debt Facilities made in connection with the initial closing thereof or after closing as expressly contemplated thereby, so long as, in each case under this clause (ii), not later than the second (2nd) Business Day prior to any such Investment in excess of $5,000,000 in the aggregate, the Administrative Agent shall have received a Borrowing Base Certificate calculated on a pro forma basis as of the applicable Pro Forma Determination Date for such Investment, and the Borrowers shall be in pro forma compliance with the financial covenants set forth in Section 6.15 as of such applicable Pro Forma Determination Date;

(h)                Investments in the form of loans in the Ordinary Course of Business to Consumers for the repair of the Vehicles subject to the Vehicle Contracts entered into by such Consumers after the closing of such Vehicle Contracts (such loans, “Side Notes);

(i)                 (i) cash Investments by any Credit Party in ACM Insurance in an amount not to exceed the amount the Borrowers reasonably believe in good faith is necessary to appropriately capitalize or otherwise enhance insurance coverage in a manner the Borrowers believe is economically advantageous or as otherwise required pursuant to the rules and regulations of the Arkansas Insurance Department and (ii) intercompany loans to the extent permitted under Section 6.1(r);

(j)                 loans and advances to officers and employees of the Parent and its Subsidiaries for salary, travel expenses, commissions and similar items in the Ordinary Course of Business;

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(k)                prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(l)                 Investments consisting of deposits at financial institutions in the Ordinary Course of Business permitted hereunder;

(m)              Investments in Joint Ventures in an aggregate amount not to exceed $2,500,000 during the term of this Agreement; and

(n)                so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other Investments in an aggregate amount not to exceed $2,500,000 in any fiscal year; provided that no such Investment shall be made in any Non-Guarantor Subsidiary.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.3 without the prior written consent of the Administrative Agent.

6.5 Dispositions of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, Dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, except:

(a)                Inventory sold, leased, licensed or otherwise disposed of in the Ordinary Course of Business;

(b)                Permitted Non-Recourse Debt Transfers;

(c)                disposals of obsolete, worn out or surplus property;

(d)                sales or other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property; provided that (1) such sales or other dispositions are made in the Ordinary Course of Business and (2) the aggregate Fair Market Value of such property being transferred by any Borrower or any of its Subsidiaries is not materially greater than the aggregate Fair Market Value of the property or assets received by such Borrower or such Subsidiary in such exchange;

(e)                abandonment or cancellation of Intellectual Property of de minimis value in the Ordinary Course of Business that does not materially interfere with the ordinary conduct of the business of the Borrowers and their Subsidiaries;

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(f)                 sale and lease-back transactions made in accordance with Section 6.8; and

(g)                Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at Fair Market Value in the case of other non-Cash proceeds), when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are no greater than $5,000,000 in any Fiscal Year; provided that (1) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof (determined in good faith by the Borrowers) and (2) no less than 75% thereof shall be paid in Cash.

6.6 Fundamental Changes; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the Ordinary Course of Business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) (i) any Subsidiary of any Borrower may be merged with or into or amalgamated with any Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred, divided or otherwise disposed of, in one transaction or a series of transactions, to any Borrower or any Guarantor Subsidiary; provided that, in the case of such a merger or amalgamation, such Borrower or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person; (ii) any Subsidiary of any Borrower that is not a Credit Party (other than any Special Purpose Subsidiary) may be merged with or into or amalgamated with, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, subleased, transferred or otherwise disposed of, in one or a series of transactions, to any other Subsidiary that is not a Credit Party; and (iii) any Special Purpose Subsidiary may be dissolved after payment in full of all obligations pursuant to the applicable Non-Recourse Debt Documents; provided that, immediately prior to any such dissolution, any assets held or owned by such

Special Purpose Subsidiary shall have been transferred to the Credit Parties;

(b)	Permitted Acquisitions; and

(c)	other Investments made in accordance with Section 6.4.

6.7           Disposal of Subsidiary Interests. Except for (i) any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.6 and (ii) pledges and encumbrances in connection with Permitted Liens, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly issue, sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.8           Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Credit Party has sold or transferred or is to sell or to transfer to any other Person (other than any Borrower or any of its Subsidiaries), except with respect to any sale and lease-back transactions with respect to Real Estate Assets with an aggregate Fair Market Value not to exceed $5,000,000.

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6.9           Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent on terms that are less favorable to such Credit Party or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between or among any Credit Parties; (ii) reasonable and customary fees paid to members of the board of directors (or similar governing body) of any Credit Parties and their Subsidiaries; (iii) compensation arrangements for officers and other employees of the Parent and its Subsidiaries entered into in the Ordinary Course of Business; (iv) transactions existing on the Closing Date and described in Schedule 6.9; and (v) Permitted Non-Recourse Debt Facilities.

6.10       Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries (other than Special Purpose Subsidiaries) to, engage in any business other than (i) the businesses engaged in by such Credit Party or Subsidiary on the Closing Date and any similar, related or ancillary businesses (ii) Permitted Non-Recourse Debt Transfers and Permitted Non-Recourse Debt Facilities and (iii) such other lines of business as may be consented to by the Administrative Agent.

6.11       No Further Negative Pledge. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness permitted hereby or to be sold in connection with any Disposition permitted under Section 6.5 and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary Course of Business (provided, in each case of clauses (a) and (b), that such restrictions are limited to the property or assets secured by such Liens or the subject of such Disposition or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien granted to the Collateral Agent pursuant to the terms of the Credit Documents.

6.12       Amendments of Organizational Documents, Material Contracts, Junior Indebtedness.

(a)         No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement, consent or other modification to, or waiver of, any of its Organizational Documents after the Closing Date in a manner materially adverse to the interest of the Agents or the Lenders without in each case obtaining the prior consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) to such amendment, restatement, supplement or other modification or waiver.

(b)        No Credit Party shall, nor shall it permit any of its Subsidiaries (other than Special Purpose Subsidiaries) to, amend or otherwise change the terms of any Material Contract in a manner materially adverse to the interest of the Agents or the Lenders without in each case obtaining the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) to such amendment or change.

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(c)         No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Junior Indebtedness in a manner materially adverse to the interest of the Agents or the Lenders without in each case obtaining the prior written consent of the Administrative Agent to such amendment or change.

6.13 Payments of Earn-Out Obligations and Other Junior Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including covenant or legal defeasance), sinking fund or similar payment with respect to any Junior Indebtedness, except:

(a)                regularly scheduled payments of interest in kind (and not cash); and

(b)                payments in respect of any Permitted Earn-Out Obligations, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving pro forma effect thereto, the Borrowers shall be in compliance with the financial covenants set forth in Section 6.15 as of the applicable Pro Forma Determination Date for such payment, and the Administrative Agent shall have received a Borrowing Base Certificate calculated on a pro forma basis as of such applicable Pro Forma Determination Date not later than two (2) Business Days prior to such payment.

6.14            Accounting Method. No Credit Party shall, nor shall it permit any of its Subsidiaries to, modify or change its Fiscal Year or Fiscal Quarter or its method of accounting (other than as may be required to conform to GAAP).

6.15            Financial Covenants.

(a)                Minimum Liquidity. The Borrowers shall not permit Liquidity to be less than $30,000,000 at any time.

(b)                Minimum Collateral Coverage Ratio. The Borrowers shall not permit the Collateral Coverage Ratio to be less than 1.50 to 1.00 as of the last day of any calendar month (or the last day of any calendar week during any Additional Reporting Period).

6.16           Non-Recourse Debt Documents. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend, modify or otherwise change the terms of any Non-Recourse Debt Document in a manner (i) that would cause the related Permitted Non-Recourse Debt Facility to fail to satisfy the conditions set forth in the definition of “Permitted Securitization” or “Permitted Warehouse Facility”, as applicable, or (ii) that would result in a Borrowing Base Deficiency, in each case without the prior written consent of the Administrative Agent, unless such amendment, modification or change is required by applicable law or regulatory guidance. The Borrowers shall provide the Administrative Agent with copies of each amendment, modification or other change to the terms of any Non-Recourse Debt Document promptly following the execution thereof.

6.17           Credit Guidelines. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend, modify or otherwise change the Credit Guidelines in any manner that would be adverse to the interests of the Agents or the Lenders (excluding, for the avoidance of doubt, any changes resulting from dynamic pricing) without providing prompt written notice thereof to the Administrative Agent. For the avoidance of doubt, the Credit Parties (i) may divide the Credit Guidelines into two or more separate policies (e.g., one addressing credit criteria and one addressing collection criteria) so long as such separate policies, taken as a whole, cover the guidelines set forth in the Credit Guidelines prior to such division and (ii) may adopt and update procedures and operational guidance from time to time to implement the Credit Guidelines, and such procedures and operational guidance shall not be deemed to constitute Credit Guidelines.

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6.18           Charge-Off Policy and Reporting Methodology. Other than as required by applicable law, regulatory guidance or a change in GAAP, no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend, modify or otherwise change (a) the Charge-Off Policy or (b) the methodology employed by the Parent and its Subsidiaries in preparing its accounting and financial reports relating to the presentation of (i) the delinquency of Vehicle Contracts, (ii) the repossession of Vehicles, (iii) the charge-off of delinquent Vehicle Contracts, and (iv) the unearned insurance commissions and dealer discounts from the methodology employed by the Parent and its Subsidiaries as of the Closing Date in any manner that materially and adversely changes the consistency of the information with respect to such items, from time to time, provided to the Administrative Agent, in each case, without obtaining the prior written consent of the Administrative Agent.

6.19           Vehicle Contract Forms. No Credit Party shall, nor shall it permit any of its Subsidiaries to, use or acquire in its business Vehicle Contracts which are not on the printed forms that were previously made available to the Administrative Agent, and the Borrowers shall not change or vary the printed forms of such Vehicle Contracts in any manner that materially and adversely affects the Agents or the Lenders without providing prompt written notice thereof to the Administrative Agent; provided that, in any event, any change or variation to the Vehicle Contracts shall be in accordance with all applicable Laws.

6.20           [Reserved].

6.21           Purchase and Sale of Vehicle Contracts. Colonial shall not purchase Vehicle Contracts from any Person except ACM and TCM without the prior written consent of the Administrative Agent, and ACM and TCM shall not sell any Vehicle Contract to any Person except Colonial without the prior written consent of the Administrative Agent.

6.22           Permitted Activities of Disregarded Subsidiary. The Disregarded Subsidiary shall not conduct any material business, other than its business as a captive insurance subsidiary in accordance in all material respects with the rules and regulations of the Arkansas Insurance Department. The Disregarded Subsidiary shall not own or acquire any material assets, except as necessary to appropriately capitalize or otherwise enhance insurance coverage in a manner the Borrowers believe is economically advantageous or as otherwise required pursuant to the rules and regulations of the Arkansas Insurance Department. The Disregarded Subsidiary shall not have or incur any Indebtedness or have or create or suffer to exist any Lien on any of its properties or assets.

6.23           Permitted Activities of Special Purpose Subsidiaries. No Special Purpose Subsidiary shall engage in any activities other than financing, acquiring, owning, pledging and managing Non-Recourse Debt Vehicle Contracts and other related assets in accordance with the Non-Recourse Debt Documents governing any Permitted Non-Recourse Debt Facilities and such other customary activities that are related or incidental thereto. No Special Purpose Subsidiary shall violate in any material respect the “special purpose provisions” set forth in such Special Purpose Subsidiary’s Organizational Documents, and no Non-Recourse Debt Facilities Holdco shall fail to maintain at least one independent director in accordance with its Organizational Documents; provided that if such independent director resigns, dies or becomes incapacitated, such Non-Recourse Debt Facilities Holdco shall have a period of thirty (30) days after notice of such resignation, death or incapacitation to appoint a new independent director, and no “material action” (within the meaning of the related Organizational Documents) shall be taken by such Non-Recourse Debt Facilities Holdco prior to such appointment.

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6.24           Permitted Activities of Parent. The Parent shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement and the other Credit Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of Colonial, ACM, ACM Insurance and AFI, (ii) performing its obligations and activities incidental thereto under the Credit Documents and (iii) making Restricted Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Colonial, ACM, ACM Insurance and AFI; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.25           Adverse Selection. In selecting Vehicle Contracts to be sold to the Special Purpose Subsidiaries pursuant to the Permitted Non-Recourse Debt Facilities, the Borrowers shall not use any adverse selection procedures or other selection criteria that would adversely affect the Borrowers, the Borrowing Base or the Collateral (acting in good faith and consistent with past practice and taking into account other applicable eligibility criteria and concentration limits that exist with respect to such Permitted Non-Recourse Debt Facilities).

SECTION 7. GUARANTY

7.1        Guaranty of the Obligations. Subject to the provisions of Section 7.2, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent, for the benefit of the Beneficiaries, the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2        Contribution by Guarantors. All Guarantor Subsidiaries desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor Subsidiary is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

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7.3        Payment by Guarantors. Subject to Section 7.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower becoming the subject of a case under Debtor Relief Laws, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

7.4        Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than Payment in Full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)             This Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety.

(b)            The Administrative Agent may enforce this Guaranty upon the occurrence of any Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default.

(c)             The obligations of each Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions.

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(d)            Payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations.

(e)             Any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents.

(f)             This Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, of any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or of such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

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7.5               Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries, (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than Payment in Full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith (excluding behavior of the Agents); (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrowers and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

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7.6               Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly Paid in Full in Cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been indefeasibly Paid in Full in Cash, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7               Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after any Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8               Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9               Authority of the Guarantors or the Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

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7.10           Financial Condition of the Borrowers. Any Loan may be continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrowers at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and their ability to perform their obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by any Beneficiary.

7.11           Bankruptcy, Etc.

(a)                So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior consent of the Administrative Agent acting pursuant to the instructions of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower or any of its Subsidiaries of any portion of such Guaranteed Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower or any of its Subsidiaries, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be Disposed of (including by merger or consolidation but, for clarity, excluding by amalgamation) to any Person that is not a Credit Party in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Disposition.

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SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a)         Failure to Make Payments When Due. Failure by the Borrowers to pay (i) when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) within three (3) Business Days after the date due, any interest on any Loan, any fee or any premium (including any Prepayment Premium); or (iii) within thirty (30) days after the date due or after written request therefor, any other amount due hereunder; or

(b)        Default in Other Agreements. (i) Failure of any Credit Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Material Indebtedness (other than Indebtedness referred to in Section 8.1(a) or 8.1(p)), in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Material Indebtedness or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or an agent or a trustee on behalf of such holder or holders) to cause, that Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)         Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, Section 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(f), 5.1(k) or 5.1(l), Section 5.2, Section 5.4(b), Section 5.6, Section 5.13, Section 5.14, Section 5.19, Section 5.21 or Section 6; or

(d)        Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; provided that it shall not be considered an Event of Default if such representation, warranty, certification or other statement is capable of being cured and it is so cured within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by the Borrowers of notice from the Administrative Agent or any Lender of such default; or

(e)         Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or in any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by the Borrowers of notice from the Administrative Agent or any Lender of such default; or

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(f)         Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any of its Subsidiaries in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any of its Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)        Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any Credit Party or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party or any of its Subsidiaries, or any committee thereof, shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)        Judgments and Attachments; Proceedings. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $10,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i)          Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)          Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Code or ERISA or a material violation of Section 436 of the Code; or

(k)        Change of Control. A Change of Control shall occur; or

(l)          Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the Payment in Full of the Obligations or as a result of any action taken by any Agent or any Lender (or failure to take any action required hereunder) or otherwise as a result of a material breach of this Agreement by any Agent or any Lender, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or Payment in Full of the Obligations in accordance with the terms hereof or as a result of any action taken by any Agent or any Lender (or failure to take any action required hereunder) or otherwise as a result of a material breach of this Agreement by any Agent or any Lender) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of any Agent or any other Secured Party to take any action within its control (or as a result of any action taken by any Agent or other Secured Party), (iii) any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to any future advances by the Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents or (iv) the Obligations shall cease to constitute First Priority obligations of the Credit Parties; or

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(m)      Subordinated Indebtedness. Any Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the documents governing such Subordinated Indebtedness, or any Credit Party or any Affiliate of any Credit Party shall take any action in violation of or contest in any manner the validity or enforceability of the applicable subordination provisions with respect to such Subordinated Indebtedness; or

(n)        Indictments. Any Credit Party or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Credit Party’s business or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material property or any Collateral; or

(o)        Regulatory Event. A Level Two Regulatory Event occurs, and such Level Two Regulatory Event (i) remains unvacated, undischarged, unbonded or unstayed by appeal or otherwise for a period of sixty (60) days from the date of its entry or (ii) is reasonably likely to have a Material Adverse Effect; or

(p)        Non-Recourse Debt Facilities Events. Any “servicer termination event”, “event of default” or “termination event” (or words of like import) or any other event that would permit the exercise of remedies against the related collateral or a replacement of the related Non-Recourse Debt Facilities Servicer shall occur with respect to any Permitted Non-Recourse Debt Facility and the same continues beyond any applicable notice and/or cure period and has not been waived or cured in accordance with the terms thereof;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or Section 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Borrowers by the Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium (including the Prepayment Premium) on the Loans, and (II) all other Obligations; and (B) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents.

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8.2 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, upon the occurrence and during the continuance of any Event of Default and after the acceleration of the principal amount of any of the Loans hereunder, any and all payments received by any Agent, including proceeds of Collateral, shall be applied:

(i)                 first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Backup Servicer and the Successor Servicer (including reasonable and documented legal fees of counsel to the Backup Servicer and the Successor Servicer, as applicable) under this Agreement or with respect to the Collateral under the Backup Servicing Agreement or the Servicing Agreement, as applicable;

(ii)               second, to all fees, costs, indemnities, liabilities, obligations and expenses (including any Protective Advances) incurred by or owing to the Administrative Agent and the Collateral Agent (including reasonable and documented legal fees of counsel to the Agents) with respect to this Agreement, the other Credit Documents or the Collateral;

(iii)             third, to all fees, premiums (including the Prepayment Premium), costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Credit Documents or the Collateral;

(iv)              fourth, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of Debtor Relief Laws, would have accrued on such amounts);

(v)                fifth, to the principal amount of the Obligations;

(vi)              sixth, to any other Indebtedness or obligations of any Credit Party owing to any Agent, any Lender or any other Secured Party under the Credit Documents for which the Administrative Agent has received notice of such Obligations as being outstanding; and

(vii)            seventh, to the Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

8.3       Borrowers’ Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1:

(a)         For the purpose of determining whether an Event of Default under Section 8.1(a) has occurred resulting solely from any failure to pay any mandatory prepayment under Section 2.10(e) as a result of a Borrowing Base Deficiency (a “Borrowing Base Deficiency Payment Default”), the Borrowers may on one or more occasions use any portion of the net cash proceeds from a sale or issuance of common stock of the Parent or any cash contribution to the common stock of the Parent (so long as all such net cash proceeds shall have been deposited into a Collection Account) (the “Cure Amount”) to cure such Borrowing Base Deficiency Payment Default; provided that (i) the Borrowers shall have provided written notice to the Administrative Agent stating its good faith intention to exercise its right set forth in this Section 8.3 (the “Cure Notice”) on the date of such Borrowing Base Deficiency Payment Default and (ii) such amounts to be designated are actually received by the Borrowers and used to cure such Borrowing Base Deficiency Payment Default on or prior to the fifth (5th) Business Day after the date of such Borrowing Base Deficiency Payment Default (the “Cure Expiration Date”).

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(b)        In furtherance of Section 8.3(a), (i) upon actual receipt and designation of the Cure Amount by the Borrowers and cure of the applicable Borrowing Base Deficiency Payment Default, Section 8.1(a) shall be deemed complied with in respect of such Borrowing Base Deficiency Payment Default with the same effect as though there had been no failure to comply with Section 8.1(a) in respect of such Borrowing Base Deficiency Payment Default, and any Event of Default under Section 8.1(a) in respect of such Borrowing Base Deficiency Payment Default shall be deemed not to have occurred for purposes of the Credit Documents, and (ii) upon delivery to the Administrative Agent prior to the Cure Expiration Date of the Cure Notice, neither any Agent nor any Lender may exercise any rights or remedies under Section 8.1 (or under any other Credit Document) solely on the basis of such Borrowing Base Deficiency Payment Default until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated and such Borrowing Base Deficiency Payment Default having been cured.

(c)         (i) In each period of four (4) consecutive Fiscal Quarters, there shall be not more than two (2) Fiscal Quarters in which the cure right set forth in this Section 8.3 is exercised, and (ii) during the term of this Agreement, the Borrowers may not exercise the cure right set forth in this Section 8.3 more than five (5) times in the aggregate.

SECTION 9. AGENTS

9.1        Appointment of Agents. Silver Point is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes Silver Point to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower or any of its Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

9.2        Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein.

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9.3        General Immunity.

(a)         No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the terms, conditions, provisions, covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Credit Party or a Lender.

(b)        Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received written instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) no Agent shall be subject to any fiduciary or implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (ii) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it in good faith (and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts); (iii) no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as any Agent or any of its Affiliates in any capacity; and (iv) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other number or percentage of the Lenders as may be required, or as such Agent may believe in good faith to be required under the circumstances, to give such instructions under Section 10.5).

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(c)         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any such Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder, if applicable. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders.

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9.5 Lenders’ Representations, Warranties and Acknowledgment. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrowers and their Subsidiaries in connection with the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrowers and their Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify, pay and hold harmless the Administrative Agent and the Collateral Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or the Collateral Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that (i) in no event shall this sentence require any Lender to indemnify the Administrative Agent or the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof, and (ii) this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent or the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, each Lender’s Pro Rata Share shall be according to each Lender’s Pro Rata Share in effect on the date on which indemnification is sought under this Section 9.6; provided that if all Commitments have been terminated and all Obligations have been paid in full, then each Lender’s Pro Rata Share shall be determined as of the date immediately preceding the date that all such Obligations were paid in full.

9.7 Successor Administrative Agent and Collateral Agent.

(a) The Administrative Agent shall have the right to resign at any time by giving prior notice thereof to the Lenders and the Borrowers. The retiring Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrowers and the Requisite Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrowers and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, or in the case of any removal of the Administrative Agent, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Borrowers, to appoint a successor Administrative Agent. If neither the Requisite Lenders nor the retiring Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Requisite Lenders or the retiring Administrative Agent, any collateral security held by the Administrative Agent in its role as the Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee and gratuitous bailee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Silver Point as the Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation of Silver Point as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

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(b) In addition to the foregoing, the Collateral Agent may resign at any time by giving prior notice thereof to the Lenders and the Borrowers. The Administrative Agent shall have the right to appoint a financial institution to act as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrowers and the Requisite Lenders, and the Collateral Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrowers and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Borrowers, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by the Requisite Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee and gratuitous bailee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

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9.8 Collateral Documents and Guaranty.

(a)                Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents.

(b)                Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent, the Collateral Agent and each other Secured Party hereby agree that (i) no Secured Party (other than the Agents) shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the other Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or the Lenders in its or their respective individual capacities), shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)                [Reserved].

(d)                Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary herein or in any other Credit Document, the Secured Parties hereby irrevocably agree that the Liens granted by the Credit Parties on any Collateral shall be automatically released (i) in full upon Payment in Full, (ii) upon the sale or other transfer of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder (including, for the avoidance of doubt, in connection with any Permitted Non-Recourse Debt Transfers or Permitted Non-Recourse Debt Facilities)) to any Person other than another Credit Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty (in accordance with the following sentence), (iv) as required by the Collateral Agent to effect any sale, transfer or other disposition of such Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (v) to the extent such Collateral otherwise becomes Excluded Property (as defined in the Security Agreement). Additionally, and notwithstanding anything to the contrary herein or in any other Credit Document, the Secured Parties hereby irrevocably agree that the Guarantors shall be released from the Guaranties upon consummation of any transaction permitted hereunder resulting in such Person ceasing to constitute a Credit Party or otherwise becoming an Excluded Subsidiary. The Secured Parties hereby authorize the Agents to (and the Agents agree to, upon the request and at the expense of the Credit Parties) execute and deliver any instruments, documents, consents, acknowledgements and agreements necessary or reasonably requested by any Credit Party to evidence or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.8(d), all without the further consent or joinder of any other Secured Party. Any representation, warranty or covenant contained in any Credit Document relating to any such released Collateral or Guarantor shall no longer be deemed to be repeated. Notwithstanding anything to the contrary contained herein or in any other Credit Document, upon request of the Borrowers in connection with any Liens permitted by the Credit Documents, the Agents shall (without notice to, or vote or consent of, any other Secured Party) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien expressly permitted hereunder to be senior to the Liens in favor of the Collateral Agent.

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(e)                No Responsibility. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.9 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due to the Administrative Agent under Sections 2.19, 10.2 and 10.3 allowed in such judicial proceeding); and

(c)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.19, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.19, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Posting of Communications to Platform.

(a)         Each Credit Party and each of the Lenders agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to such Lender by posting the Communications on IntraLinks or SyndTrak or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (each such system, a “Platform”). Each Credit Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Credit Party hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

(b)        EACH PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF ANY PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR ANY PLATFORM. IN NO EVENT SHALL ANY AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY OTHER CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ OR THE AGENTS’ TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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(c)         Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to a Platform shall constitute effective delivery of the Communications to such Lender for purposes of Section 10.1. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(d)        Nothing in this Section 9.10 shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(e)         Each of the Lenders and each Credit Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

9.11            Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Requisite Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Requisite Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 9.2 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding such Secured Party (and/or any designee of such Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

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9.12            Erroneous Payments.

(a)         Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its reasonable discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof) (provided that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make such demand with respect to an Erroneous Payment unless such demand is made within five (5) Business Days after the date of receipt of such Erroneous Payment by the applicable Lender), such Lender shall promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender under this Section 9.12(a) shall be conclusive, absent manifest error.

(b)        Without limiting Section 9.12(a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent in accordance with Section 9.12(a), it shall promptly, but in all events no later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

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(c)         Each Borrower and each other Credit Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 9.12), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Credit Party.

(d)        In addition to any rights and remedies of the Administrative Agent provided by law, the Administrative Agent shall have the right, with prior written notice to any Lender, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 9.12 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any Affiliate, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by the Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(e)         Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

SECTION 10. MISCELLANEOUS

10.1 Notices.

(a)         Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to the Credit Parties, the Agents, the Backup Servicer or the Successor Servicer shall be sent, in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to such Person at its address as set forth on Appendix B or in the other relevant Credit Document or at such other address as shall be notified in writing (x) in the case of the Credit Parties, the Administrative Agent or the Collateral Agent, to the other parties, (y) in the case of any Lender, to the Administrative Agent and (z) in the case of all other parties, to the Borrowers and the Administrative Agent.

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(b)        Effectiveness of Notice. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to a Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Platform, website or other device (to the extent permitted by Section 9.10 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to such Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided that notices and communications to any Agent shall not be effective until received by such Agent and all notices from or to a Credit Party shall be sent through the applicable Agent.

(c)         Use of Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clauses (a) and (b) above be followed) and any other provision in this Agreement or any other Credit Document providing for the delivery of any Communication by any other means, the Credit Parties shall deliver all Communications to the Administrative Agent by properly transmitting such Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to such electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrowers. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any of the Lenders to deliver any Communication to any Credit Party in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree, jointly and severally, to pay promptly (a) all the reasonable costs and expenses incurred by the Agents and the Backup Servicer in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrowers and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to the Agents and the Backup Servicer in connection with the negotiation, preparation, delivery, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrowers; (d) all the reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to the Agents and of counsel providing any opinions that any Agent may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other reasonable costs and out-of-pocket expenses incurred by the Agents and the Backup Servicer in connection with the syndication of the Loans and the Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; and (h) if any Event of Default has occurred and is continuing, all out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent, the Backup Servicer, the Successor Servicer and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

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10.3	Indemnity; Limitation of Liability.

(a) Indemnity. In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party, jointly and severally, agrees to defend (subject to the Indemnitees’ selection of counsel), indemnify, pay and hold harmless each Agent, the Backup Servicer, the Successor Servicer and their respective Affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, shareholders, attorneys, controlling persons, agents, sub-agents and each of their respective heirs, successors and assigns (each, an “Agent Indemnitee”) and each Lender and its Affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, shareholders, attorneys, controlling persons, agents, sub-agents and each of their respective heirs, successors and assigns (each, a “Lender Indemnitee”, and together with each Agent Indemnitee, the “Indemnitees” and each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to (i) any Indemnified Liabilities of such Indemnitee to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) claims brought by a Lender Indemnitee solely against another Lender Indemnitee and not arising out of any act or omission of any Credit Party or any of their respective Affiliates other than claims against any Agent (or any of their respective Affiliates) in fulfilling their respective roles as Agent or any similar role in respect of the Loans. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim asserted against any Indemnitee.

(b)	Limitation of Liability.

(i)     To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that such waiver of special, indirect, consequential or punitive damages shall not limit the indemnification obligations of the Credit Parties under this Section 10.3.

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(ii)   Each Credit Party also agrees that no Lender Indemnitee or Agent Indemnitee will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender Indemnitee or Agent Indemnitee in performing its obligations under this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that in no event will such Lender Indemnitee or Agent Indemnitee have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender Indemnitee’s or Agent Indemnitee’s activities related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender is hereby authorized by each Credit Party at any time or from time to time, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder. The rights of each Lender and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have.

10.5	Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 2.15(b) and 2.15(c) and to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the concurrence of the Requisite Lenders (or the Administrative Agent at the direction of the Requisite Lenders).

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(b) Affected Lenders’ Consent. Without the consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)                 extend the scheduled final maturity of any Loan or Note of such Lender;

(ii)               extend any Commitment of such Lender;

(iii)             waive, reduce or postpone any scheduled repayment (but not prepayment) owed to such Lender;

(iv)              reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) of such Lender;

(v)                extend the time for payment of any such interest owed to such Lender;

(vi)              reduce the principal amount of any Loan of such Lender;

(vii)            amend, modify, terminate or waive any provision of this Section 10.5(b),Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)          amend Section 8.2 or the definition of “Requisite Lenders” or the relevant substance of any other provision in this Agreement referencing the pro rata share of a Lender (including the definition of “Pro Rata Share”);

(ix)              release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release);

(x)                consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document; or

(xi)              amend the definition of “Eligible Assignee” or change any provision of Section 10.6 in any manner that makes assignments or transfers by any Lender more restrictive;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix), (x) and (xi).

(c)         Other Consents.

(i) No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable. In the event an amendment to this Agreement or any other Credit Document is effected without the consent of any Agent (to the extent permitted hereunder) and to which the Administrative Agent or the Collateral Agent is not a party, the Borrowers shall promptly furnish a copy of such amendment to such Agent.

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(ii) No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify or waive any express right of the Backup Servicer or, upon the appointment thereof, the Successor Servicer under the Credit Documents, or increase the obligations or impose additional duties on the Backup Servicer or, upon the appointment thereof, the Successor Servicer under the Credit Documents, without the consent of the Backup Servicer or the Successor Servicer, as applicable. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of the Backup Servicer or the Successor Servicer. In the event of an amendment to this Agreement, the Borrowers shall promptly furnish a copy of such amendment to the Backup Servicer or the Successor Servicer, as applicable.

(d)        Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)         Corrections. Notwithstanding anything to the contrary contained in this Section 10.5, the Administrative Agent and the Borrowers may amend or modify this Agreement and any other Credit Document to (i) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional assets or property for the benefit of the Secured Parties or join additional Persons as Credit Parties, and (ii) if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.

10.6 Successors and Assigns; Participations.

(a)         Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Register. The Borrowers, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, and prompt notice thereof shall be provided to the Borrowers and a copy of such Assignment Agreement shall be maintained by the Administrative Agent. The date of such recordation of a transfer in the Register shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

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(c)         Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to any Eligible Assignee upon the giving of prior written notice to the Borrowers and the Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement, (i) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Eligible Assignees and (ii) the Borrowers and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is an Eligible Assignee and that the Administrative Agent shall have no liability with respect to any assignment or participation made to an entity that is not an Eligible Assignee.

(d)        Mechanics. Assignments and assumptions of Loans and Commitments by the Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent, in addition to such Assignment Agreement, such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver for compliance with applicable “know-your-customer” requirements under the PATRIOT ACT, or otherwise required to be delivered pursuant to Section 2.17(f), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee which is already a Lender or is an Affiliate or Related Fund of a Lender) by the assignee or assignor.

(e)         Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

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(f)         Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g)        Participations.

(i)                 Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments or Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrowers, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, each Credit Party and each Lender hereby acknowledges and agrees that no Agent, in its capacity as such, shall have any responsibility for maintaining any Participant Register.

(ii)               The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

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(iii)             The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in applicable law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such participant agrees to be subject to Section

2.14 as though it were a Lender.

(h)                Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender, as between the Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and (ii) in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)                 Silver Point Related Entities. Unless an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred, (i) no assignment or participation by any Lender that is a Silver Point Related Entity shall be permitted if, as a result thereof, the Silver Point Related Entities shall, collectively, hold less than 50.1% of the aggregate Exposure of all Lenders (excluding any Commitments or Loans that are subject to participations to any Person that is not a Silver Point Related Entity) and (ii) the Silver Point Related Entities shall, collectively, hold no less than 50.1% of the aggregate Exposure of all Lenders (excluding any Commitments or Loans that are subject to participations to any Person that is not a Silver Point Related Entity) at any time. For purposes of this Section 10.6(i), “Silver Point Related Entities” means, collectively, Silver Point, its Affiliates and its and its Affiliates’ Related Funds that are managed by Silver Point.

10.7    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

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10.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Loans. Notwithstanding anything herein or implied by law to the contrary, (i) the agreements of each Credit Party set forth in Sections 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document, the termination of the Commitments and the termination hereof and any resignation or replacement of the Administrative Agent and (ii) the agreements of the Lenders set forth in Section 10.17 shall survive the payment of the Loans and the termination hereof for a period of two (2) years after such termination.

10.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10                        Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or Lender enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.11                        Severability. In case any provision in or obligation under any Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12                        Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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10.13                        Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14                        APPLICABLE LAW. THIS AGREEMENT, EACH OTHER CREDIT DOCUMENT THAT DOES NOT EXPRESSLY SET FORTH ITS APPLICABLE LAW, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15                        CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR TO ANY OTHER CREDIT DOCUMENTS, OR TO ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE CITY AND COUNTY OF NEW YORK IN THE STATE OF NEW YORK OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK IN THE STATE OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

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10.16                        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17                        Confidentiality. Each Agent and each Lender shall hold all Non-Public Information regarding the Credit Parties, their Affiliates and their businesses identified as such by the Borrowers and obtained by such Agent or such Lender pursuant to the requirements of the Credit Documents in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrowers that, in any event, the Agents may disclose such information to the Lenders, and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors, leverage facility providers, current and prospective limited partners and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by such Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Borrowers promptly thereof to the extent not prohibited by law), and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners). In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary herein, no Agent or Lender may place promotional materials on the Internet or World Wide Web in any form or fashion or otherwise describing the name and logo of the Credit Parties (or any of them), and the type of financial accommodations provided hereunder, or refer to, use or place any information with respect to the Parent or any of its Subsidiaries in any marketing materials or submissions of any form or fashion, in each case without the consent of the Borrowers.

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10.18                        Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrowers and the Administrative Agent of notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.19                        [Reserved].

10.20                        PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.21                        Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.22                        No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

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10.23                        Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto, the Backup Servicer and the Successor Servicer (solely with respect to Sections 2.19, 8.2, 10.2, 10.3 and 10.5), any other Secured Party and, in each case, their respective successors and permitted assigns, any benefit or any legal or equitable right, remedy or claim under this Agreement.

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ANNEX II

Milestone Schedule

[***]*

* This schedule or annex has been omitted in accordance with Item 601(a)(5) of Regulation S-K as it does not contain information material to an investment or voting decision.